Exhibit 10.1

Execution Version

CREDIT AGREEMENT

dated as of May 22, 2018

among

RDC HOLDINGS LUXEMBOURG S.à R.L.

as Borrower,

ROWAN COMPANIES PLC,

as Parent,

THE LENDERS PARTY HERETO FROM TIME TO TIME

as Lenders,

THE ISSUING LENDERS PARTY HERETO FROM TIME TO TIME

as Issuing Lenders,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Administrative Agent, an Issuing Lender and Swingline Lender,

and

CITIBANK, N.A., DNB BANK ASA, NEW YORK BRANCH, BANK OF AMERICA, N.A., BARCLAYS BANK PLC and MUFG BANK, LTD.
as Co-Syndication Agents

$955,000,000

WELLS FARGO SECURITIES, LLC, CITIGROUP GLOBAL CAPITAL MARKETS, INC., DNB MARKETS, INC., Merrill Lynch, Pierce, Fenner & Smith Incorporated, BARCLAYS BANK PLC and MUFG BANK, LTD.
as Co-Lead Arrangers and Joint Bookrunners

Article I	DEFINITIONS AND ACCOUNTING TERMS	1

1.1	Certain Defined Terms	1
1.2	Accounting Terms; Changes in GAAP	33
1.3	Classes and Types of Advances	33
1.4	Other Interpretive Provisions	33
1.5	Letter of Credit Amounts	34
1.6	Rates; Currency Equivalents	34
1.7	Luxembourg Terms	34

Article II	CREDIT FACILITIES	35

2.1	Commitments	35
2.2	Evidence of Indebtedness	37
2.3	Letters of Credit	37
2.4	Swingline Advances	45
2.5	Borrowings; Procedures and Limitations	48
2.6	Prepayments	52
2.7	Repayment	53
2.8	Fees	54
2.9	Interest	55
2.10	Illegality	56
2.11	Breakage Costs	56
2.12	Increased Costs	57
2.13	Payments and Computations	59
2.14	Taxes	61
2.15	Designated Lender	65
2.16	Mitigation Obligations; Replacement of Lenders	65
2.17	Defaulting Lenders	66
2.18	Cash Collateral	69

Article III	CONDITIONS PRECEDENT	70

3.1	Conditions Precedent to Effectiveness	70
3.2	Conditions Precedent to Each Credit Extension	74

Article IV	REPRESENTATIONS AND WARRANTIES	75

4.1	Organization	75
4.2	Authorization	76
4.3	Enforceability	76
4.4	Financial Condition; No Material Adverse Change; Solvency	76
4.5	Ownership and Liens	76
4.6	True and Complete Disclosure	77
4.7	Litigation	77
4.8	Compliance with Agreements	77
4.9	Pension Plans	77
4.10	Environmental Condition	78
4.11	[Reserved.]	78

-i-

4.12	Investment Company Act	78
4.13	Taxes	79
4.14	Permits, Licenses, etc.	79
4.15	Use of Proceeds	79
4.16	Condition of Property; Casualties	79
4.17	Insurance	80
4.18	Sanctions, Anti-Corruption Laws, Etc.	80
4.19	Obligations Pari Passu	81
4.20	EEA Financial Institutions	81
4.21	Centre of Main Interests	81
4.22	Domiciliation Law	81
4.23	Beneficial Ownership Certification	81

Article V	AFFIRMATIVE COVENANTS	81

5.1	Organization	81
5.2	Reporting	82
5.3	Insurance	86
5.4	Compliance with Laws	86
5.5	Taxes	86
5.6	Additional Guarantors	86
5.7	Records; Inspection	88
5.8	Maintenance of Property	88
5.9	[Reserved.]	88
5.10	Centre of Main Interests	88
5.11	Domiciliation law	88
5.12	Post-Closing Guaranties	88
5.13	KYC and Beneficial Ownership Regulation Documentation	89

Article VI	NEGATIVE COVENANTS	89

6.1	Debt	89
6.2	Liens	92
6.3	Restricted Payments; Debt Redemptions	93
6.4	[Reserved.]	96
6.5	Burdensome Agreements	96
6.6	Use of Proceeds; Use of Letters of Credit	96
6.7	Corporate Actions; Fundamental Changes	97
6.8	Sale of Assets	98
6.9	Investments	99
6.10	Affiliate Transactions	101
6.11	Line of Business	101
6.12	Compliance with ERISA	101
6.13	Limitation on Accounting Changes or Changes in Fiscal Periods	101
6.14	Hedging Arrangements	101
6.15	Financial Covenants	102

-ii-

Article VII	DEFAULT AND REMEDIES	102

7.1	Events of Default	102
7.2	Optional Acceleration of Maturity	104
7.3	Automatic Acceleration of Maturity	105
7.4	Set-off	106
7.5	Remedies Cumulative, No Waiver	106
7.6	Application of Payments	106

Article VIII	THE ADMINISTRATIVE AGENT AND ISSUING LENDERS	107

8.1	Appointment and Authority	107
8.2	Rights as a Lender	107
8.3	Exculpatory Provisions	108
8.4	Reliance by Administrative Agent and the Issuing Lenders	109
8.5	Delegation of Duties	109
8.6	Resignation of Administrative Agent	109
8.7	Non-Reliance on Administrative Agent and Other Lenders	111
8.8	No Other Duties, etc.	111
8.9	Indemnification	111
8.10	Administrative Agent May File Proofs of Claim	112
8.11	Guaranty Matters	113
8.12	Certain ERISA Matters	113

Article IX	MISCELLANEOUS	115

9.1	Expenses; Indemnity; Damage Waiver	115
9.2	Waivers and Amendments	117
9.3	Severability	119
9.4	Survival of Representations and Obligations	119
9.5	Successors and Assigns Generally	119
9.6	Lender Assignments and Participations	120
9.7	Notices, Etc.	124
9.8	Confidentiality	125
9.9	Usury Not Intended	126
9.10	Usury Recapture	127
9.11	Payments Set Aside	127
9.12	Governing Law; Submission to Jurisdiction	127
9.13	Execution	128
9.14	Waiver of Jury	128
9.15	USA PATRIOT ACT Notice	129
9.16	No Fiduciary Duty	129
9.17	Judgment Currency	130
9.18	Appointment of Process Agent	130
9.19	Keepwell	130
9.20	Acknowledgement and Consent to Bail-In of EEA Financial Institutions	131

-iii-

EXHIBITS:

Exhibit A	–	Assignment and Acceptance
Exhibit B	–	Compliance Certificate
Exhibit C	–	Guaranty
Exhibit D	–	Notice of Borrowing
Exhibit E	–	Notice of Conversion or Continuation
Exhibit F	–	U.S. Tax Compliance Certificates
Exhibit G	–	Letter of Credit Request

SCHEDULES:

Schedule I	–	Pricing Schedule
Schedule II	–	Revolving Commitments
Schedule III	–	Existing Letters of Credit
Schedule IV	–	Letter of Credit Sublimits
Schedule V	–	Notice Information
Schedule 6.1(b)	–	Existing Debt
Schedule 6.2	–	Existing Liens
Schedule 6.9(k)	–	Existing ARO JV Investments

-iv-

CREDIT AGREEMENT

This CREDIT AGREEMENT dated as of May 22, 2018 (the “Agreement”) is among (a) RDC Holdings Luxembourg S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 167.417 (the “Borrower”), Rowan Companies plc, an English public limited company (the “Parent”), (b) the Lenders and Issuing Lenders (each as defined below), and (c) Wells Fargo Bank, National Association, as Swingline Lender, an Issuing Lender, and as the Administrative Agent (each as defined below) for the Lenders.

The Borrower has requested that the Lenders, the Issuing Lenders, and the Swingline Lender extend credit to it from time to time subject to the terms of this Agreement; and

The Lenders, the Issuing Lenders, and the Swingline Lender are willing to make available to the Borrower such credit upon the terms and conditions as set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

1.1         Certain Defined Terms. As used in this Agreement (including in the introduction), the defined terms set forth in the recitals above shall have the meanings set forth above and the following terms shall have the following meanings:

“4.75% Notes” means the $400,000,000 aggregate principal amount of the 4.75% Senior Notes due 2024 issued pursuant to the Indenture (together with any notes of such series issued in substitution or exchange therefor).

“4.875% Notes” means the $700,000,000 aggregate principal amount of the 4.875% Senior Notes due 2022 issued pursuant to the Indenture (together with any notes of such series issued in substitution or exchange therefor).

“5.400% Notes” means the $400,000,000 aggregate principal amount of the 5.400% Senior Notes due 2042 issued pursuant to the Indenture (together with any notes of such series issued in substitution or exchange therefor).

“5.85% Notes” means the $400,000,000 aggregate principal amount of the 5.85% Senior Notes due 2044 issued pursuant to the Indenture (together with any notes of such series issued in substitution or exchange therefor).

“7.375% Notes” means the $500,000,000 aggregate principal amount of the 7.375% Senior Notes due 2025 issued pursuant to the Indenture (together with any notes of such series issued in substitution or exchange therefor).

“7.875% Notes” means the $500,000,000 aggregate principal amount of the 7.875% Senior Notes due 2019 issued pursuant to the Indenture (together with any notes of such series issued in substitution or exchange therefor).

“Acceptable Business Purpose” means any purpose permitted under this Agreement other than any purpose relating to bankruptcy or restructuring funding.

“Acceptable Indenture” means (a) the Indenture as in effect on the Closing Date and (b) any other indenture (including any amendment or supplement to the Indenture), so long as the terms of any indenture described in this clause (b) (i) are usual and customary with respect to the type of Debt issued thereunder given the then prevailing market conditions and (ii) are not materially more restrictive or burdensome when taken as a whole than the terms and provisions set forth in this Agreement.

“Additional Revolving Lender” shall have the meaning assigned to such term in Section 2.1(c)(i).

“Additional Notes” means any senior unsecured notes of one or more series, and any notes issued in substitution or exchange therefor, (other than the 4.75% Notes, the 4.875% Notes, the 5.400% Notes, the 5.85% Notes, the 7.375% Notes and the 7.875% Notes) issued by Rowan Delaware, the Parent or any Approved Affiliate from time to time pursuant to any Acceptable Indenture.

“Adjusted Base Rate” means, for any day, a fluctuating rate per annum of interest equal to the greatest of (a) the Prime Rate in effect on such day, (b) the sum of the Federal Funds Rate in effect on such day plus 0.5% and (c) the Eurodollar Rate in effect on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1.0% per annum; provided that, in each case, if such rate is less than zero, such rate shall be deemed to be zero for purposes of this Agreement. Any change in the Adjusted Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurodollar Rate.

“Administrative Agent” means Wells Fargo in its capacity as agent for the Lenders pursuant to Article VIII and any successor agent appointed pursuant to Section 8.6.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Advance” means a Revolving Advance or a Swingline Advance.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Aggregate Letter of Credit Sublimit” means $150,000,000.

“Alternative Currency” means each of the following currencies: Euros, Pound Sterling, Norwegian Krone, and any other currency approved in writing by all of the Issuing Lenders.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the applicable Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Alternative Currency Sublimit” means an amount equal to the lesser of the Revolving Commitments and $150,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the aggregate Revolving Commitments.

“Applicable Margin” means, at any time, with respect to each Type and Class of Advance, the Letters of Credit and the Commitment Fees, the percentage rate per annum which is applicable at such time with respect to such Advance, Letter of Credit or Commitment Fee as set forth in Schedule I.

“Applicable Percentage” means, at any time, with respect to any Revolving Lender, subject to any adjustment as provided in Section 2.17(a)(iv), the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time, provided that if the Revolving Commitments have terminated, the Applicable Percentages of the Revolving Lenders shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments.

“Applicable Time” means, with respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Affiliate” means a Person that (a) is directly or indirectly wholly-owned by the Parent (other than Equity Interests that have been issued in connection with a Permitted Cash-Box Structure) but is not directly or indirectly wholly-owned by the Borrower, and (b) does not, directly or indirectly, own any Rig or conduct any material operations.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“ARO JV” means Saudi Aramco Rowan Offshore Drilling Company, a limited liability company incorporated and registered in the Kingdom of Saudi Arabia.

“ARO JV Financial Statements” means, for any period, the financial statements of ARO JV, including statements of income and cash flow for such period as well as a balance sheet as of the end of such period and, if such financial statements are required to be audited pursuant to Section 5.2(a), all prepared in accordance with GAAP.

“Arrangers” means Wells Fargo Securities, LLC, Citigroup Global Capital Markets, Inc., DNB Markets, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Bank PLC and MUFG Bank, Ltd., each in their capacities as co-lead arranger and joint bookrunner.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Acceptance” means an assignment and acceptance executed by a Lender and an Eligible Assignee and accepted by the Administrative Agent and in substantially the form set forth in Exhibit A or any other form approved by the Administrative Agent that complies with Section 9.6.

“Available Cash” means, as of any date, the aggregate of all unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, required cash collateral) held on the balance sheet of, or controlled by, or held for the benefit of, any Credit Party or any Subsidiaries other than (a) any cash set aside to pay in the ordinary course of business amounts then due and owing by such Credit Party or such Subsidiary to unaffiliated third parties and for which such Credit Party or such Subsidiary has issued checks or has initiated wires or ACH transfers in order to pay such amounts, (b) any cash of any Credit Party or any Subsidiary constituting purchase price deposits or other contractual or legal requirements to deposit money held by an unaffiliated third party, (c) deposits of cash or Cash Equivalents from unaffiliated third parties that are subject to return pursuant to binding agreements with such third parties, (d) Net Cash Proceeds of issuances of, or capital contributions on account of, Equity Interests of the Parent (other than Disqualified Capital Stock) set aside and segregated to be used to consummate one or more Investments or Redemptions of Debt permitted under this Agreement, to fund a Restricted Payment pursuant to Section 6.3(a)(i) or to fund capital expenditures, in each case, within 90 days of receipt of such proceeds; provided that any such Net Cash Proceeds which are not so used within such 90 day period shall cease to be excluded from the definition of “Available Cash” pursuant to this clause (d) at such time, and (e) cash and Cash Equivalents in Excluded Accounts.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Base Rate Advance” means an Advance which bears interest based upon the Adjusted Base Rate as provided in Section 2.9(a).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Borrower” has the meaning given to such term in the preamble of this Agreement.

“Borrowing” means a borrowing consisting of simultaneous Revolving Advances of the same Type made by the Lenders pursuant to Section 2.1(a) or Converted by each Lender to Revolving Advances of a different Type pursuant to Section 2.5(b).

“Business Day” means any day (a) other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Legal Requirements of, or are in fact closed in, New York, North Carolina or Texas and (b) if the applicable Business Day relates to any Eurodollar Advances, on which dealings are carried on by commercial banks in the London interbank market.

“Capital Leases” means, for any Person, any lease of any Property by such Person as lessee which would, in accordance with GAAP, be required to be classified and accounted for as a capital lease on the balance sheet of such Person; provided that (a) any obligation to pay rent or other amounts under any lease or other agreement (whether entered into before or after the Closing Date) that would have been classified as an operating lease pursuant to GAAP as in effect on the Closing Date will be deemed not to be a Capital Lease and (b) any obligation to pay amounts under any agreement (whether entered into before or after the Closing Date) that provides for services and the right to use equipment will be deemed not to be a Capital Lease (but only to the extent such obligation would not have been capitalized on a balance sheet of such Person prepared in accordance with GAAP as in effect on the Closing Date).

“Cash Collateral Account” means a special cash collateral account pledged to the Administrative Agent for the benefit of the Issuing Lenders to contain cash deposited pursuant to the terms hereof to be maintained with the Administrative Agent in accordance with Sections 2.3(g) and (i).

“Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Lenders, as collateral for the Letter of Credit Exposure, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Issuing Lenders (which documentation is hereby consented to by the Lenders). Derivatives of such term have corresponding meanings.

“Cash Equivalents” means:

(a)          debt securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof, with maturities of no more than two years from the date of acquisition;

(b)          commercial paper of a domestic issuer rated at the date of acquisition not less than P1 by Moody’s Investor Service, Inc., or A1 by S&P;

(c)          certificates of deposit, demand deposits, Eurodollar time deposits, time deposits, overnight bank deposits, and bankers’ acceptances, with maturities of no more than two years from the date of acquisition, issued by any Lender or any bank or trust company organized under the laws of the United States or any state thereof whose deposits are insured by the Federal Deposit Insurance Corporation, and having capital and surplus aggregating at least $1,000,000,000;

(d)          corporate bonds, and municipal bonds of a domestic issuer rated at the date of acquisition Aaa by Moody’s Investor Service, Inc., or AAA by S&P, with maturities of no more than two years from the date of acquisition;

(e)          repurchase agreements secured by debt securities of the type described in part (a) above, the market value of which, including accrued interest, is not less than 100% of the amount of the repurchase agreement, with maturities of no more than two years from the date of acquisition, issued by or acquired from or through any Lender or any bank or trust company organized under the laws of the United States or any state thereof and having capital and surplus aggregating at least $1,000,000,000; and

(f)           investments, classified in accordance with GAAP as current assets of the Parent or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

“Cash Management Bank” means any Lender or any Affiliate of a Lender that is a counterparty to a Cash Management Agreement with the Parent or any Subsidiary thereof.

“Cash Management Bank Obligations” means all obligations of the Parent or any Subsidiary thereof arising from time to time under any Cash Management Agreement with a Cash Management Bank; provided that if such Cash Management Bank ceases to be a Lender or an Affiliate of a Lender hereunder, the Cash Management Bank Obligations owed to such Cash Management Bank shall cease to be Cash Management Bank Obligations and shall no longer be secured or guaranteed under any Credit Document.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, state and local analogs, and all rules and regulations and requirements thereunder.

“Change in Control” means the occurrence of any of the following events: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option or similar right), (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (c) any Credit Party (other than the Parent) shall cease to be wholly-owned, directly or indirectly, by the Parent other than pursuant to a transaction permitted by, as applicable, Section 6.7 and/or 6.8.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” has the meaning set forth in Section 1.3.

“Closing Date” means the first date all the conditions precedent in Section 3.1 are satisfied or waived in accordance with Section 9.2.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, any successor statute and the rules, regulations and published interpretations thereof.

“Commitment Fee” means the fees required under Section 2.8(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning set forth in Section 9.7(b)(i).

“Compliance Certificate” means a compliance certificate executed by a senior financial officer of the Parent in substantially the same form as Exhibit B or otherwise satisfactory to the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Debt” means, with respect to any Person, without duplication, any contingent liabilities, obligations or indebtedness of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection), including (a) any obligations or similar undertakings to guarantee any Debt of any other Person in any manner, whether direct or indirect, and including any obligation to purchase any such Debt or any Property constituting security therefor, to advance or provide funds or other support for the payment or purchase of any such Debt or to maintain working capital, solvency or other balance sheet condition of such other Person (including keep well agreements, maintenance agreements, comfort letters or similar agreements or arrangements) for the benefit of any holder of Debt of such other Person, to lease or purchase Property, securities or services primarily for the purpose of assuring the holder of such Debt, or otherwise to assure or hold harmless the holder of such Debt against loss in respect thereof, (b) obligations to indemnify other Persons against liability or loss, to the extent not arising in the ordinary course of business, and (c) warranty obligations and other contractually assumed obligations, to the extent not arising in the ordinary course of business.

“Continue”, “Continuation”, and “Continued” each refers to a continuation of Eurodollar Advances for an additional Interest Period upon the expiration of the Interest Period then in effect for such Advances.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Group” means all members of a controlled group of corporations and all businesses (whether or not incorporated) under common control which, together with the Parent or any Subsidiary (as applicable), are treated as a single employer under Section 414 of the Code.

“Convert”, “Conversion” and “Converted” each refers to a conversion of Advances of one Type into Advances of another Type pursuant to Section 2.5(b).

“Convertible Debt” means unsecured Debt of the Parent, Rowan Delaware or an Approved Affiliate that is convertible into or exchangeable for (a) common Equity Interests of the Parent, (b) exchangeable redeemable preferred shares that are exchangeable into common Equity Interests of the Parent concurrently with the conversion or exchange of such Debt, (c) cash, (such amount of cash determined by reference to the price of such common Equity Interests), (d) a combination thereof, and (e) cash in lieu of fractional common Equity Interests of the Parent; provided in each case that the terms of such Debt shall not contain or otherwise impose any representations, warranties, covenants, conditions, mandatory prepayments, events of default, remedies or other provisions that taken as a whole (i) are not usual and customary with respect to such type of Debt given the then prevailing market conditions, (ii) are materially more restrictive or burdensome than the terms and provisions set forth in this Agreement, or (iii) include any financial maintenance covenants that are more restrictive or burdensome than the financial maintenance covenants in this Agreement (disregarding for such purposes the ability of holders to convert or exchange such Debt).

“Credit Documents” means this Agreement, the Notes, the Letter of Credit Applications, the Letter of Credit Requests, the Notices of Borrowing, the Guaranties, the Fee Letter, and each other agreement, instrument, or document executed by any Credit Party with or in favor of any Lender Party at any time in connection with this Agreement.

“Credit Extension” means an Advance or a Letter of Credit Extension.

“Credit Parties” means the Borrower and the Guarantors.

“Debt” means, for any Person, without duplication: (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments upon which interest payments are customarily made; (c) all obligations of such Person under conditional sale or other title retention agreements relating to any Properties purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business), (d) all obligations of such Person issued or assumed as the deferred purchase price of Property or services purchased by such Person (other than trade debt, accrued compensation, claims, taxes and related obligations incurred in the ordinary course of business on customary terms) which would appear as liabilities on a balance sheet of such Person, (e) all obligations of such Person under take-or-pay or similar arrangements or under commodities agreements, (f) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, Property owed by such Person, whether or not the obligation secured thereby have been assumed (to the extent of the fair market value of such Property), (g) all Contingent Debt of such Person with respect to Debt of another Person, (h) the principal portion of all obligations of such Person under Capital Leases, (i) all net obligations of such Person under Hedging Arrangements, (j) the maximum amount of all standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person and, without duplication, all drafts drawn thereunder (to the extent unreimbursed), (k) all obligations of such Person in respect of Disqualified Capital Stock, (l) the principal portion of all obligations of such Person under Synthetic Leases, and (m) the Debt of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for the payment of such Debt.

“Debtor Relief Laws” means (a) the Bankruptcy Code of the United States, and (b) all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt to Capitalization Ratio” means, as of the end of any fiscal quarter, the ratio (expressed as a percentage) of (a) all Funded Debt to (b) the sum of (i) all Funded Debt plus (ii) the consolidated Net Worth of the Parent, each as of the last day of such fiscal quarter.

“Default” means (a) an Event of Default or (b) any event or condition which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.17(b), any Lender that, as determined by the Administrative Agent or the Issuing Lender in each case, acting reasonably and in good faith:

(a)          has failed to perform any of its funding obligations hereunder, including in respect of its Advances or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute;

(b)          has notified the Borrower, the Administrative Agent, any Issuing Lender or any Lender that it does not intend to comply with its funding obligations hereunder or under other agreements generally in which it commits to extend credit, has made a public statement to that effect with respect to its respective funding obligations hereunder or under other agreements in which it commits to extend credit or has defaulted generally on its funding obligations under other agreements in which it commits to extend credit, in each case, unless such obligation is the subject of a good faith dispute;

(c)          has failed, within three Business Days after request by the Borrower, the Administrative Agent or any Issuing Lender (such request being based upon a reasonable, good faith belief that such Lender is or will be in default with respect to its funding obligations hereunder), to confirm in a manner satisfactory to the Administrative Agent or such Issuing Lender, as applicable, that it will comply with its funding obligations, unless such obligation is the subject of a good faith dispute; or

(d)          has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority unless such equity interest results in or provides such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority) to reject, repudiate, disavow, or disaffirm any contracts or agreements made by such Person, or (iv) become the subject of a Bail-In Action.

The Administrative Agent shall promptly notify in writing the Borrower and the Lenders of any determination that a Lender has become a Defaulting Lender.

“Default Rate” means, with respect to the Revolving Credit Facility, (a) except as provided in clause (b) or (c) below, when used with respect to Obligations other than letter of credit fees, an interest rate equal to the sum of (i) the Adjusted Base Rate plus (ii) the Applicable Margin, if any, applicable to Base Rate Advances for the Revolving Credit Facility plus (iii) 2% per annum; (b) with respect to any Eurodollar Advance, an interest rate equal to the sum of (i) the Eurodollar Rate plus (ii) the Applicable Margin, if any, applicable to Eurodollar Rate Advances for the Revolving Credit Facility plus (iii) 2% per annum, and (c) when used with respect to letter of credit fees, a rate equal to the Applicable Margin, if any, applicable to Eurodollar Rate Advances for the Revolving Credit Facility plus 2% per annum.

“Designated Lender” has the meaning set forth in Section 2.15.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Equity Interest), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Equity Interest, in whole or in part, on or prior to the date that is 91 days after the Maturity Date; provided that only the portion of Equity Interest which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be “Disqualified Capital Stock”; provided further that if such Equity Interest is issued to any employee or to any plan for the benefit of employees of the Parent or its Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute “Disqualified Capital Stock” solely because it may be required to be repurchased by the Parent in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further that any class of Equity Interest of such Person that by its terms authorizes such Person, at such Person’s sole option, to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Capital Stock shall not be deemed to be “Disqualified Capital Stock”. Notwithstanding the preceding sentence, any Equity Interests that would constitute “Disqualified Capital Stock” solely because the holders of the Equity Interests have the right to require the Parent to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute “Disqualified Capital Stock”; provided that this sentence shall not limit the restrictions on Redemption of such Equity Interests under Section 6.3(b), including the proviso to such clause.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and “$” means lawful money of the United States.

“Drillships” means the Rigs currently referred to as Rowan Renaissance, Rowan Resolute, Rowan Reliance and Rowan Relentless, as such Rigs may be renamed from time to time.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person).

“Environment” or “Environmental” shall have the meanings set forth in 42 U.S.C. 9601(8) (1988).

“Environmental Claim” means any third party (including governmental agencies and employees) action, lawsuit, claim, demand, regulatory action or proceeding, order, decree, consent agreement or notice of potential or actual responsibility or violation (including claims or proceedings under the Occupational Safety and Health Acts or similar laws or requirements relating to health or safety of employees) which seeks to impose liability under any Environmental Law.

“Environmental Law” means all federal, state, and local laws, rules, regulations, ordinances, orders, decisions, agreements, and other requirements, including common law theories, now or hereafter in effect and relating to, or in connection with the Environment, health, or safety, including without limitation CERCLA, relating to (a) pollution, contamination, injury, destruction, loss, protection, cleanup, reclamation or restoration of the air, surface water, groundwater, land surface or subsurface strata, or other natural resources; (b) solid, gaseous or liquid waste generation, treatment, processing, recycling, reclamation, cleanup, storage, disposal or transportation; (c) exposure to pollutants, contaminants, Hazardous Waste or Hazardous Substances, medical infections, or toxic substances, materials or wastes; (d) the safety or health of employees; or (e) the manufacture, processing, handling, transportation, distribution in commerce, use, storage or disposal of hazardous or toxic substances, materials or wastes.

“Environmental Permit” means any permit, license, order, approval, registration or other authorization under Environmental Law.

“Equity Interest” means with respect to any Person, any shares, interests, participation, or other equivalents (however designated) of corporate stock, membership interests or partnership interests (or any other ownership interests) of such Person. For the avoidance of doubt, neither Convertible Debt nor any Contingent Debt of the Parent in respect of Convertible Debt shall constitute an Equity Interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

“ERISA Liabilities” means at any time the minimum liability with respect to Plans which would be required to be reflected at such time as a liability on the consolidated balance sheet of the Parent and its consolidated Subsidiaries under paragraphs 36 and 70 of Statement of Financial Accounting Standards No. 87, as such Statement may from time to time be amended, modified or supplemented, or under any successor statement issued in replacement thereof.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Euro” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation for the introduction of, changeover to or operation of the Euro in one or more member states.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Federal Reserve Board as in effect from time to time.

“Eurodollar Advance” means an Advance that bears interest based upon the Eurodollar Rate.

“Eurodollar Rate” means, subject to the implementation of a Replacement Rate in accordance with Section 2.5(c)(x), for the Interest Period for each Eurodollar Advance comprising the same Borrowing, the interest rate per annum equal to (a) the rate for deposits in Dollars (for delivery on the first day of such Interest Period) which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) as of 11:00 a.m. (London, England time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, (b) if the rate in clause (a) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the applicable “Eurodollar Rate” for the relevant Interest Period shall instead be the rate determined by the Administrative Agent, after reasonable prior consultation with the Parent, to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London, England time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period; provided that, in each case, if such rate (including, without limitation, any Replacement Rate with respect thereto) is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

Each calculation by the Administrative Agent of Eurodollar Rate shall be conclusive and binding for all purposes, absent manifest error.

Notwithstanding the foregoing, unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 2.5(c)(x), in the event that a Replacement Rate with respect to a Eurodollar Rate is implemented, then all references herein to the Eurodollar Rate shall be deemed references to such Replacement Rate (including the corresponding rate that would apply to any determination of Adjusted Base Rate).

“Event of Default” has the meaning specified in Section 7.1.

“Excluded Accounts” means deposit or securities accounts that are designated solely as accounts for, and are used solely for, payroll funding, employee compensation, employee benefits or taxes, in each case in the ordinary course of business.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Hedge Obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of such Hedge Obligation (or any guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guaranty of such Guarantor becomes effective with respect to such Hedge Obligation. If a Hedge Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Hedge Obligation that is attributable to swaps for which such guaranty is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in an Advance or the Revolving Commitments (other than pursuant to an assignment request by the Borrower under Section 2.16(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.14(g) and (d) any withholding Taxes imposed under FATCA.

“Existing Letters of Credit” means the letters of credit originally issued under the Non-Extended Facility and set forth on Schedule III.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any Legal Requirement or official practice adopted pursuant to any such intergovernmental agreement.

“FCPA” means the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent and (c) if the relevant published rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any of its successors.

“Fee Letter” means, collectively, (a) that certain engagement letter dated April 17, 2018 among the Borrower, the Parent and Wells Fargo Securities, LLC and (b) such other letter or letters signed by the Borrower and/or Parent from time to time that set forth fees to be paid by the Borrower and/or Parent in connection with this Agreement, in each case, as the same may be amended, modified, supplemented or restated.

“Financial Statements” means, for any period, the consolidated financial statements of the Parent and its consolidated Subsidiaries, including statements of operation, operating income, shareholders’ equity and cash flow for such period as well as a balance sheet as of the end of such period, and in the case of the annual financial statements only, accompanying footnotes, all prepared in accordance with GAAP.

“Fleet Status Certificate” means a certificate delivered by a Responsible Officer of the Parent to the Administrative Agent certifying as to the fleet status of each Rig wholly owned by the Parent, any of its Subsidiaries, or any Local Content Entity prepared on the same basis, and in substantially the same form, substance and detail (subject to the deletion of pricing information) as the fleet status report most recently posted to the Parent’s website prior to the Closing Date, and in any case indicating for each such Rig its name, fleet status, and contract status (with contract term indicated).

“Foreign Credit Party” shall have the meaning assigned to such term in Section 9.18.

“Fronting Exposure” means, at any time there is a Defaulting Lender or a Potential Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s or Potential Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender other than Letter of Credit Obligations (i) as to which such Defaulting Lender’s participation obligation has been reallocated to the Non-Defaulting Lenders or Cash Collateralized in accordance with the terms hereof and (ii) in respect of such Potential Defaulting Lender where the applicable Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Potential Defaulting Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Applicable Percentage of outstanding Swingline Advances made by the Swingline Lender other than Swingline Advances as to which such Defaulting Lender’s participation obligation has been reallocated to the Non-Defaulting Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” means all Debt of the Parent and its consolidated Subsidiaries of the types described in clauses (a), (b), (c), (d), (f), (g), (h), (j), (l) and (m) of the definition of “Debt” (but (i) with respect to Debt described in such clauses (f) and (g), only to the extent such Debt relates to the types of other Debt described in this definition, (ii) with respect to Debt described in such clause (j), only to the extent such Debt relates to the drawn amount (to the extent unreimbursed) of the types of Debt described in such clause (j), and (iii) excluding any Intercompany Debt of the Parent and its Subsidiaries).

“GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.2.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee Ratios” means the financial covenants set forth in Section 6.15(c).

“Guarantee Ratio Cure Period” has the meaning set forth in Section 5.6(a).

“Guaranties” means, collectively, (a) the Parent Guaranty, (b) each Guaranty executed by one or more Persons, in the form attached as Exhibit C in favor of the Administrative Agent for the benefit of the holders of the Obligations, and (c) any other guaranty agreements or joinders or supplements thereto executed in favor of the Administrative Agent for the benefit of the holders of the Obligations, in each case in form and substance reasonably satisfactory to the Administrative Agent.

“Guarantors” means, at any time, collectively, each Person that has entered into and is then bound by a Guaranty.

“Hazardous Substance” means any substance or material identified as such pursuant to CERCLA and those regulated under any other Environmental Law, including without limitation pollutants, contaminants, petroleum, petroleum products, radionuclides, and radioactive materials.

“Hazardous Waste” means any substance or material regulated or designated as such pursuant to any Environmental Law, including without limitation, pollutants, contaminants, flammable substances and materials, explosives, radioactive materials, oil, petroleum and petroleum products, chemical liquids and solids, polychlorinated biphenyls, asbestos, toxic substances, and similar substances and materials.

“Hedge Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Hedging Arrangement” means a hedge, call, swap, collar, floor, cap, option, forward sale or purchase or other contract or similar arrangement (including any obligations to purchase or sell any commodity or security at a future date for a specific price) which is entered into to reduce or eliminate or otherwise protect against the risk of fluctuations in prices or rates, including interest rates, foreign exchange rates, commodity prices and securities prices. Notwithstanding the foregoing neither a Permitted Bond Hedge Transaction nor a Permitted Warrant Transaction shall constitute a Hedging Arrangement.

“Hedge Counterparty” means any Lender or any Affiliate thereof that is party to a Hedging Arrangement with the Parent or any of its Subsidiaries.

“Honor Date” has the meaning specified in Section 2.3(d).

“Increase Date” means the effective date of a Revolving Facility Increase as provided in Section 2.1(c).

“Increasing Revolving Lender” has the meaning assigned to such term in Section 2.1(c)(i).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitees” has the meaning specified in Section 9.1.

“Indenture” means the Indenture dated as of July 21, 2009 between Rowan Delaware and U.S. Bank National Association, as trustee (“U.S. Bank”), as supplemented by the First Supplemental Indenture dated as of July 21, 2009 between Rowan Delaware and U.S. Bank, the Second Supplemental Indenture dated as of August 30, 2010 between Rowan Delaware and U.S. Bank, the Third Supplemental Indenture dated as of May 4, 2012 among Rowan Delaware, the Parent and U.S. Bank, the Fourth Supplemental Indenture dated as of May 21, 2012 among Rowan Delaware, the Parent and U.S. Bank, the Fifth Supplemental Indenture dated as of December 11, 2012 among Rowan Delaware, the Parent and U.S. Bank, the Sixth Supplemental Indenture dated as of January 15, 2014 among Rowan Delaware, the Parent and U.S. Bank, the Seventh Supplemental Indenture dated as of January 15, 2014 among Rowan Delaware, the Parent and U.S. Bank, and the Eighth Supplemental Indenture dated as of December 19, 2016 among Rowan Delaware, the Parent and U.S. Bank, and as the same may be further amended, restated, supplemented, assumed or otherwise modified from time to time as permitted by this Agreement.

“Intercompany Debt” means Debt of the Borrower, Parent, or any Subsidiary of the Parent owing to the Borrower, Parent, or any Subsidiary of the Parent.

“Interest Period” means for each Eurodollar Advance comprising part of the same Borrowing, the period commencing on the date such Eurodollar Advance is made or deemed made and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.5, and thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below and Section 2.5. The duration of each such Interest Period shall be one, two, three, or six months, in each case as the Borrower may select, provided that:

(a)          Interest Periods commencing on the same date for Advances comprising part of the same Borrowing shall be of the same duration;

(b)          whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(c)          any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month; and

(d)          the Borrower may not select any Interest Period for any Revolving Advance that ends after the Maturity Date.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition or holding of Equity Interests of another Person, (b) a loan, advance or capital contribution to, guarantee (by guaranty or other arrangement) or assumption of Debt of, or purchase or other acquisition or holding of any other Debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“ISP” has the meaning given to such term in Section 2.3(b)(i)(7).

“Issuing Lender” means Wells Fargo, Citibank, N.A., DNB Bank ASA, New York Branch, Bank of America, N.A., Barclays Bank PLC, MUFG Bank, Ltd. and any other Lender designated in writing to the Administrative Agent by the Borrower (and consented to in writing by such Lender) as an issuer of Letters of Credit, each in its respective capacity as an issuer of Letters of Credit hereunder.

“Legal Requirement” means any law, statute, ordinance, decree, requirement, order, judgment, rule, treaty, code, administrative or judicial precedents or authorities, regulation (or official interpretation of any of the foregoing) of, and the terms of any license, authorization or permit issued by, and any agreement with, any Governmental Authority, including, but not limited to, Regulations T, U and X.

“Lender Parties” means Lenders, the Issuing Lenders, the Swingline Lender and the Administrative Agent.

“Lenders” means the Persons listed on Schedule II and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance or pursuant to Section 2.1(c) (other than any such Person that has ceased to be a party hereto pursuant to an Assignment and Acceptance or pursuant to Sections 2.16 or 2.17). Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means, as to the Administrative Agent, any Issuing Lender, or any Lender, the office or offices of such Person described as such in such Person’s Administrative Questionnaire, or such other office or offices as such Person may from time to time notify the Borrower and the Administrative Agent; which office may include any Affiliate of such Person or any domestic or foreign branch of such Person or such Affiliate.

“Letter of Credit” means any standby or commercial letter of credit issued by an Issuing Lender for the account of the Parent or any Subsidiary thereof pursuant to the terms of this Agreement, in such form as may be agreed by the Borrower and such Issuing Lender and shall include the Existing Letters of Credit; provided that Barclays Bank PLC shall have no obligation to issue, extend, or increase, any Letter of Credit that is not a standby Letter of Credit. Letters of Credit may be issued in Dollars or in an Alternative Currency.

“Letter of Credit Application” means the applicable Issuing Lender’s form of letter of credit application or agreement for standby or commercial letters of credit which has been executed by the Borrower and accepted by such Issuing Lender in connection with the issuance of a Letter of Credit.

“Letter of Credit Documents” means all Letter of Credit Applications, Letter of Credit Requests, and amendments, supplements or other modifications thereof or thereto from time to time, and any other agreements, documents, and instruments entered into in connection therewith or relating thereto.

“Letter of Credit Exposure” means, at any time, the Dollar Equivalent of the aggregate outstanding undrawn amount of Letters of Credit at such time plus the aggregate unpaid amount of all payment obligations under drawn Letters of Credit at such time.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof, extension of the expiry date thereof, or the increase of the amount thereof.

“Letter of Credit Obligations” means at any time, an amount equal to the Dollar Equivalent of the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit (including amounts for which a notice of a drawing has been submitted but not yet paid) and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.3(d). For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.5.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Request” means a letter of credit request signed by the Borrower in substantially the same form as Exhibit G or such other form as shall be reasonably approved by the Administrative Agent.

“Letter of Credit Sublimit” means, (a) with respect to each Issuing Lender listed on Schedule IV, the amount listed by such Issuing Lender’s name on such Schedule IV, or such higher amount as agreed between the Borrower and such Issuing Lender and (b) with respect to any other Issuing Lender, an amount agreed by such Issuing Lender and the Borrower.

“Lien” means any mortgage, lien, pledge, charge, deed of trust, security interest, or encumbrance to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law, or otherwise (including the interest of a vendor or lessor under any conditional sale agreement, Capital Lease, or other title retention agreement).

“Liquidity” means, at any time, the sum of (a)(i) the aggregate amount of Revolving Commitments, minus (ii) the Revolving Outstanding Amount; (b)(i) the aggregate amount of all revolving commitments under the Non-Extended Facility minus (ii) the Non-Extended Facility Outstanding Amount; and (c) the amount of readily and immediately available unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, cash collateral) of the Parent and its Subsidiaries at such time.

“Local Content Entity” means any Affiliate of the Parent (a) that owns or operates a Rig and (b) the capital stock or other Equity Interests of which is jointly owned by the Parent or any Subsidiary (or Subsidiaries) and any other Person (or Persons), but only to the extent such ownership of capital stock or other Equity Interests by such other Person (or Persons) is required or necessary under local law as a condition for the operation of such Rig in such jurisdiction.

“Majority Lenders” means, as of the date of determination, Lenders holding more than 50% of the sum of (a) the Revolving Outstanding Amount plus (b) the unused Revolving Commitments at such time; provided that, subject to Section 9.2, the Revolving Commitments, Advances and funded and unfunded participations in the Letters of Credit of each Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

“Marketed Rigs” means a Rig that is (a)(i) operating under or otherwise subject to a valid third-party drilling contract, drilling services agreement, charter or similar agreement or (ii) actively marketed for employment and (b) not classified in the most recent of (i) the fleet status report most recently posted to the Parent’s website or (ii) Fleet Status Certificate most recently delivered, as cold stacked, held for sale, or another non-marketable classification, as mutually agreed between the Parent and Administrative Agent.

“Material Adverse Change” means a material adverse change (a) in the condition (financial or otherwise), operations, business, assets or liabilities of the Parent and its Subsidiaries, taken as a whole; (b) on the validity or enforceability of this Agreement, any Note, any Guaranty or any of the other material Credit Documents or the rights, benefits or remedies of any Lender Party under this Agreement, any Note, any Guaranty or any of the other material Credit Documents; or (c) on the ability of the Borrower or the Credit Parties taken as a whole to perform its or their obligations under this Agreement, any Note, any Guaranty or any other material Credit Document.

“Material Disposition” means any sale, lease, sublease, assignment, conveyance, transfer, or other disposition of Property of the Parent or any of its Subsidiaries or Local Content Entities (or any series of such related transactions) or any casualty event (or series of related casualty events), in each case, which yields Net Cash Proceeds in excess of $25,000,000; provided that, notwithstanding the foregoing, none of the following shall constitute a “Material Disposition”: (a) a sale by the Parent or any of its Subsidiaries of the Scooter Yeargain Rig or the Hank Boswell Rig that is permitted under Section 6.8(g), (b) a bareboat charter in the ordinary course of business, and (c) a transfer of Property to a wholly-owned Subsidiary of the Parent or a Local Content Entity that is permitted under Section 6.8(b).

“Maturity Date” means the earliest of (a) May 22, 2023; (b) February 1, 2022, if the 4.875% Notes are not refinanced in full with Permitted Refinancing Debt or repaid in full pursuant to a transaction permitted under Section 6.3(b) on or prior to February 1, 2022; and (c) the termination in whole of the Revolving Commitments pursuant to Section 2.1(b) or Article VII.

“Maximum Rate” means the maximum non-usurious interest rate under applicable Legal Requirements (determined under such laws after giving effect to any items which are required by such laws to be construed as interest in making such determination, including without limitation if required by such laws, certain fees and other costs).

“Minimum Collateral Amount” means, at any time, with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto which is a nationally recognized statistical rating organization.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Parent or any member of the Controlled Group is making or accruing an obligation to make contributions.

“Net Cash Proceeds” means, as applicable:

(a)          with respect to any sale, lease, sublease, assignment, conveyance, transfer, or other disposition of Property or any casualty event with respect to Property of the Parent or any Subsidiary or Local Content Entity thereof, the gross cash proceeds received by the Parent or any of its Subsidiaries therefrom less the sum of, without duplication, (i) in the case of a sale, lease, sublease, assignment, conveyance, transfer, or other disposition of Property, all income taxes and other taxes assessed by, or reasonably estimated to be payable to, a Governmental Authority as a result of such transaction (provided that if such estimated taxes exceed the amount of actual taxes required to be paid in cash in respect of such sale, conveyance, or other transfer, the amount of such excess shall constitute Net Cash Proceeds), (ii) all reasonable and customary out-of-pocket attorneys’ fees, accountants’ fees, brokers’ fees, investment banking fees, consulting fees and other customary fees and expenses incurred and paid in cash in connection with such transaction or event, (iii) the principal amount of, premium, if any, and interest on any Debt secured by a Lien on the asset (or a portion thereof) disposed of or with respect to which such casualty event occurred, which Debt is required to be repaid in connection with such transaction or event, and (iv) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (i) above) (A) associated with the Property that is the subject of such event and (B) retained by the Parent or any Subsidiary, provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such event occurring on the date of such reduction; and

(b)          with respect to any issuance of any Equity Interests by the Parent or any Subsidiary thereof or incurrence of any Debt by the Parent or any Subsidiary thereof, the gross cash proceeds received by the Parent or any of its Subsidiaries therefrom less all reasonable and customary out-of-pocket attorneys’ fees, accountants’ fees, brokers’ fees, investment banking fees, consulting fees and other reasonable and customary fees and expenses incurred in connection therewith.

“Net Worth” means as of the date of its determination, consolidated shareholders’ equity of the Parent and its consolidated Subsidiaries, as determined in accordance with GAAP.

“New Guarantor Documentation” means, with respect to any Person that is becoming a Guarantor hereunder, the following:

(a)          a Guaranty duly executed and delivered by a Responsible Officer of such Person, or in the case of a company incorporated under the laws of the Cayman Islands, a director of such Person;

(b)          a secretary’s certificate of such Person, or in the case of a company incorporated under the laws of the Cayman Islands, a director’s certificate of such Person, certifying such Person’s (i) officers’ incumbency and/or directors’ incumbency (as applicable), (ii) authorizing resolutions, and (iii) organizational and governing documents;

(c)          if applicable, certificates of existence, good standing and qualification or such corresponding certificates or other documents from officials or agencies of such Person’s jurisdiction of organization or incorporation, which certificates shall be dated a date not earlier than 30 days prior to the date such Guaranty is delivered;

(d)          a Compliance Certificate dated as of the date of delivery of such Guaranty with respect to the Guarantee Ratios, reflecting pro forma compliance with the Guarantee Ratios, determined as of the last day of the most recently ended fiscal quarter for which Financial Statements have been delivered or are required to have been delivered pursuant to Section 5.2(a) or (b), after giving effect to such Guaranty;

(e)          favorable legal opinions of outside counsel for such Person, in form and substance, and covering such matters as are, reasonably satisfactory to the Administrative Agent;

(f)           if such Person is not organized under the laws of a State of the United States, evidence of appointment by such Person of the Process Agent as its domestic process agent in accordance with Section 9.18;

(g)          documentation and other information that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Patriot Act; and

(h)          such other documentation and conditions as are reasonably requested by the Administrative Agent and reasonable and customary under applicable Legal Requirements or custom in connection with a Guaranty by a Foreign Credit Party.

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Lenders in accordance with the terms of Section 9.2 and (ii) has been approved by the Majority Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Extended Credit Agreement” means that certain Amended and Restated Credit Agreement dated as of January 23, 2014, among Rowan Delaware, as the borrower, the Parent, Wilmington Trust, National Association (as successor in interest to Wells Fargo), as administrative agent, and the lenders party thereto from time to time, as amended by the Non-Extended Facility Amendment, and as further amended, restated, supplemented or otherwise modified from time to time.

“Non-Extended Facility” means the credit facility evidenced by the Non-Extended Credit Agreement.

“Non-Extended Facility Amendment” has the meaning set forth in Section 3.1(m).

“Non-Extended Facility Outstanding Amount” means, as of the date of determination, the sum of (a) the aggregate outstanding principal amount of all loans under the Non-Extended Facility, plus (b) the aggregate unpaid amount of all payment obligations under drawn letters of credit under the Non-Extended Facility, plus (c) the aggregate outstanding available face amount of letters of credit under the Non-Extended Facility.

“Norwegian Krone” means the lawful currency of Norway.

“Note Documents” means the Senior Unsecured Notes, the Indenture, each other Acceptable Indenture, and each other agreement, instrument, or document executed at any time in connection with the Senior Unsecured Notes.

“Notes” means the Revolving Notes and the Swingline Note.

“Notice” has the meaning set forth in Section 9.7(b)(ii).

“Notice of Borrowing” means a notice of borrowing signed by the Borrower in substantially the same form as Exhibit D or such other form as shall be reasonably approved by the Administrative Agent.

“Notice of Conversion or Continuation” means a notice of conversion or continuation signed by the Borrower in substantially the same form as Exhibit E or such other form as shall be reasonably approved by the Administrative Agent.

“Obligations” means all principal, interest, fees, reimbursements, indemnifications, and other amounts now or hereafter owed by any Credit Party to any Lender Party under this Agreement and the Credit Documents, including, the Letter of Credit Obligations, any Hedging Arrangement with a Hedge Counterparty but only while such Person (or in the case of its Affiliate, the Person affiliated therewith) is a Lender hereunder (other than Excluded Swap Obligations), Cash Management Bank Obligations, all interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding, and any increases, extensions, and rearrangements of any of the foregoing obligations under any amendments, supplements, and other modifications of the documents and agreements creating those obligations.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Advance or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.16(b)).

“Overnight Rate” means, for any day, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent, the applicable Issuing Lender, or Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent” has the meaning given such term in the preamble to this Agreement.

“Parent Guaranty” means that certain Guaranty Agreement dated as of the Closing Date made by the Parent in favor of the Administrative Agent for the benefit of the Lender Parties, as amended, supplemented or otherwise modified from time to time.

“Participant” has the meaning assigned to such term in Section 9.6(c).

“Participant Register” has the meaning specified in Section 9.6(c).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to the Parent’s common Equity Interests purchased by the Parent in connection with the issuance of any Convertible Debt or in relation to a Permitted Cash-Box Structure; provided that the purchase price for such Permitted Bond Hedge Transaction, less the proceeds received substantially concurrently by the Parent from the sale of any related Permitted Warrant Transaction, does not exceed the net cash proceeds received by the Parent from the sale of such Convertible Debt issued or resulting from the Permitted Cash-Box Structure in connection with the Permitted Bond Hedge Transaction.

“Permitted Bridge Facility” has the meaning set forth in Section 6.1(d).

“Permitted Cash-Box Structure” means any structure whereby either: (a) common Equity Interests or Convertible Debt are issued by the Parent in consideration for the concurrent transfer to the Parent of redeemable preferred shares and, if applicable, ordinary shares of an Approved Affiliate; or (b) an Approved Affiliate issues any Debt, or a call option, warrant or right to purchase (or substantively equivalent derivative transaction), in each case, which is convertible into redeemable preferred shares in such Approved Affiliate which, concurrently with such conversion, are exchangeable for common Equity Interests in Parent, and, in either case, all customary transactions, steps, agreements and arrangements which may be necessary to implement such structure.

“Permitted Refinancing Debt” means any modification, extension, refinancing, renewal or replacement of Debt that is permitted under Section 6.1 which (a) does not increase the amount of such Debt being modified, extended, refinanced, renewed or replaced, other than amounts incurred to pay unpaid accrued interest, fees, expenses and prepayment or make-whole premiums with respect thereto, (b) does not provide for payment of the principal amount of such modified, extended, refinanced, renewed or replaced Debt prior to the date that is 120 days after the Maturity Date, and (c) does not add as an obligor or guarantor any Subsidiary that directly owns or operates any Rig; provided that the Parent shall be in compliance, on a pro forma basis after giving effect to any incurrence of such Debt, with each Guarantee Ratio and the other financial covenants contained in this Agreement recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) as if the incurrence of the unsecured Debt in question had occurred on the first day of each relevant period for testing such compliance (as demonstrated in a duly executed Compliance Certificate dated as of the date that such modification, extension, refinancing, renewal or replacement of Debt occurs); provided further that, with respect to any Debt that would otherwise constitute “Permitted Refinancing Debt” but for a portion of such Debt exceeding the limitations set forth in clause (a) above, the portion of such Debt that does not exceed such limitations in clause (a) shall constitute “Permitted Refinancing Debt”.

“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to the Parent’s common Equity Interests sold by the Parent substantially concurrently with any purchase by the Parent of a related Permitted Bond Hedge Transaction.

“Person” means any natural person, partnership, corporation (including a business trust), joint stock company, trust, limited liability company, unlimited liability company, limited liability partnership, unincorporated association, joint venture, or other entity, or Governmental Authority, or any trustee, receiver, custodian, or similar official.

“Plan” means an employee benefit plan (other than a Multiemployer Plan) maintained for employees of the Parent or any member of the Controlled Group and covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

“Platform” has the meaning set forth in Section 9.7(b)(i).

“Potential Defaulting Lender” means, at any time, a Lender that has, or whose parent company has, at such time a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination that a Lender is a Potential Defaulting Lender will be made by the Administrative Agent or an Issuing Lender in its sole discretion acting reasonably and in good faith.

“Pound Sterling” means the lawful currency of the United Kingdom.

“Prime Rate” means the per annum rate of interest established from time to time by the Administrative Agent at its principal office as its prime rate, which rate may not be the lowest rate of interest charged by the Administrative Agent to its customers.

“Property” of any Person means any property or assets (whether real, personal, or mixed, tangible or intangible) of such Person.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Redemption” means, with respect to any Debt or Equity Interest that would constitute Disqualified Capital Stock but for the last sentence of such definition, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value of such Debt or Equity Interest that would constitute Disqualified Capital Stock but for the last sentence of such definition, including for the avoidance of doubt, any conversion or exchange of Convertible Debt or Contingent Debt supporting Convertible Debt. “Redeem” has the correlative meaning thereto.

“Register” has the meaning set forth in Section 9.6(b).

“Regulations T, U, X and D” means Regulations T, U, X and D of the Federal Reserve Board, as each is from time to time in effect, and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees and agents of such Person and of such Person’s Affiliates.

“Release” has the meaning set forth in CERCLA or under any other Environmental Law.

“Removal Effective Date” has the meaning set forth in Section 8.6(b).

“Replacement Lender” has the meaning set forth in Section 2.16(b).

“Replacement Rate” has the meaning set forth in Section 2.5(c)(x).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA (other than any such event not subject to the provision for 30-day notice to the PBGC under the regulations issued under such section).

“Representatives” has the meaning set forth in Section 9.8.

“Resignation Effective Date” has the meaning set forth in Section 8.6(a).

“Response” has the meaning set forth in CERCLA or under any other Environmental Law.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer, assistant treasurer, or controller, or with respect to a Credit Party organized in Luxembourg, a manager or director, or with respect to a Credit Party incorporated under the laws of the Cayman Islands or incorporated in Gibraltar, a director or secretary, of a Credit Party.

“Restricted Payment” means, with respect to any Person, any dividend or other distribution (whether in cash, securities or other Property) with respect to any capital stock or other Equity Interest of such Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any such Person’s stockholders, partners or members (or the equivalent Person thereof).

“Revaluation Date” means with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency, and (iv) such additional dates as the Administrative Agent or the Issuing Lender shall determine or the Majority Lenders shall require.

“Revolving Advance” means an advance by a Lender to the Borrower as a part of a Borrowing pursuant to Section 2.1(a) and refers to either a Base Rate Advance or a Eurodollar Advance.

“Revolving Commitment” means, as to each Revolving Lender, its obligation to (a) make Revolving Advances to the Borrower pursuant to Section 2.1(a), (b) purchase participations in Letters of Credit pursuant to Section 2.3 and (c) purchase participations in Swingline Advances pursuant to Section 2.4, in an aggregate principal amount at any one time outstanding not to exceed the Dollar amount set forth opposite such Revolving Lender’s name on Schedule II as its Revolving Commitment or in the Assignment and Acceptance or any agreement referred to in Section 2.1(c), pursuant to which such Revolving Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Revolving Commitments as of the Closing Date is $955,000,000.00.

“Revolving Credit Facility” means, at any time, the aggregate amount of the Revolving Lenders’ Revolving Commitments at such time.

“Revolving Facility Increase” has the meaning set forth in Section 2.1(c)(i).

“Revolving Lender” means any Lender that has a Revolving Commitment or holds a Revolving Advance or participation in any Letter of Credit.

“Revolving Note” means a promissory note of the Borrower payable to the order of a Lender in the amount of such Lender’s Revolving Commitment, in the form provided by the Administrative Agent and acceptable to the Borrower.

“Revolving Outstanding Amount” means, as of any date of determination, the sum of (a) the aggregate outstanding principal amount of all Revolving Advances plus (b) the Letter of Credit Obligations plus (c) the aggregate outstanding amount of all Swingline Advances.

“Rig” means any mobile offshore drilling unit (including without limitation any jack-up rig, semi-submersible rig, drillship, and barge rig).

“Rig Value” means, with respect to any Rig, the net book value (determined in accordance with GAAP) of such Rig, as reflected in the Parent’s consolidated balance sheet most recently delivered pursuant to Section 5.2(a) or (b); provided that, with respect to the determination of the Rig Value of any Rig acquired after the last day of the most recently ended fiscal quarter for which the Financial Statements have been, or were required to be, delivered pursuant to Section 5.2(a) or (b), the Rig Value of such Rig shall be as reasonably agreed by the Parent and the Administrative Agent.

“Rowan Delaware” means Rowan Companies, Inc., a Delaware corporation.

“Rowan Finanz” means Rowan Finanz, S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with its registered office at 48, Boulevard Grande-Duchesse Charlotte, L - 1330 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 180.891.

“Rowan Rex” means Rowan Rex Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctioned Country” means a country or territory, or a country or territory whose government is subject to or the target of any Sanctions (including, without limitation, a sanctions program identified on the list maintained by OFAC and available at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx, or as otherwise published from time to time, or any other sanctions program of the United States of America, the United Nations, the Norwegian State, the European Union, the United Kingdom or any agency or subdivision thereof).

“Sanctioned Person” means (a) a Person named on the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time, (b) a Person named on the lists maintained by the United Nations Security Council available at http://www.un.org/sc/committees/list_compend.shtml, or as otherwise published from time to time, (c) a Person named on the lists maintained by the European Union available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm, or as otherwise published from time to time, (d) a Person named on the lists maintained by Her Majesty’s Treasury available at http://www.hm-treasury.gov.uk/fin_sanctions_index.htm, or as otherwise published from time to time, (e) a Person named on any other Sanctions-related list maintained by any relevant Sanctions authority, or (f) (i) an agency of the government of a Sanctioned Country, (ii) an organization controlled by a Sanctioned Country, or (iii) a person resident in a Sanctioned Country, to the extent subject to a sanctions program administered by the United States of America, the United Nations, the Norwegian State, the European Union, the United Kingdom or any other agency or subdivision thereof.

“Sanctions” means any sanctions imposed, administered or enforced from time to time by any applicable Governmental Authority, including, without limitation, those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the Norwegian State, the European Union, the Member States of the European Union, any other applicable Governmental Authority or any agency or subdivision of any of the forgoing, and shall include any regulations, rules, and executive orders issued in connection therewith (including, without limitation, the Trading with the Enemy Act of 1917 (50 U.S.C. app. §§ 1-44), as amended, and the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-07)).

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., or any successor thereof which is a nationally recognized statistical rating organization.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the Public Company Accounting Oversight Board, as each of the foregoing may be amended and in effect on any applicable date hereunder.

“Senior Unsecured Notes” means the 4.75% Notes, the 4.875% Notes, the 5.400% Notes, the 5.85% Notes, the 7.375% Notes, the 7.875% Notes and any Additional Notes.

“Solvent” means, as to any Person, on the date of any determination (a) the fair value of the Property of such Person is greater than the total amount of debts and other liabilities (including without limitation, contingent liabilities) of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities (including, without limitation, contingent liabilities) as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities (including, without limitation, contingent liabilities) as they mature in the normal course of business, and (d) such Person is not engaged in, a business or a transaction for which such Person’s Property would constitute unreasonably small capital.

“Specified Acquired Rig” means any Rig that (a) is acquired by the Parent, any of its Subsidiaries, or a Local Content Entity after the Closing Date (including by acquiring the Person that owns such Rig), and (b) secures, or is owned by a Person that is an obligor under, Debt that is (i) permitted by Section 6.1(e) and (ii) prohibits the direct owner of such Rig from becoming a Guarantor hereunder.

“Specified Holding Company” means any Person owned, directly or indirectly, by the Parent who, directly or indirectly, owns (a) more than 50% of the equity securities of the Borrower entitled to vote or (b) equity securities representing more than 50% of the value of the Borrower, in each case on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option or similar right).

“Spot Rate” for a currency means the rate determined by the Administrative Agent or the applicable Issuing Lender to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent or such Issuing Lender may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Administrative Agent or such Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Parent.

“Surplus Guarantors” has the meaning set forth in Section 5.6(c).

“Swingline Advance” means an advance by the Swingline Lender to the Borrower pursuant to Section 2.4.

“Swingline Lender” means Wells Fargo and any successor Swingline Lender appointed pursuant to Section 8.6.

“Swingline Note” means the promissory note made by the Borrower payable to the order of the Swingline Lender in the form provided by the Administrative Agent and acceptable to the Borrower.

“Swingline Payment Date” means the last Business Day of each calendar month.

“Swingline Sublimit” means $50,000,000.

“Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Event” means (a) a Reportable Event with respect to a Plan, (b)  the withdrawal of the Parent or any member of the Controlled Group from a Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, (c) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041(c) of ERISA, (d) the institution of proceedings to terminate a Plan by the PBGC, or (e) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan. Notwithstanding the foregoing, a standard termination of a Plan under Section 4041(b) of ERISA (including the filing of a notice of intent to terminate) shall not constitute a Termination Event.

“Transactions” means, collectively, (a) the entering by the Credit Parties into Credit Documents to which they are to be a party and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the United Kingdom which makes provision for full or partial exemption from tax imposed by the United Kingdom on interest.

“Type” has the meaning set forth in Section 1.3.

“UCP” has the meaning given to such term in Section 2.3(b)(i)(7).

“UK Bribery Act” means the United Kingdom Bribery Act 2010, as amended.

“United States” means the United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.14(g)(ii)(B)(c).

“Use of Proceeds Certificate” means, with respect to any Advance, a certificate in form, substance, and detail reasonably satisfactory to the Administrative Agent, duly executed by a Responsible Officer of the Borrower (a) describing the intended use of proceeds of such Advance, which shall be an Acceptable Business Purpose, and the proposed timing for such use, and (b) certifying that the proceeds of the applicable Advance will be used for such described use within five Business Days after the making of such Advance, or will otherwise be repaid to the extent required pursuant to Section 2.6(b)(iv).

“Voting Securities” means (a) with respect to any corporation, capital stock of such corporation having general voting power under ordinary circumstances to elect directors of such corporation (irrespective of whether at the time stock of any other class or classes shall have or might have special voting power or rights by reason of the happening of any contingency), (b) with respect to any partnership, any partnership interest or other ownership interest having general voting power to elect the general partner or other management of the partnership or other Person, and (c) with respect to any limited liability company, membership certificates or interests having general voting power under ordinary circumstances to elect managers of such limited liability company.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.2         Accounting Terms; Changes in GAAP.

(a)          Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall be prepared, in accordance with GAAP applied on a consistent basis. All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent Financial Statements delivered pursuant to Section 5.2(a) or (b).

(b)          Unless otherwise indicated, all Financial Statements of the Parent, all ARO JV Financial Statements, all calculations for compliance with covenants in this Agreement, and all calculations of any amounts to be calculated under the definitions in Section 1.1 shall be prepared in accordance with GAAP, and other than the ARO JV Financial Statements, based upon the consolidated accounts of the Parent and its Subsidiaries in accordance with GAAP.

1.3         Classes and Types of Advances. Advances are distinguished by “Class” and “Type”. The “Class”, when used in reference to any Advance, refers to whether such Advance, or the Advances comprising such Borrowing are Revolving Advances or Swingline Advances. The “Type” of an Advance refers to the determination of whether such Advance is a Eurodollar Advance or a Base Rate Advance.

1.4         Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)          The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision thereof, (iv) all references in a Credit Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)          In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c)          Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

1.5         Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the Dollar Equivalent of the maximum amount available to be drawn under such Letter of Credit after giving effect to all increases thereof made pursuant to such Letter of Credit or the Letter of Credit Application or Letter of Credit Request therefor (at the time specified therefor in such applicable Letter of Credit, Letter of Credit Application or Letter of Credit Request and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

1.6         Rates; Currency Equivalents.

(a)          The Administrative Agent or the applicable Issuing Lender shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent amounts of Letter of Credit Exposure or Letter of Credit Obligations attributable to Letters of Credit denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Credit Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Credit Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b)          Wherever in this Agreement in connection with the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Issuing Lender.

(c)          The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the definition of “Eurodollar Rate”.

1.7         Luxembourg Terms. Notwithstanding any other provisions of the Credit Documents to the contrary, in the Credit Documents where it relates to any Credit Party which is organized under the laws of Luxembourg, a reference to:

(a)          a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or other similar officer includes a juge délégué, commissaire, juge-commissaire, mandataire ad hoc, administrateur provisoire, liquidateur or curateur;

(b)          an administration, dissolution, liquidation, bankruptcy, insolvency or any similar proceeding shall include, without limitation (i) bankruptcy (faillite), controlled management (gestion contrôlée), voluntary arrangement with creditors (concordat préventif de la faillite), suspension of payments (sursis de paiements), voluntary or compulsory winding-up;

(c)          a lien or security interest includes any hypothèque, nantissement, gage, privilege, sûreté réelle, droit de rétention, and any type of security in rem (sûreté réelle) or agreement or arrangement having a similar effect and any transfer of title by way of security;

(d)          attachments or similar creditors process means an executory attachment (saisie exécutoire) or conservatory attachment (saisie arrêt);

(e)          a director, officer or manager includes an administrateur or a gérant; and

(f)           a “set-off” includes, for purposes of Luxembourg law, legal set-off.

Article II

CREDIT FACILITIES

2.1         Commitments.

(a)          Revolving Commitment. Each Revolving Lender severally agrees, on the terms and conditions set forth in this Agreement, to make Revolving Advances to the Borrower from time to time on any Business Day during the period from the Closing Date until the Maturity Date in an aggregate principal amount not to exceed, at any time, such Revolving Lender’s Revolving Commitment; provided that after giving effect to any Borrowing, the Revolving Outstanding Amount shall not exceed the aggregate Revolving Commitments in effect at such time. Within the limits of each Revolving Lender’s Revolving Commitment, the Borrower may from time to time borrow, prepay pursuant to Section 2.6, and reborrow under this Section 2.1(a).

(b)          Reduction of Commitments. The Borrower shall have the right, upon at least three Business Days’ irrevocable notice to the Administrative Agent (or such later time as may be reasonably acceptable to the Administrative Agent), to terminate in whole or reduce ratably in part the unused portion of the Revolving Commitments; provided that each partial reduction shall be in the aggregate amount of $10,000,000 and in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Revolving Commitments pursuant to this Section shall be permanent, with no obligation of the Revolving Lenders to reinstate such Revolving Commitments, and the Commitment Fees shall thereafter be computed on the basis of the Revolving Commitments, as so reduced. To the extent that a Revolving Commitment reduction would result in the Revolving Outstanding Amount exceeding the aggregate Revolving Commitments, the Borrower shall reduce the Revolving Outstanding Amount such that after giving effect to such reduction such excess has been eliminated. Such reductions shall be made to the extent necessary by first prepaying the Revolving Advances outstanding at such time, and second depositing in the Cash Collateral Account an amount of cash equal to 100% of the remaining excess to be held by the Administrative Agent as collateral and applied to satisfy drawings under Letters of Credit as they occur. If after giving effect to any reduction of the Revolving Commitments under this Section, either the Aggregate Letter of Credit Sublimit or the Swingline Sublimit exceeds the aggregate Revolving Commitments as so reduced, the Aggregate Letter of Credit Sublimit, the Swingline Sublimit or both, as the case may be, shall be automatically reduced by the amount of such excess.

(c)          Increase in Commitments.

(i)          Increase in Revolving Commitments. At any time after the Closing Date but prior to the Maturity Date, the Borrower may effectuate up to three separate increases in the aggregate Revolving Commitments (each such increase being a “Revolving Facility Increase”), by designating either one or more of the existing Revolving Lenders (each of which, in its sole discretion, may determine whether and to what degree to participate in such Revolving Facility Increase) or one or more other banks or other financial institutions (reasonably acceptable to the Administrative Agent, the Issuing Lenders and the Swingline Lender) that at the time agree, in the case of any such bank or financial institution that is an existing Revolving Lender to increase its Revolving Commitment as such Lender shall so select (an “Increasing Revolving Lender”) and, in the case of any other such bank or financial institution (an “Additional Revolving Lender”), to become a party to this Agreement; provided, however, that (A) each such Revolving Facility Increase shall be at least $25,000,000, (B) the aggregate amount of all Revolving Facility Increases since the Closing Date shall not exceed $250,000,000, and (C) except as otherwise provided below, all Revolving Commitments and Revolving Advances provided pursuant to a Revolving Facility Increase shall be available on the same terms as those applicable to the existing Revolving Commitments and Revolving Advances. The sum of the increases in the Revolving Commitments of the Increasing Revolving Lenders plus the Revolving Commitments of the Additional Revolving Lenders upon giving effect to a Revolving Facility Increase shall not, in the aggregate, exceed the amount of such Revolving Facility Increase. The Borrower shall provide prompt notice of any proposed Revolving Facility Increase pursuant to this clause (c)(i) to the Administrative Agent and the Lenders. This Section 2.1(c)(i) shall not be construed to create any obligation on any of the Administrative Agent or any of the Lenders to advance or to commit to advance any credit to the Borrower or to arrange for any other Person to advance or to commit to advance any credit to the Borrower.

(ii)         Procedure. A Revolving Facility Increase shall become effective upon (A) the receipt by the Administrative Agent of (1) an agreement in form and substance reasonably satisfactory to the Administrative Agent signed by the Borrower, each Increasing Revolving Lender and each Additional Revolving Lender, setting forth the Revolving Commitments, if any, of each such Lender and setting forth the agreement of each Additional Revolving Lender to become a party to this Agreement and to be bound by all the terms and provisions hereof binding upon each Lender, (2) such evidence of appropriate authorization on the part of the Borrower with respect to such Revolving Facility Increase as the Administrative Agent may reasonably request, and (3) a certificate of a Responsible Officer of the Borrower stating that, both before and after giving effect to such Revolving Facility Increase, no Default has occurred and is continuing, and that all representations and warranties made by the Borrower in this Agreement are true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Change” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects), unless such representation or warranty relates to an earlier date in which case it remains true and correct as of such earlier date, and the representations and warranties contained in subsections (a) and (b) of Section 4.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.2, and (B) the funding by each Increasing Revolving Lender and Additional Revolving Lender of the Advances to be made by each such Lender to effect the prepayment requirement set forth in Section 2.6(b)(ii). Notwithstanding any provision contained herein to the contrary, from and after the date of any Revolving Facility Increase, all calculations and payments of interest on the Advances shall take into account the actual Revolving Commitment of each Lender and the principal amount outstanding of each Advance made by such Lender during the relevant period of time.

(iii)        Commitment Increases Generally. If the margin above the Eurodollar Rate on any Revolving Facility Increase exceeds the Applicable Margin on the Revolving Credit Facility (the amount of such excess being referred to herein as the “Yield Differential”), then the Applicable Margin then in effect for the Revolving Credit Facility shall automatically be increased by the Yield Differential, effective upon the effectiveness of such Revolving Facility Increase.

2.2         Evidence of Indebtedness. The Advances made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent. The accounts or records maintained by the Administrative Agent and the Lenders shall be conclusive absent manifest error of the amount of the Advances made by such Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender to the Borrower made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note which shall evidence such Lender’s Advances to the Borrower in addition to such accounts or records. Each Lender may attach schedules to such Note and endorse thereon the date, Type (if applicable), amount, currency and maturity of its Advances and payments with respect thereto.

2.3         Letters of Credit.

(a)          Commitment for Letters of Credit. Subject to the terms and conditions set forth in this Agreement and in reliance upon the agreements of the Revolving Lenders set forth in this Section, each Issuing Lender agrees to, from time to time on any Business Day during the period from the Closing Date until the date that is five Business Days prior to the Maturity Date, issue, increase or extend the expiration date of, the Letters of Credit for the account of the Parent or any Subsidiary thereof.

(b)          Limitations.

(i)          Notwithstanding the foregoing, no Letter of Credit will be issued, increased, or extended:

(1)         (A) if such issuance, increase, or extension would cause the Letter of Credit Exposure to exceed the Aggregate Letter of Credit Sublimit or (B) if such issuance, increase, or extension would cause the Letter of Credit Exposure with respect to Letters of Credit issued by any Issuing Lender to exceed the Letter of Credit Sublimit applicable to such Issuing Lender (unless such Issuing Lender otherwise consents in its sole discretion);

(2)         if such issuance, increase, or extension would cause the Revolving Outstanding Amount to exceed the aggregate Revolving Commitments;

(3)         unless such Letter of Credit has an expiration date not later than five Business Days prior to the Maturity Date;

(4)         unless such Letter of Credit is a standby or commercial letter of credit not supporting the repayment of indebtedness for borrowed money of any Person;

(5)         unless such Letter of Credit is in form and substance acceptable to such Issuing Lender in its sole discretion;

(6)         unless the Borrower has delivered to such Issuing Lender (x) a completed and executed Letter of Credit Application and (y) a duly executed Letter of Credit Request; provided that, if the terms of any Letter of Credit Application conflicts with the terms of this Agreement, the terms of this Agreement shall control;

(7)         unless such Letter of Credit is governed by (A) in the case of a commercial letter of credit, the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July 2007 International Chamber of Commerce Publication No. 600 (or such later version thereof as may be acceptable to the applicable Issuing Lender and in effect at the time of issuance of such Letter of Credit) (the “UCP”) or (B) in the case of a standby letter of credit, the UCP or the International Standby Practices 1998 published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be acceptable to the applicable Issuing Lender and in effect at the time of issuance of such Letter of Credit) (the “ISP”);

(8)         if any Revolving Lender is at such time a Defaulting Lender or Potential Defaulting Lender; unless the applicable Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion), with the Borrower or such Revolving Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure with respect to such Defaulting Lender (after giving effect to Section 2.17(a)(iv)) or such Potential Defaulting Lender; or

(9)         if such issuance, increase, or extension would cause the Letter of Credit Exposure attributable to Letters of Credit denominated in Alternative Currencies to exceed the Alternative Currency Sublimit.

(ii)         No Issuing Lender shall be under any obligation to issue, increase or extend any Letter of Credit if:

(1)         the issuance, increase or extension would violate any applicable Legal Requirement or one or more of the applicable Issuing Lender’s policies (now or hereafter in effect) applicable to letters of credit generally;

(2)         except as otherwise agreed by the Administrative Agent and the applicable Issuing Lender, the Letter of Credit is in an initial stated amount less than $100,000;

(3)         the Letter of Credit is to be denominated in a currency other than Dollars or an Alternative Currency;

(4)         the Letter of Credit supports the obligations of any Person in respect of (x) a lease of real Property, or (y) an employment contract, in each instance if the applicable Issuing Lender reasonably determines that the Borrower’s obligation to reimburse any draws under such Letter of Credit may be limited;or

(5)         solely with respect to Barclays Bank PLC in its capacity as an Issuing Lender, the Letter of Credit is not a standby Letter of Credit.

(c)          Requesting Letters of Credit. Each Letter of Credit Extension shall be made pursuant to a Letter of Credit Request and Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, given by the Borrower to the applicable Issuing Lender with a copy to the Administrative Agent by facsimile, overnight courier service, certified or registered mail, electronic transmission using the system provided by the applicable Issuing Lender or by any other means acceptable to the applicable Issuing Lender not later than (i) with respect to each Existing Letter of Credit, the Closing Date and (ii) with respect to each other Letter of Credit Extension, 2:00 p.m. (Houston, Texas, time) on the third Business Day before the proposed date of the Letter of Credit Extension (or such later time as may be acceptable to such Issuing Lender in its sole discretion). Each Letter of Credit Request and Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, shall be fully completed and shall specify the information required therein, including the requested currency and the amount of any unused commitments to issue letters of credit under the Non-Extended Facility, and shall include certifications as to the applicable matters set forth in Section 3.2. Each Letter of Credit Request and Letter of Credit Application, or if applicable, amendments to such Letter of Credit Applications, shall be irrevocable and binding on the Borrower. Subject to the terms and conditions hereof, the applicable Issuing Lender shall on the date of such Letter of Credit Extension, make such Letter of Credit Extension to the beneficiary of such Letter of Credit.

(d)          Reimbursements for Letters of Credit; Deemed Borrowings; Funding of Participations. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit with the accompanying documentation required thereby, an Issuing Lender shall notify the Administrative Agent and the Borrower thereof. In the case of a Letter of Credit denominated in an Alternative Currency, the Borrower shall reimburse the Issuing Lender in such Alternative Currency, unless (A) the Issuing Lender (at its option) shall have specified in such notice that it will require reimbursement in Dollars, or (B) in the absence of any such requirement for reimbursement in Dollars, the Borrower shall have notified the Issuing Lender promptly following receipt of the notice of drawing that the Borrower will reimburse the Issuing Lender in Dollars. In the case of any such reimbursement in Dollars of a drawing under a Letter of Credit denominated in an Alternative Currency, the Issuing Lender shall notify the Borrower of the Dollar Equivalent of the amount of the drawing promptly following the determination thereof. No later than 2:00 p.m. (Houston, Texas time), or the Applicable Time on the date of any payment by the Issuing Lender under a Letter of Credit to be reimbursed in an Alternative Currency (each such date, an “Honor Date”), the Borrower agrees to pay to such Issuing Lender an amount equal to any amount so paid or to be paid by such Issuing Lender under or in respect of such Letter of Credit in the applicable currency. In the event that (A) a drawing denominated in an Alternative Currency is to be reimbursed in Dollars pursuant to the second sentence in this Section 2.3(d) and (B) the Dollar amount paid by the Borrower, whether on or after the Honor Date, shall not be adequate on the date of that payment to purchase in accordance with normal banking procedures a sum denominated in the Alternative Currency equal to the drawing, the Borrower agrees, as a separate and independent obligation, to indemnify the Issuing Bank for the loss resulting from its inability on that date to purchase the Alternative Currency in the full amount of the drawing. In the event an Issuing Lender makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not timely reimbursed by the Borrower as required by the preceding sentence, then upon notice thereof by such Issuing Lender to the Administrative Agent the Borrower shall be deemed to have requested a Borrowing consisting of Base Rate Advances in an amount equal to the Dollar Equivalent of the amount then due and payable by the Borrower to the Issuing Lender (notwithstanding any minimum size or increment limitations on individual Revolving Advances). Each Revolving Lender (including the Revolving Lender acting as an Issuing Lender) shall, upon notice from the Administrative Agent that the Borrower has requested or is deemed to have requested a Revolving Advance pursuant to Section 2.5 and regardless of whether such notice complies with Section 2.5, make available in Same Day Funds to the Administrative Agent for the account of such Issuing Lender an amount equal to such Revolving Lender’s Applicable Percentage of the amount of such Revolving Advance not later than 1:00 p.m. (Houston, Texas time) on the Business Day following the date such Revolving Lender receives such notice from the Administrative Agent, whereupon each Revolving Lender that so makes Same Day Funds available shall be deemed to have made a Base Rate Advance to the Borrower in such amount. If for any reason any payment pursuant to a request for draw presented under a Letter of Credit is not refinanced by a Borrowing in accordance with this Section 2.3(d) (including as a result of a failure to satisfy one or more conditions set forth in Section 3.2), the Issuing Lender shall be deemed to have requested that each of the applicable Revolving Lenders fund its risk participation in the relevant Letter of Credit Obligations and each such Revolving Lender’s payment to the Administrative Agent for the account of the Issuing Lender pursuant to this Section 2.3(d) shall be deemed payment in respect of such participation. The Administrative Agent shall remit the funds so received to the applicable Issuing Lender. If any such Revolving Lender shall not have timely made such Revolving Advance or funding of its risk participation available to the Administrative Agent pursuant to this Section 2.3, such Lender agrees to pay interest thereon for each day from the date such amount was due and payable to but excluding the date such amount is paid at the lesser of (A) the Overnight Rate for such day for the first three days and thereafter the interest rate applicable to such Base Rate Advances and (B) the Maximum Rate. The Borrower hereby unconditionally and irrevocably authorizes, empowers, and directs the Administrative Agent and the Lenders to record and otherwise treat each payment under a Letter of Credit not immediately reimbursed by the Borrower as a Borrowing comprised of Base Rate Advances to the Borrower.

(e)          Participations. Upon the date of the issuance or increase of a Letter of Credit (including the deemed issuance of the Existing Letters of Credit on the Closing Date) without any further action by any Person, the applicable Issuing Lender shall be deemed to have sold to each Revolving Lender and each Revolving Lender shall have been deemed to have purchased from such Issuing Lender a participation in such Letter of Credit in an amount equal to such Revolving Lender’s Applicable Percentage at such date of the aggregate amount available to be drawn under such Letter of Credit and such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Issuing Lender shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each such participant Revolving Lender by telex, telephone, or telecopy of each Letter of Credit issued or increased and the actual dollar amount or Dollar Equivalent amount of such Revolving Lender’s participation in such Letter of Credit. Each Revolving Lender’s obligation to purchase participating interests pursuant to this Section and to reimburse the Issuing Lenders for such Revolving Lender’s Applicable Percentage of any payment under a Letter of Credit by an Issuing Lender not reimbursed in full by the Borrower shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any of the circumstances described in paragraph (f) below, (ii) the occurrence and continuance of a Default, (iii) an adverse change in the financial condition of any Credit Party, (iv) any failure to meet the conditions in Section 3.2 or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing, except for any such circumstance, happening or event constituting or arising from gross negligence or willful misconduct on the part of such Issuing Lender as determined by a court of competent jurisdiction by a final and non-appealable judgment.

(f)           Obligations Unconditional. The obligations of the Borrower under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

(i)          any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Documents or any other Credit Document;

(ii)         any amendment or waiver of or any consent to departure from any Letter of Credit, any Letter of Credit Document or any other Credit Document;

(iii)        the existence of any claim, counterclaim, set-off, defense or other right which any Credit Party, any Subsidiary thereof or any other Person may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any Issuing Lender, any Lender or any other Person, whether in connection with such Letter of Credit, this Agreement, the Transactions or in any Letter of Credit Documents or any unrelated transaction;

(iv)        any draft, demand, certificate, statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent any Issuing Lender would not be liable therefor pursuant to the following paragraph (h);

(v)         any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(vi)        any payment by an Issuing Lender under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by an Issuing Lender under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law;

(vii)       any waiver by an Issuing Lender of any requirement that exists for such Issuing Lender’s protection and not the protection of the Borrower or any waiver by any Issuing Lender which does not in fact materially prejudice the Borrower;

(viii)      any payment made by an Issuing Lender in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the ISP or the UCP, as applicable;

(ix)         any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or any Subsidiary or in the relevant currency markets generally; or

(x)          any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

THE BORROWER SHALL PROMPTLY EXAMINE A COPY OF EACH LETTER OF CREDIT AND EACH AMENDMENT THERETO THAT IS DELIVERED TO IT AND, IN THE EVENT OF ANY CLAIM OF NONCOMPLIANCE WITH THE BORROWER’S INSTRUCTIONS OR OTHER IRREGULARITY, THE BORROWER WILL IMMEDIATELY NOTIFY THE APPLICABLE ISSUING LENDER.

Nothing contained in this paragraph (f) shall be deemed to constitute a waiver of any remedies of the Borrower in connection with the Letters of Credit, including those specified in Section 2.3(h).

(g)          Cash Collateralization.

(i)          The Borrower shall deposit into the Cash Collateral Account in accordance with paragraph (ii) below cash in an amount equal to 103% of the Letter of Credit Exposure of all outstanding Letters of Credit, if the Revolving Commitments are terminated pursuant to Section 2.1(b) or Article VII, on the date of such termination.

(ii)         If at any time that there shall exist a Defaulting Lender or Potential Defaulting Lender, promptly upon the request of the Administrative Agent or an Issuing Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount equal to the Fronting Exposure at the time (determined for the avoidance of doubt, after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by any Defaulting Lender).

(iii)        If the Administrative Agent notifies the Borrower at any time that the Letter of Credit Obligations attributable to all Letters of Credit denominated in Alternative Currencies at such time exceeds an amount equal to 105% of the Alternative Currency Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize such Letter of Credit Obligations in an aggregate amount equal to the portion of such Letter of Credit Obligations that exceeds 100% of the Alternative Currency Sublimit then in effect.

(h)          Liability of Issuing Lenders. The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its or any Credit Party’s use of such Letter of Credit. Neither an Issuing Lender nor any of its respective officers or directors shall be liable or responsible for:

(i)          the use which may be made of any Letter of Credit or any proceeds therefrom or any acts or omissions of any beneficiary or transferee in connection therewith;

(ii)         the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; or

(iii)        any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (including such Issuing Lender’s own negligence),

except that the Borrower shall have a claim against an Issuing Lender, and such Issuing Lender shall be liable to, and shall promptly pay to, the Borrower, to the extent of any direct, as opposed to special, indirect, consequential, exemplary or punitive damages suffered by the Borrower which the Borrower proves were caused by (A) such Issuing Lender’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) such Issuing Lender’s willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit, in each case as determined by a court of competent jurisdiction by a final and non-appealable judgment. In furtherance and not in limitation of the foregoing, an Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(i)           Cash Collateral Account.

(i)          If the Borrower is required to deposit funds in the Cash Collateral Account pursuant to the terms hereof, then the Borrower and the Administrative Agent shall establish the Cash Collateral Account and the Borrower shall execute any documents and agreements, including the Administrative Agent’s form assignment of deposit accounts, that the Administrative Agent requests in connection therewith to establish the Cash Collateral Account and grant the Administrative Agent for the benefit of the Issuing Lenders a first priority security interest in such account and the funds therein and giving the Administrative Agent “control” over the Cash Collateral Account as such term is defined in the applicable Uniform Commercial Code. The Borrower hereby pledges to the Administrative Agent and grants the Administrative Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Letter of Credit Obligations. Except as provided in Section 2.3(i)(ii) below, the Borrower shall have no access and no rights of withdrawal from the Cash Collateral Account.

(ii)         Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit. Such funds shall be promptly applied by the Administrative Agent at the request of an Issuing Lender to any reimbursement or other obligations under the applicable Letters of Credit that exist or occur. If any surplus funds are held in the Cash Collateral Account above the amount required by this Agreement during the existence of an Event of Default the Administrative Agent may (A) hold such surplus funds in the Cash Collateral Account as cash collateral for the Obligations or (B) apply such surplus funds to any Obligations in any manner directed by the Majority Lenders. If no Event of Default exists, the Administrative Agent shall immediately release to the Borrower at the Borrower’s written request (1) any funds held in the Cash Collateral Account in excess of 103% of the amount of Letter of Credit Exposure then required to be Cash Collateralized or (2) any Cash Collateral provided to reduce Fronting Exposure promptly following the elimination of such applicable Fronting Exposure (including by any Defaulting Lender ceasing to be a Defaulting Lender, by any Potential Defaulting Lender ceasing to be a Potential Defaulting Lender, or by any Defaulting Lender or Potential Defaulting Lender ceasing to be a Revolving Lender).

(iii)        The Administrative Agent shall invest the funds in the Cash Collateral Account in an interest-bearing account or other investment approved by the Borrower. The Administrative Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Administrative Agent accords its own property or in accordance with the Borrower’s instructions or as otherwise approved by the Borrower, it being understood that the Administrative Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

(j)          Letters of Credit Issued for the Parent or Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, the Parent or a Subsidiary thereof, the Borrower shall be obligated (jointly and severally with the Parent or such Subsidiary, as applicable) to reimburse each Issuing Lender hereunder for any and all drawings under such Letter of Credit issued (or deemed issued) hereunder. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Parent or any one or more Subsidiaries thereof inures to the benefit of the Borrower, and that the Borrower’s businesses derive substantial benefits from the issuance of such Letters of Credit and the businesses of the Parent and such Subsidiaries.

(k)          Existing Letters of Credit. The parties hereto agree that effective as of the Closing Date, the Existing Letters of Credit shall be deemed to have been issued under, and shall be governed by the terms and conditions of, this Agreement.

2.4         Swingline Advances.

(a)          The Swingline Facility. On the terms and conditions set forth in this Agreement, the Swingline Lender may, in its sole and absolute discretion, from time to time on any Business Day from the Closing Date until the last Business Day occurring before the Maturity Date, make Swingline Advances to the Borrower in an aggregate principal amount not to exceed the Swingline Sublimit at any time, provided that (i) after giving effect to such Swingline Advance, the Revolving Outstanding Amount shall not exceed the aggregate Revolving Commitments in effect at such time, (ii) no Swingline Advance may mature after the Maturity Date, and (iii) no Swingline Advance shall be made by the Swingline Lender if the conditions set forth in Section 3.2 have not been met as of the date of such Swingline Advance. The Borrower agrees that the giving of the applicable Notice of Borrowing and the acceptance by the Borrower of the proceeds of such Swingline Advance shall constitute a representation and warranty by the Borrower that on the date of such Swingline Advance the conditions set forth in Section 3.2 have been met. Immediately upon the making of a Swingline Advance, each Revolving Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swingline Lender a risk participation in such Swingline Advance in an amount equal to its Applicable Percentage of such Swingline Advance.

(b)          Evidence of Indebtedness. The indebtedness of the Borrower to the Swingline Lender resulting from Swingline Advances shall be evidenced as set forth in Section 2.2.

(c)          Prepayment. Within the limits expressed in this Agreement, amounts advanced pursuant to Section 2.4(a) may from time to time be borrowed, prepaid without penalty, and reborrowed at the sole and absolute discretion of the Swingline Lender. If the aggregate outstanding amount of Swingline Advances ever exceeds the Swingline Sublimit, the Borrower shall, upon receipt of written notice of such condition from the Swingline Lender and to the extent of such excess, prepay to the Swingline Lender the outstanding principal of the Swingline Advances such that such excess is eliminated.

(d)          Refinancing of Swingline Advances.

(i)          The Swingline Lender at any time in its sole and absolute discretion may request, on behalf of the Borrower (which hereby irrevocably authorizes the Swingline Lender to so request on its behalf), that each Revolving Lender make a Revolving Advance consisting of Base Rate Advances in an amount equal to such Revolving Lender’s Applicable Percentage of the amount of Swingline Advances then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Notice of Borrowing for purposes hereof), without regard to the minimum and multiples specified in Section 2.5(c) for the principal amount of Borrowings but subject to the unutilized portion of the Revolving Commitments and the conditions set forth in Section 3.2. The Swingline Lender shall furnish the Borrower with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent. Regardless of whether the request for such Revolving Advance complies with Section 2.5, each Revolving Lender shall make an amount equal to its Applicable Percentage of the amount specified in such Notice of Borrowing available to the Administrative Agent in Same Day Funds for the account of the Swingline Lender at the Administrative Agent’s Lending Office not later than 1:00 p.m. (Houston, Texas, time) on the day specified in such Notice of Borrowing, whereupon, subject to Section 2.4(d)(iii), each Revolving Lender that so makes funds available shall be deemed to have made a Revolving Advance consisting of Base Rate Advances to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swingline Lender.

(ii)         If for any reason any Swingline Advance cannot be refinanced by such a Borrowing in accordance with Section 2.4(d)(i), the applicable Notice of Borrowing submitted by the Swingline Lender as set forth herein shall be deemed to be a request by the Swingline Lender that each of the applicable Revolving Lenders fund its risk participation in the relevant Swingline Advances and each such Revolving Lender’s payment to the Administrative Agent for the account of the Swingline Lender pursuant to Section 2.4(d)(i) shall be deemed payment in respect of such participation.

(iii)        If any Revolving Lender fails to make available to the Administrative Agent for the account of the Swingline Lender any amount required to be paid by such Revolving Lender pursuant to the foregoing provisions of this Section 2.4(d) by the time specified in Section 2.4(d)(i), the Swingline Lender shall be entitled to recover from such Revolving Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A certificate of the Swingline Lender submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this clause (iii) shall be conclusive absent manifest error.

(iv)        Each Revolving Lender’s obligation to make Revolving Advances or to purchase and fund risk participations in Swingline Advances pursuant to this Section 2.4(d) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Lender may have against the Swingline Lender, the Borrower, or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Advances pursuant to Section 2.4(d)(i) (but not its obligation to purchase and fund risk participations in Swingline Advances) is subject to the conditions set forth in Section 3.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Borrower to repay the Swingline Advances, together with interest as provided herein.

(e)          Repayment of Participations.

(i)          At any time after any Revolving Lender has purchased and funded a risk participation in a Swingline Advance, if the Swingline Lender receives any payment on account of such Swingline Advance, the Swingline Lender will distribute to such Revolving Lender its Applicable Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Lender’s risk participation was funded) in the same funds as those received by the Swingline Lender.

(ii)         If any payment received by the Swingline Lender in respect of principal or interest on any Swingline Advance is required to be returned by the Swingline Lender under any of the circumstances described in Section 9.11 (including pursuant to any settlement entered into by the Swingline Lender in its discretion), each Revolving Lender shall pay to the Swingline Lender its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swingline Lender. The obligations of the Revolving Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f)           Interest for Account of Swingline Lender. The Swingline Lender shall be responsible for invoicing the Borrower for interest on the Swingline Advances. Until each Lender funds its Revolving Advances or risk participation pursuant to this Section to refinance such Revolving Lender’s Applicable Percentage of the applicable Swingline Advances, interest in respect of such Applicable Percentage shall be solely for the account of the Swingline Lender.

(g)          Payments Directly to Swingline Lender. The Borrower shall make all payments of principal and interest in respect of the Swingline Advances directly to the Swingline Lender.

(h)          Method of Borrowing. Each request for a Swingline Advance shall be made pursuant to telephone notice to the Swingline Lender given no later than 1:00 p.m. (Houston, Texas time) on the date of the proposed Swingline Advance, promptly confirmed by a completed and executed Notice of Borrowing facsimiled to the Administrative Agent and the Swingline Lender. The Swingline Lender will promptly make such Swingline Advance available to the Borrower at its account with the Administrative Agent.

(i)           Discretionary Nature of the Swingline Facility. Notwithstanding any terms to the contrary contained herein, the swingline facility provided herein (A) is an uncommitted facility and the Swingline Lender may, but shall not be obligated to, make Swingline Advances, and (ii) may be terminated at any time by the Swingline Lender upon written notice by the Swingline Lender to the Borrower.

2.5         Borrowings; Procedures and Limitations.

(a)          Notice of Borrowings. Each Borrowing shall be made pursuant to a Notice of Borrowing and given by the Borrower to the Administrative Agent not later than 12:00 p.m. (Houston, Texas time) on the third Business Day before the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Advances, and by the Borrower to the Administrative Agent not later than 11:00 a.m. (Houston, Texas time) on the same day as the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances. The Administrative Agent shall give each applicable Lender prompt notice on the day of receipt of timely Notice of Borrowing of such proposed Borrowing by facsimile. Each Notice of Borrowing shall be by facsimile specifying (i) the requested date of such Borrowing (which shall be a Business Day), (ii) the requested Type and Class of Advances comprising such Borrowing, (iii) the aggregate amount of such Borrowing, (iv) if such Borrowing is to be comprised of Eurodollar Advances, the Interest Period for such Advances, (v) whether, after giving effect to such Borrowing, the aggregate amount of Available Cash would exceed $200,000,000, (vi) the amount and date of receipt of any Net Cash Proceeds of issuances of, or capital contributions on account of, Equity Interests of the Parent excluded from the calculation of “Available Cash” pursuant to clause (d) of the definition thereof and the intended purposes of such Net Cash Proceeds (which shall be a purpose permitted under this Agreement), and (vii) at any time prior to the termination of the Non-Extended Facility, the amount of any unused commitments to advance loans under the Non-Extended Facility. In the case of a proposed Borrowing comprised of Eurodollar Advances, the Administrative Agent shall promptly notify each applicable Lender of the applicable interest rate under Section 2.9, as applicable. Each Lender shall before 11:00 a.m. (Houston, Texas time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Advances, and before 1:00 p.m. (Houston, Texas time) on the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances, make available for the account of its Lending Office to the Administrative Agent at its address referred to in Section 9.7, or such other location as the Administrative Agent may specify by notice to the Lenders, in Same Day Funds, such Lender’s Applicable Percentage of such Borrowing. Promptly upon the Administrative Agent’s receipt of such funds and provided that the applicable conditions set forth in Article III have been satisfied, the Administrative Agent will make such funds available to the Borrower at its account with the Administrative Agent.

(b)          Conversions and Continuations. In order to elect to Convert or Continue Revolving Advances comprising part of the same Borrowing under this Section, the Borrower shall deliver an irrevocable Notice of Conversion or Continuation to the Administrative Agent at the Administrative Agent’s office no later than 2:00 p.m. (Houston, Texas time) (i) at least one Business Day in advance of the proposed Conversion date in the case of a Conversion of such Revolving Advances to Base Rate Advances, and (ii) at least three Business Days in advance of the proposed Conversion or Continuation date in the case of a Conversion to, or a Continuation of, Eurodollar Advances. Each such Notice of Conversion or Continuation shall be in writing or facsimile, specifying (A) the requested Conversion or Continuation date (which shall be a Business Day), (B) the Borrowing amount and Type of the Revolving Advances to be Converted or Continued, (C) whether a Conversion or Continuation is requested, and if a Conversion, into what Type of Revolving Advances, and (D) in the case of a Conversion to, or a Continuation of, Eurodollar Advances, the requested Interest Period. Promptly after receipt of a Notice of Conversion or Continuation under this paragraph, the Administrative Agent shall provide each applicable Lender with a copy thereof and, in the case of a Conversion to or a Continuation of Eurodollar Advances, notify each applicable Lender of the applicable interest rate under Section 2.9 as applicable. For purposes other than the conditions set forth in Section 3.2, the portion of Revolving Advances comprising part of the same Borrowing that are Converted to Advances of another Type shall constitute a new Borrowing.

(c)          Certain Limitations. Notwithstanding anything in paragraphs (a) and (b) above:

(i)          Each Borrowing shall be in an aggregate amount not less than $3,000,000 and in integral multiples of $1,000,000 in excess thereof in the case of Eurodollar Advances and in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof in the case of Base Rate Advances.

(ii)         Each Borrowing shall (A) consist of Advances of the same Type and Class made, Converted or continued on the same day by the Lenders according to their Applicable Percentage, and (B) denominated only in Dollars.

(iii)        At no time shall there be more than eight Interest Periods applicable to outstanding Eurodollar Advances.

(iv)        The Borrower may not select Eurodollar Advances for any Borrowing to be made, Converted or Continued if an Event of Default has occurred and is continuing.

(v)         If any Lender shall, at least one Business Day prior to the requested date of any Borrowing comprised of Eurodollar Advances, notify the Administrative Agent and the Borrower that the introduction of or any change in or in the interpretation of any Legal Requirement makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make Eurodollar Advances or to fund or maintain Eurodollar Advances, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or take deposits of, Dollars in the applicable interbank market, then (1) such Lender’s Applicable Percentage of the amount of such Borrowing shall be made as a Base Rate Advance of such Lender, (2) such Base Rate Advance shall be considered part of the same Borrowing and interest on such Base Rate Advance shall be due and payable at the same time that interest on the Eurodollar Advances comprising the remainder of such Borrowing shall be due and payable, and (3) any obligation of such Lender to make, Continue, or Convert to, Eurodollar Advances, including in connection with such requested Borrowing, shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist.

(vi)        If the Administrative Agent is unable to determine the Eurodollar Rate for Eurodollar Advances comprising any requested Borrowing, the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the applicable Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Base Rate Advance.

(vii)       If the Majority Lenders shall, at least one Business Day before the date of any requested Borrowing, notify the Administrative Agent that (A) the Eurodollar Rate for Eurodollar Advances comprising such Borrowing will not adequately reflect the cost to such Lenders of making or funding their respective Eurodollar Advances, as the case may be, for such Borrowing, or (B) deposits are not being offered to banks in the applicable offshore interbank market for Dollars for the applicable amount and Interest Period of such Eurodollar Advance, then the Administrative Agent shall give notice thereof to the Borrower and the Lenders and the right of the Borrower to select Eurodollar Advances for such Borrowing or for any subsequent Borrowing shall be suspended until the Administrative Agent shall notify the Borrower and the Lenders that the circumstances causing such suspension no longer exist, and each Advance comprising such Borrowing shall be made as a Base Rate Advance.

(viii)      If the Borrower shall fail to select the duration or Continuation of any Interest Period for any Eurodollar Advance in accordance with the provisions contained in the definition of “Interest Period” in Section 1.1 and paragraph (a) or (b) above, the Administrative Agent will forthwith so notify the Borrower and the applicable Lenders and such affected Advances will be made available to the applicable Borrower on the date of such Borrowing as Eurodollar Advances with a one month Interest Period or, if such affected Advances are existing Advances, will be Converted into Base Rate Advances at the end of the Interest Period then in effect.

(ix)         Swingline Advances may not be Converted or Continued.

(x)          Notwithstanding anything to the contrary in clauses (v), (vi) and (vii) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) or the Majority Lenders notify the Administrative Agent that the Majority Lenders have made the determination, that (A) the circumstances described in clause (v), (vi) or (vii) have arisen and that such circumstances are unlikely to be temporary, (B) any applicable interest rate specified herein is no longer a widely recognized benchmark rate for newly originated loans in the U.S. syndicated loan market in the applicable currency or (C) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the U.S. syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (in consultation with the Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with market practice generally), establish a replacement interest rate (the “Replacement Rate”) reasonably acceptable to the Borrower, in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Credit Documents unless and until (1) an event described in clause (v), (vi) or (vii) occurs with respect to the Replacement Rate or (2) the Administrative Agent (or the Majority Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Advances bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Credit Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this clause (x). Notwithstanding anything to the contrary in this Agreement or the other Credit Documents (including, without limitation, Section 9.2), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Majority Lenders, with each such notice stating that such Lender objects to such amendment. To the extent the Replacement Rate is approved by the Administrative Agent in connection with this clause (x), the Replacement Rate shall be applied in a manner consistent with market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent in consultation with the Borrower (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

(d)          Notices Irrevocable. Each Notice of Borrowing and Notice of Conversion or Continuation shall be irrevocable and binding on the Borrower.

(e)          Lender Obligations Several. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, to make its Advance on the date of such Borrowing. No Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

(f)           Funding by Lenders; Administrative Agent’ Reliance. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Advances, or prior to the time of any Borrowing of Base Rate Advances, that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available in accordance with and at the time required in Section 2.5 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to the requested Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (f) shall be conclusive, absent manifest error.

2.6         Prepayments. The Borrower shall not have any right to prepay any principal amount of any Advance except as provided in this Section 2.6.

(a)          Optional. The Borrower may elect to prepay any Borrowing, in whole or in part, without penalty or premium except as set forth in Section 2.11 and after giving, by 2:00 p.m. (Houston, Texas time) (i) in the case of Eurodollar Advances, at least three Business Days’ or (ii) in the case of Base Rate Advances, one Business Day’s prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, the Borrower shall prepay Advances comprising part of the same Borrowing in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid in the case of Base Rate Advances and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date; provided that each optional partial prepayment of a Borrowing shall be in a minimum amount not less than $3,000,000 and in multiple integrals of $1,000,000 in excess thereof in the case of Eurodollar Advances and in an aggregate amount not less than $500,000 and in integral multiples of $100,000 in excess thereof in the case of Base Rate Advances.

(b)          Mandatory.

(i)          On any date that the Revolving Outstanding Amount exceeds the aggregate amount of Revolving Commitments, the Borrower shall, within one Business Day, to the extent of such excess, first, prepay to the Swingline Lender the outstanding principal amount of the Swingline Advances, second, prepay to the Revolving Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances and third, make deposits into the Cash Collateral Account to provide Cash Collateral in the amount of such excess for the Letter of Credit Exposure.

(ii)         If a Revolving Facility Increase is effected as permitted under Section 2.1(c)(i), the Borrower shall prepay any Revolving Advances outstanding on such Increase Date to the extent necessary to keep the outstanding Revolving Advances ratable to reflect the revised Applicable Percentages arising from such Revolving Facility Increase. Any prepayment made by the Borrower in accordance with this clause (b)(ii) may be made with the proceeds of Revolving Advances made by all the Revolving Lenders in connection with the Revolving Facility Increase occurring simultaneously with the prepayment.

(iii)        Within five Business Days of the receipt of any Net Cash Proceeds with respect to any Material Disposition, the Borrower shall, prepay the Advances in an aggregate amount equal to 100% of the Net Cash Proceeds thereof in excess of $25,000,000 to be applied first, to prepay to the Swingline Lender the outstanding principal amount of the Swingline Advances, and second, to prepay to the Revolving Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances (without a corresponding reduction of the Revolving Commitments), and third, if any Event of Default then exists, to make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the Letter of Credit Exposure; provided, however, that so long as no Event of Default exists or would result therefrom, the Borrower shall have the option to reinvest such Net Cash Proceeds within 365 days after the receipt of such Net Cash Proceeds from such Material Disposition in (x) assets of the type used in the business of the Parent and its Subsidiaries on the Closing Date, (y) to acquire any Person that owns assets described in clause (x), or (z) capital expenditures in connection with assets described in clause (x). In the event that such Net Cash Proceeds are not reinvested by the Borrower prior to the last day of such 365 day period, the Borrower shall prepay the Advances in the order set forth in the preceding sentence.

(iv)        With respect to each Advance as to which a Use of Proceeds Certificate is required to have been delivered hereunder, if and to the extent the Borrower has not applied the proceeds of such Advance for the Acceptable Business Purpose specified in such Use of Proceeds Certificate by the fifth Business Day following the date such Advance is made, then on the next Business Day the Borrower shall prepay the Advances in an aggregate principal amount equal to such unused proceeds to be applied first, to prepay to the Swingline Lender the outstanding principal amount of the Swingline Advances, and second, to prepay to the Revolving Lenders on a pro rata basis the outstanding principal amount of the Revolving Advances (without a corresponding reduction of the Revolving Commitments), and third, if any Event of Default then exists, to make deposits into the Cash Collateral Account to provide cash collateral in the amount of such excess for the Letter of Credit Exposure.

(c)          Interest; Costs. Each prepayment pursuant to this Section 2.6 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date.

2.7         Repayment.

(a)          Revolving Advances. The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of and ratable benefit of each Revolving Lender the aggregate outstanding principal amount of all Revolving Advances on the Maturity Date.

(b)          Swingline Advances. The Borrower hereby unconditionally promises to pay to the Swingline Lender (i) the aggregate outstanding principal amount of all Swingline Advances on each Swingline Payment Date, and (ii) the aggregate outstanding principal amount of all Swingline Advances outstanding on the Maturity Date.

2.8         Fees.

(a)          Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender (subject to Section 2.17(a)(iii)) a Commitment Fee on the average daily amount by which such Revolving Lender’s Revolving Commitment exceeds such Revolving Lender’s outstanding Revolving Advances plus such Lender’s Applicable Percentage of the Letter of Credit Exposure at the per annum rate equal to the Applicable Margin for Commitment Fees for such period. The Commitment Fee is due quarterly in arrears on March 31, June 30, September 30, and December 31 of each year commencing on June 30, 2018, and on the Maturity Date. For purposes of this Section 2.8(a) only, amounts advanced as Swingline Advances shall not reduce the amount of the unused Revolving Commitment.

(b)          Fees for Letters of Credit. The Borrower agrees to pay the following (subject to Section 2.17(a)(iii)): (i) to the Administrative Agent for the pro rata benefit of the Revolving Lenders a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the Applicable Margin for Borrowings consisting of Eurodollar Advances on the Dollar Equivalent of the face amount of such Letter of Credit for the period such Letter of Credit is outstanding, which fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Maturity Date; provided, however, that any letter of credit fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit shall be payable, to the maximum extent permitted by applicable law, to the other Revolving Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.17(a)(iv), with the balance of such fee, if any, being retained by the Borrower for its own account or, to the extent any Fronting Exposure shall then be outstanding, being payable to the applicable Issuing Lender for its own account to the extent such fee relates to the amount of such Fronting Exposure; (ii) to the applicable Issuing Lender, a fronting fee for each Letter of Credit as agreed in writing between the Borrower and the applicable Issuing Lender; and (iii) to the applicable Issuing Lender such other usual and customary fees associated with any issuances, transfers, amendments, drawings, or negotiations of any Letter of Credit, which fees shall be due and payable as requested by such Issuing Lender in accordance with such Issuing Lender’s then current fee policy. The Borrower shall have no right to any refund of letter of credit fees previously paid by the Borrower, including any refund claimed because the Borrower cancels any Letter of Credit prior to its expiration date.

(c)          Other Fees. The Borrower agrees to pay the fees to the Administrative Agent and the Arrangers as set forth in the Fee Letter.

(d)          Generally. All such fees shall be paid on the dates due, in immediately available Dollars to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the fees payable pursuant to Section 2.8(b)(ii) shall be paid directly to the applicable Issuing Lender. Once paid, absent manifest error, none of these fees shall be refundable under any circumstances.

2.9         Interest.

(a)          Revolving Credit Facility.

(i)          Base Rate Advances. Subject to the provisions of clause (c) below, each Borrowing consisting of Base Rate Advances shall bear interest at the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances under the Revolving Credit Facility for such period. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Revolving Lender all accrued but unpaid interest on such Revolving Lender’s Base Rate Advances on each March 31, June 30, September 30, and December 31 commencing on June 30, 2018, and on the Maturity Date.

(ii)         Eurodollar Advances. Subject to the provisions of clause (c) below, each Borrowing consisting of Eurodollar Advances shall bear interest during its Interest Period equal to at all times the Eurodollar Rate for such Interest Period plus the Applicable Margin for Eurodollar Advances under the Revolving Credit Facility for such period. The Borrower shall pay to the Administrative Agent for the ratable benefit of each Revolving Lender all accrued but unpaid interest on each of such Revolving Lender’s Eurodollar Advances on the last day of the Interest Period therefor (provided that for Eurodollar Advances with six month Interest Periods, accrued but unpaid interest shall also be due on the day three months from the first day of such Interest Period), on the date any Eurodollar Advance is repaid in full, and on the Maturity Date.

(b)          Swingline Advances. Subject to the provisions of clause (d) below, at the Borrower’s option, Swingline Advances shall bear interest at either (i) the Adjusted Base Rate in effect from time to time plus the Applicable Margin for Base Rate Advances under the Revolving Credit Facility or (ii) the Eurodollar Rate in effect from time to time (or if any such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus the Applicable Margin for Eurodollar Advances under the Revolving Credit Facility. The Borrower shall pay to the Swingline Lender for its own account subject to Section 2.4(f) all accrued but unpaid interest on each Swingline Advance on each Swingline Payment Date, on the date any Swingline Advance is repaid (or refinanced) in full, and on the Maturity Date.

(c)          Default Interest. If, at any time, (i) any principal of or interest on any Advance or any fee, reimbursement of a drawing under a Letter of Credit or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, (ii) any Event of Default under Section 7.1(g) occurs and is continuing or (iii) any Event of Default is continuing (except as set forth in clauses (i) and (ii) above) upon the request of the Majority Lenders, then the Borrower shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Legal Requirements. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand (and if no express demand is made, then due and payable on the otherwise required interest payment dates hereunder).

2.10       Illegality.

(a)          If any Lender shall notify the Borrower that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for such Lender or its Lending Office to perform its obligations under this Agreement to make, maintain, or fund any Eurodollar Advances of such Lender then outstanding hereunder, (a) the Borrower shall, no later than 11:00 a.m. (Houston, Texas, time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding Eurodollar Advance, or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the Eurodollar Advances of such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.11 as a result of such prepayment being made on such date, (b) such Lender shall simultaneously make a Base Rate Advance to the Borrower on such date in an amount equal to the aggregate principal amount of the Eurodollar Advances prepaid to such Lender, and (c) the right of the Borrower to select Eurodollar Advances from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Borrower that the circumstances causing such suspension no longer exist.

(b)          If, in any applicable jurisdiction, the Administrative Agent, any Issuing Lender or any Lender or any Designated Lender determines that any law or regulation has made it unlawful, or that any central bank or other governmental authority asserts that it is unlawful, for the Administrative Agent, any Issuing Lender or any Lender or its applicable Designated Lender to (i) perform any of its obligations hereunder or under any other Credit Document, (ii) to fund or maintain its participation in any Advance or Letter of Credit or (iii) issue, make, maintain, fund or charge interest or fees with respect to any Advance or Letter of Credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such Advance or Letter of Credit shall be suspended, and to the extent required by applicable Law, cancelled. Upon receipt of such notice, the Credit Parties shall, (A) repay that Person’s participation in the Advances, Letters of Credit or other applicable Obligations on the last day of the Interest Period for each Advance, Letter of Credit or other Obligation occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by applicable law), (B) to the extent applicable to any Issuing Lender, Cash Collateralize that portion of applicable Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit to the extent not otherwise Cash Collateralized and (C) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

2.11       Breakage Costs.

(a)          Funding Losses. In the case of any Borrowing which the related Notice of Borrowing specifies is to be comprised of Eurodollar Advances, the Borrower hereby indemnifies each Lender against any loss, out-of-pocket cost, or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (excluding any loss of anticipated profits), cost, or expense incurred by reason of the liquidation or redeployment of deposits or other funds acquired by such Lender to fund the Eurodollar Advance to be made by such Lender as part of such Borrowing when such Eurodollar Advance as a result of such failure, is not made on such date.

(b)          Prepayment or Late Payment Losses. If (i) any payment of principal of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of any prepayment, payment pursuant to Section 2.6, the acceleration of the maturity of the Obligations, or for any other reason, (ii) the Borrower fails to make a principal or interest payment with respect to any Eurodollar Advance on the date such payment is due and payable, or (iii) any failure by the Borrower to make payment of any Advance or reimbursement of drawing under any Letter of Credit (or interest due thereon) on its scheduled due date or payment thereof in a different currency than required; the Borrower shall, within 10 days of any written demand sent by the Administrative Agent on behalf of a Lender to the Borrower, pay to the Administrative Agent for the benefit of such Lender any amounts determined in good faith by such Lender to be required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (excluding loss of anticipated profits), cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(c)          Assignment Losses. If any assignment of any Eurodollar Advance is made other than on the last day of the Interest Period for such Advance as a result of a request by the Borrower pursuant to clause (b) of Section 2.16, the Borrower shall, within three (3) Business Days of any written demand sent by the Administrative Agent on behalf of the Lender that is the assignee thereof to the Borrower, pay to the Administrative Agent for the benefit of such Lender any amounts determined by such Lender to be required to compensate such Lender for any additional losses, out-of-pocket costs, or expenses (other than any anticipated lost profits) which it may reasonably incur as a result of such assignment, including, without limitation, any such loss, cost, or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Advance.

(d)          Certificate. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.11 shall be delivered to the Borrower and the Administrative Agent and shall be conclusive absent manifest error.

2.12       Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall:

(i)          impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 2.12(e)) or any Issuing Lender;

(ii)         subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)        impose on any Lender or Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Advance (or of maintaining its obligation to make or accept and purchase any such Advance), or to increase the cost to such Lender, Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, Issuing Lender or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, Issuing Lender or other Recipient, the Borrower will pay to such Lender, Issuing Lender or other Recipient, such additional amount or amounts as will compensate such Lender, Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)          Capital Adequacy. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any lending office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Lender’s capital or on the capital of such Lender’s or Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Advances made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Lender’s policies and the policies of such Lender’s or Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or Issuing Lender, such additional amount or amounts as will compensate such Lender or Issuing Lender or such Lender’s or Issuing Lender’s holding company for any such reduction suffered.

(c)          Certificates for Reimbursement. A certificate of a Lender or Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)          Delay in Requests. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any reserve, tax, lost compensation, increased costs or reductions suffered or incurred more than 270 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrower of the cause giving rise to such reserve, tax, lost compensation, increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof).

(e)          Additional Reserve Requirement. The Borrower shall pay to each Lender Party, (i) as long as such Lender Party shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurodollar funds or deposits (currently known as Eurocurrency Liabilities), additional interest on the unpaid principal amount of each Eurodollar Advance equal to the actual costs of such reserves allocated to such Advance by such Lender Party (as determined by such Lender Party in good faith, which determination shall be conclusive in the absence of manifest error), and (ii) as long as such Lender Party shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Revolving Commitments or the funding of the Eurodollar Advances, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Revolving Commitments or Advances by such Lender Party (as determined by such Lender Party in good faith, which determination shall be conclusive in the absence of manifest error), which in each case, shall be due and payable on each date on which interest is payable on such Advance.

2.13       Payments and Computations.

(a)          Payments. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed in the currency in which such amount is owed and in Same Day Funds. Subject to Section 2.5(c), each payment of any Advance pursuant to this Section or any other provision of this Agreement shall be made in a manner such that all Advances comprising part of the same Borrowing are paid in whole or ratably in part.

(b)          Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the applicable Lenders or Issuing Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or Issuing Lender, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Lender, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate. A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive absent manifest error.

(c)          Payment Procedures. The Borrower shall make each payment of any amount under this Agreement and under any other Credit Document prior to the time expressly required hereunder (or, if no such time is expressly required, not later than 11:00 a.m. (Houston, Texas time) for payments made in Dollars and the relevant time specified by the Issuing Lender of Administrative Agent, as applicable, for payments made in Alternative Currencies) on the day when due to the Administrative Agent at the Administrative Agent’s address (or such other location as the Administrative Agent shall designate in writing to the Borrower) in Same Day Funds; provided however that payments specified to be made directly to an Issuing Lender or any other Person, including amounts payable solely to any specific Lender Party pursuant to Sections 2.3, 2.4, 2.8, 2.9, 2.10, 2.11, 2.12, 2.14, and 9.1 but after taking into account payments effected pursuant to Section 2.13(f), shall be made directly to the Persons entitled thereto. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Legal Requirement from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount. The Administrative Agent will promptly thereafter, and in any event prior to the close of business on the day any timely payment is made, cause to be distributed like funds relating to the payment of principal, interest or fees ratably in accordance with each Lender’s Applicable Percentage to the Lenders for the account of their respective Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Lending Office, in each case to be applied in accordance with the terms of this Agreement. Upon receipt of other amounts due solely to the Administrative Agent, Issuing Lender, Swingline Lender, or a specific Lender, the Administrative Agent shall distribute such amounts to the appropriate party to be applied in accordance with the terms of this Agreement.

(d)          Non-Business Day Payments. Whenever any payment shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided that if such extension would cause payment of interest on or principal of Eurodollar Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e)          Computations. All computations of interest based on the Prime Rate shall be made by the Administrative Agent on the basis of a year of 365/366 days and on the basis of a year of 360 days for all other interest and fees, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Administrative Agent of an amount of interest or fees shall be conclusive and binding for all purposes absent manifest error.

(f)           Sharing of Payments, Etc. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Advances or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of its Advances and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations or assignments in the Advances and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Advances and other amounts owing them; provided that:

(i)          if any such participations or assignments are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or assignments shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii)         the provisions of this paragraph shall not be construed to apply to (x) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or participations or assignments in Letter of Credit Obligations to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation or assignment pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation or assignment as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation or assignment.

2.14       Taxes.

(a)          Defined Terms. For purposes of this Section 2.14, the term “Lender” includes any Issuing Lender and the term “applicable Legal Requirement” includes FATCA.

(b)          Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by such applicable withholding agent, then such applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)          Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirement, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d)          Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, except as a result of the gross negligence or willful misconduct of such Recipient, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)          Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.6(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)           Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.14, the Borrower shall deliver to the Administrative Agent the original or a certified copy of any available receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g)          Status of Lenders.

(i)          Each Recipient shall establish on or prior to the Closing Date or any other date on which such Recipient becomes party to this Agreement an exemption from withholding Tax as of such date under the law of the jurisdiction in which the Borrower is a resident for Tax purposes and the United States, or any treaty to which such jurisdictions are a party, with respect to payments made under any Credit Document. Each Recipient shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Recipient, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Legal Requirement or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Recipient is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Recipient’s reasonable judgment such completion, execution or submission would subject such Recipient to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Recipient.

(ii)         Without limiting the generality of the foregoing:

(A)	any Recipient that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Recipient becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed copies of IRS Form W-9 certifying that such Recipient is exempt from U.S. federal backup withholding Tax;

(B)	any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following would be applicable if the Borrower were a resident of the United States:

a.           duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E;

b.           duly completed copies of IRS Form W-8ECI;

c.           (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

d.           to the extent such Lender is not the beneficial owner, duly completed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if such Lender is a partnership and one or more direct or indirect partners of such Lender are claiming the portfolio interest exemption, such Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)	any Lender that is not a U.S. Person shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed copies of any other form prescribed by applicable Legal Requirement as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Legal Requirement to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)	if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Recipient shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Legal Requirement (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h)          Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i)           Survival. Each party’s obligations under this Section 2.14 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

2.15       Designated Lender. Each of the Administrative Agent, any Issuing Lender and each Lender at its option may make any Advances or issue any Letter of Credit or otherwise perform its obligations hereunder through any Lending Office (each, a “Designated Lender”); provided that any exercise of such option shall not affect the obligation of the Borrower to repay any Advance or Letter of Credit in accordance with the terms of this Agreement; provided further, that, in the case of an Affiliate or branch of a Lender, such provisions that would be applicable with respect to Advances or Letters of Credit actually provided by such Affiliate or branch of such Lender shall apply to such Affiliate or branch of such Lender to the same extent as such Lender; provided further that, for the purposes only of voting in connection with any Credit Document, any participation by any Designated Lender in any outstanding Advances or Letters of Credit shall be deemed a participation of such Lender or Issuing Lender. Any Designated Lender shall be considered a Lender.

2.16       Mitigation Obligations; Replacement of Lenders.

(a)          Designation of Different Lending Office. If any Lender requests compensation under Section 2.12, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section  2.14, or suspends its obligation to continue, or Convert Advances into, Eurodollar Advances pursuant to Section 2.5(c)(v) or Section 2.10, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Credit Extensions hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or Section 2.14, as the case may be, in the future or if applicable, would avoid the effect of Section 2.5(c)(v) or Section 2.10, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)          Replacement of Lenders. If any Lender requests compensation under Section 2.12 or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or suspends its obligation to continue, or Convert Advances into, Eurodollar Advances pursuant to Section 2.5(c)(v) or Section 2.10, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.16(a), or if any Lender is a Defaulting Lender or a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.6), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.12 or Section 2.14) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) (such assignee being referred to as a “Replacement Lender”); provided that:

(i)          such Lender shall have received payment of an amount equal to the outstanding principal of its Advance and funded participations in Letter of Credit Obligations, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.11) from the Replacement Lender (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(ii)         in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter;

(iii)        such assignment does not conflict with applicable Legal Requirement; and

(iv)        in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable Replacement Lender shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.17       Defaulting Lenders.

(a)          Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirement:

(i)          Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement or any other Credit Document shall be restricted as set forth in Section 9.2.

(ii)         Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.6 or 2.7, or otherwise, and including any amounts made available to the Administrative Agent by such Defaulting Lender pursuant to Section 7.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows:

first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder;

second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to an Issuing Lender or the Swingline Lender hereunder;

third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.18;

fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent;

fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.18;

sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and

eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 3.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit and Swingline Advances are held by the Lenders pro rata in accordance with the Revolving Commitments without giving effect to Section 2.17(a)(iv).

Any payments, prepayments or other amounts paid or payable to any Defaulting Lender that are applied (or held) to pay amounts owed by such Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents to the foregoing.

(iii)        Certain Fees.

(1)         No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(2)         Each Defaulting Lender shall be entitled to receive Letter of Credit fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.18.

(3)         With respect to any Letter of Credit fee not required to be paid to any Defaulting Lender pursuant to clause (1) or (2) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)        Reallocation of Ratable Portions to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Advances shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that (x) the conditions set forth in Section 3.2 are satisfied at the time of such reallocation (and, unless the Borrower shall have otherwise notified the Administrative Agent at such time, the Borrower shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the outstanding principal amount of Revolving Advances of any Non-Defaulting Lender plus such Non-Defaulting Lender’s Applicable Percentage of Letter of Credit Exposure to exceed such Non-Defaulting Lender’s Revolving Commitment. Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)         Cash Collateral, Repayment of Swingline Advances. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, prepay Swingline Advances in an amount equal to the Swingline Lender’s Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.18.

(b)          Defaulting Lender Cure. If the Borrower, the Administrative Agent and the Swingline Lender and Issuing Lenders agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances and funded and unfunded participations in Letters of Credit and Swingline Advances to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)          New Swingline Advances/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund any Swingline Advances unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Advance and (ii) no Issuing Lender shall be required to issue, extend, or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

2.18       Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent) the Borrower shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a)          Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient such that the total amount of Cash Collateral that is not subject to any such third party’s right or claim (as reasonably determined by the Administrative Agent) is equal to or greater than the Minimum Collateral Amount (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b)          Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.18 or Section 2.17 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations or any deemed Borrowing under Section 2.3(d) (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c)          Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.18 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral; provided that, subject to Section 2.17 the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Article III

CONDITIONS PRECEDENT

3.1         Conditions Precedent to Effectiveness. The effectiveness of this Agreement as set forth herein is subject to the following conditions precedent:

(a)          Documentation. The Administrative Agent shall have received the following, duly executed by all the parties thereto, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders:

(i)          this Agreement and all attached Exhibits and Schedules;

(ii)         the Parent Guaranty;

(iii)        a Guaranty duly executed by each of (A) Atlantic Maritime Services LLC, a Delaware limited liability company; (B) Rowan 350 Slot Rigs, Inc., a Delaware corporation; (C) Rowan Delaware, (D) Rowan Finance LLC, a Delaware limited liability company; (E) Ralph Coffman Luxembourg S.à r.l, a Luxembourg private limited liability company (société à responsabilité limitée), with its registered office at 48, Boulevard Grande-Duchesse Charlotte, L - 1330 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 180.856, (F) Rowan Finanz; (G) Rowan Offshore Luxembourg S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with its registered office at 48, Boulevard Grande-Duchesse Charlotte, L - 1330 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 162.526; and (H) Rowan Rigs S.à r.l., a Luxembourg private limited liability company (société à responsabilité limitée), with its registered office at 48, Boulevard Grande-Duchesse Charlotte, L - 1330 Luxembourg and registered with the Luxembourg Trade and Companies Register under number B 186.655;

(iv)        the Notes payable to the order of each Lender, as requested by such Lender;

(v)         a certificate from a Responsible Officer of each of the Parent and the Borrower dated as of the Closing Date stating that as of such date (A) all representations and warranties of the Credit Parties set forth in the Credit Documents are true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to “Material Adverse Change” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects), (B) no Default has occurred and is continuing and (C) the Parent and its Subsidiaries have greater than $1,000,000,000 in Available Cash;

(vi)        a secretary’s certificate, or in the case of a company incorporated under the laws of the Cayman Islands, a director’s certificate, from each Credit Party that is not a Luxembourg entity certifying as to such Person’s (A) officers’ incumbency and/or directors’ incumbency (as applicable), (B) authorizing resolutions, and (C) organizational documents;

(vii)       a manager’s certificate from each Credit Party that is a Luxembourg entity certifying (A) as to such Person’s (1) officers’ incumbency or specimen signatures, (2) authorizing resolutions, and (3) organizational documents, and (B) that such Person is not subject to nor, as applicable, does it meet or, to the best of its knowledge, threaten to meet the criteria of bankruptcy (faillite), insolvency, voluntary or judicial liquidation (liquidation volontaire ou judiciaire), composition with creditors (concordat préventif de la faillite), controlled management (gestion contrôlée), reprieve from payment (sursis de paiement), general settlement with creditors, reorganisation or similar laws affecting the rights of creditors generally, is not in a state of cessation of payments (cessation de payments) and has not lost its commercial creditworthiness (ébranlement de credit) and to the best of its knowledge, no application has been made, as far as it is aware, by any other person entitled for the appointment of a commissaire, juge-commissaire, liquidateur, curateur or similar officer pursuant to any voluntary or judicial insolvency, winding-up, liquidation or similar proceedings;

(viii)      an excerpt (“extrait”) issued by the Luxembourg Trade and Companies Register dated as of the Closing Date with respect to each Credit Party that is a Luxembourg entity;

(ix)         a domiciliation certificate issued by the domiciliation agent of each Credit Party that is a Luxembourg entity, dated as of the Closing Date;

(x)          a Compliance Certificate dated as of the Closing Date demonstrating compliance with each financial covenant set forth in Section 6.15 (other than the Guarantee Ratios);

(xi)         certificates of good standing or qualification for each Credit Party that is not a Luxembourg entity in (a) each jurisdiction in which each such Person is organized and (b) each other jurisdiction in which such good standing or qualification is required under Section 5.1, which certificates shall be dated as of a recent date;

(xii)        a non-registration certificate (“certificat de non-inscription d’une décision judiciaire”) issued by the Luxembourg Trade and Companies Register dated as of the Closing Date stating that no judicial decision has been registered by application of article 13, items 2 to 12 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies with respect to each Credit Party that is a Luxembourg entity;

(xiii)       a legal opinion of Latham & Watkins LLP, outside counsel to the Credit Parties, in form and substance reasonably acceptable to the Administrative Agent;

(xiv)      a legal opinion of Baker & McKenzie, Luxembourg counsel to the Credit Parties that are Luxembourg entities, in form and substance reasonably acceptable to the Administrative Agent;

(xv)       a legal opinion of Latham & Watkins LLP, United Kingdom counsel to the Parent, in form and substance reasonably acceptable to the Administrative Agent; and

(xvi)      such other documents, governmental certificates, and agreements as any Lender Party may reasonably request.

(b)          Representations and Warranties. The representations and warranties contained in Article IV and in each other Credit Document shall be true and correct on and as of the Closing Date before and after giving effect to any initial Borrowings or issuance (or deemed issuance) of Letters of Credit, as though made on and as of such date and before and after giving effect to the Transactions which occur on the Closing Date.

(c)          No Default. No Default shall have occurred and be continuing.

(d)          Payment of Fees in Connection with the Revolving Credit Facility. The Borrower shall have paid the fees and expenses required to be paid as of the Closing Date by Section 9.1 and the Fee Letter.

(e)          Payment of all Amounts in Connection with the Non-Extended Facility. Rowan Delaware shall have paid, or caused to be paid, all fees, expenses, and other amounts accrued and/or owing by the obligors under the Non-Extended Facility through and including the Closing Date.

(f)           Consents; Authorization; Conflicts. The Credit Parties shall have received any consents, licenses and approvals required in accordance with applicable Legal Requirements, or in accordance with any document, agreement, instrument or arrangement to which any Credit Party is a party, in connection with the execution, delivery, performance, validity and enforceability of this Agreement and the other Credit Documents.

(g)          Other Proceedings. No action, suit, investigation, bankruptcy or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby or (ii) which, in any case, in the judgment of the Administrative Agent could reasonably be expected to result in a Material Adverse Change.

(h)          Material Adverse Change. Since December 31, 2017, there shall not have occurred any circumstance or condition that could reasonably be expected to result in a Material Adverse Change.

(i)           Solvency. (i) The Parent and its Subsidiaries on a consolidated basis shall be Solvent, and (ii) the Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent from a senior financial officer of the Parent certifying that, before and after giving effect to the Transactions (including without limitation any initial Borrowings made or initial Letters of Credit issued hereunder), the Parent and its Subsidiaries on a consolidated basis are Solvent.

(j)           Available Cash. On the Closing Date, the Parent and its Subsidiaries shall have greater than $1,000,000,000 of Available Cash.

(k)          Patriot Act Disclosures. Prior to the Closing Date, the Administrative Agent, the Arrangers and each Lender Party shall have received all documentation and other information that such Person shall have requested in order to comply with its respective obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent such documentation and other information shall have been requested reasonably in advance of such date.

(l)           Delivery of Financial Statements. The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, (i) the Financial Statements for the fiscal year ended December 31, 2017 and the fiscal quarter ended March 31, 2018 and (ii) projections prepared by management of balance sheets, income statements and cash flow statements of the Parent and its Subsidiaries, which will be quarterly for the first year after the Closing Date and annually thereafter for the term of the Revolving Credit Facility.

(m)         Rig Value Certificate and Fleet Status Certificate. The Administrative Agent shall have received (i) a certificate from a Responsible Officer certifying a listing of the Rig Value, direct owner and operator for each Rig held by the Parent, its Subsidiaries, and the Local Content Entities dated as of March 31, 2018, and (ii) a Fleet Status Certificate dated as of April 18, 2018.

(n)          Non-Extended Facility. (i) The “Majority Lenders” and the “Borrower”, in each case under and as defined in the Non-Extended Facility, shall have duly executed and delivered the Amendment No. 3 and Consent to Amended and Restated Credit Agreement and Successor Agency Agreement dated as of the Closing Date (the “Non-Extended Facility Amendment”) in form and substance satisfactory to the Administrative Agent and the Lenders (and all conditions precedent to the effectiveness of such Non-Extended Facility Amendment shall have been satisfied); (ii) immediately prior to giving effect to such Non-Extended Facility Amendment and this Agreement, the Non-Extended Facility Outstanding Amount (other than with respect to the Existing Letters of Credit) shall be equal to zero, (iii) immediately after giving effect to such Non-Extended Facility Amendment and this Agreement, the Non-Extended Facility Outstanding Amount shall be equal to zero; (iv) pursuant to the Non-Extended Facility Amendment, all commitments or obligations of any Lender to extend credit under the Non-Extended Facility shall be irrevocably terminated in full, and (v) the Administrative Agent shall have received a certificate duly executed by a Responsible Officer of each of the Parent and the Borrower dated as of the Closing Date certifying as to the matters in this clause (n).

(o)          Beneficial Ownership Certification. On or prior to the Closing Date, the Borrower shall deliver to the Administrative Agent a Beneficial Ownership Certification, to the extent the Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation.

3.2         Conditions Precedent to Each Credit Extension. The obligation of each Lender to make any Credit Extension on the occasion of each Borrowing (including the initial Borrowing, and any deemed Borrowing under Section 2.3(d) but excluding any conversion or continuation of an Advance), the obligation of each Issuing Lender to make any Credit Extension and the obligation of the Swingline Lender to make Swingline Advances, in any such case, shall be subject to the further conditions precedent that on the date of such Borrowing or such Credit Extension:

(a)          Available Cash.

(i)          With respect to any Advance, after giving pro forma effect to such Advance and any transactions anticipated to occur in the period of five Business Days following the date thereof, the aggregate amount of Available Cash shall not exceed $200,000,000.

(ii)         With respect to any Advance, if the aggregate amount of Available Cash would exceed $200,000,000 after giving effect to such Advance, excluding the effect of any other transactions that have not occurred prior to or simultaneously with such Advance, then the Administrative Agent shall have received a Use of Proceeds Certificate from the Borrower with respect to such Advance, indicating the proposed Acceptable Business Purpose for which the proceeds of such Advance will be used and proposed timing for such use.

(b)          Non-Extended Facility. At any time prior to the termination of the Non-Extended Facility, (i) with respect to any Advance, there are no unused commitments to advance loans under the Non-Extended Facility, and (ii) with respect to any issuance of a Letter of Credit, there is not sufficient availability under the Non-Extended Facility to issue a letter of credit in the full amount of such requested Letter of Credit.

(c)          Representations and Warranties. As of the date of the making of such Credit Extension, the representations and warranties made by any Credit Party in the Credit Documents shall be true and correct in all material respects on such date (provided that to the extent any representation and warranty is qualified as to “Material Adverse Change” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects), except that any representation and warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date and the representations and warranties contained in subsection (a) of Section 4.4 shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 5.2, and each request for the making of any Credit Extension and the making of such Credit Extension shall be deemed to be a reaffirmation of such representations and warranties.

(d)          Event of Default. As of the date of the Credit Extension, there shall exist no Default, and the making of such Credit Extension would not cause a Default.

(e)          Alternative Currency Letter of Credit. In the case of a Letter of Credit to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent or the Issuing Letter would make it impracticable for such Letter of Credit to be denominated in the relevant Alternative Currency.

Article IV

REPRESENTATIONS AND WARRANTIES

Each of the Parent and the Borrower hereby represents and warrants as follows:

4.1         Organization. Each of the Parent and its Subsidiaries is duly and validly organized or incorporated, as applicable and existing and in good standing under the laws of its jurisdiction of organization or incorporation or formation as applicable, in each case, if applicable and to the extent such concept exists in such jurisdiction and is authorized to do business and is in good standing in all jurisdictions in which such qualifications or authorizations are necessary except where the failure could not reasonably be expected to result in a Material Adverse Change.

4.2         Authorization. The execution, delivery, and performance by each Credit Party of each Credit Document to which such Credit Party is a party and the consummation of the transactions contemplated thereby (a) are within such Credit Party’s powers, (b) have been duly authorized by all necessary corporate, limited liability company or partnership action, (c) do not contravene any organizational documents of such Credit Party, (d) do not contravene any law or any contractual restriction binding on or affecting such Credit Party except where such contravention could not reasonably be expected to result in a Material Adverse Change, (e) do not result in or require the creation or imposition of any Lien prohibited by this Agreement except where such creation or imposition could not reasonably be expected to result in a Material Adverse Change, and (f) do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority, except notices to or filings with the SEC that may be required from time to time and where the failure to obtain such authorizations or approvals could not reasonably be expected to result in a Material Adverse Change. At the time of each Credit Extension, such Credit Extension and the use of the proceeds of such Credit Extension are within the Borrower’s corporate powers, have been duly authorized by all necessary corporate action, do not contravene (i) the Borrower’s organizational documents or (ii) any law or any contractual restriction binding on or affecting the Borrower, will not result in or require the creation or imposition of any Lien prohibited by this Agreement, and do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority, in each case except where such contravention, creation, imposition or requirement could not reasonably be expected to result in a Material Adverse Change.

4.3         Enforceability. The Credit Documents have each been duly executed and delivered by each Credit Party that is a party thereto and each Credit Document constitutes the legal, valid, and binding obligation of each Credit Party that is a party thereto enforceable in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity.

4.4         Financial Condition; No Material Adverse Change; Solvency.

(a)          The Borrower has delivered to the Lenders the Financial Statements for the fiscal year ended December 31, 2017 and the fiscal quarter ended March 31, 2018 and such Financial Statements are true and correct in all material respects and present fairly the consolidated financial condition of the Parent and its Subsidiaries as of the date thereof. As of the date of each of the financial statements referred in the preceding sentence, there were no material contingent obligations, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses of the applicable Persons, except as disclosed therein and adequate reserves for such items have been made in accordance with GAAP.

(b)          Since December 31, 2017, no event or condition has occurred that could reasonably be expected to result in a Material Adverse Change.

(c)          The Parent and its Subsidiaries on a consolidated basis are Solvent.

4.5         Ownership and Liens. The Parent and each Subsidiary have good title to, or valid interests in, all its real and personal property material to its business, except for minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

4.6         True and Complete Disclosure. All written factual information (whether delivered before or after the date of this Agreement) prepared by or on behalf of the Parent or a Subsidiary and furnished to any Lender Party for purposes of or in connection with this Agreement, any other Credit Document or any transaction contemplated hereby or thereby is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not materially misleading at such time, in light of the circumstances under which they were made. There is no fact known to any Responsible Officer of the Parent on the date of this Agreement that has not been disclosed to the Administrative Agent that could reasonably be expected to result in a Material Adverse Change.

4.7         Litigation. Except as disclosed in the Financial Statements provided in Section 4.4(a), there are no actions, suits, or proceedings pending or, to the Parent’s knowledge, threatened against the Parent or any Subsidiary, at law, in equity, or in admiralty, or by or before any Governmental Authority, which could reasonably be expected to result in a Material Adverse Change. Additionally, except as disclosed in writing to the Lender Parties, there is no pending or, to the best of the knowledge of the Parent, threatened action or proceeding instituted against the Parent or any Subsidiary which seeks to adjudicate the Parent or any Subsidiary as bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its Property.

4.8         Compliance with Agreements. Neither the Parent nor any Subsidiary is a party to any indenture, loan or credit agreement or any lease or any other types of agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation, in each case, the performance of or compliance with which could reasonably be expected to cause a Material Adverse Change. Neither the Parent nor any Subsidiary is in default under or with respect to any contract, agreement, lease or any other types of agreement or instrument to which the Parent or such Subsidiary is a party and which could reasonably be expected to cause a Material Adverse Change. No Default has occurred and is continuing.

4.9         Pension Plans. Except for matters that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change, (a) all Plans are in compliance in all material respects with all applicable provisions of ERISA and the Code, (b) no Termination Event has occurred with respect to any Plan, (c) each Plan has at all times satisfied the minimum funding standard under Section 302 of ERISA and there has been no excise tax imposed upon the Parent or any Subsidiary under Section 4971 of the Code, (d) no Reportable Event has occurred with respect to any Multiemployer Plan, (e) the present value of all benefits vested under each Plan (based on the assumptions used to fund such Plan) did not, as of the last annual valuation date applicable thereto, exceed the value of the assets of such Plan allocable to such vested benefits, (f) neither the Parent nor any member of the Controlled Group has had a complete or partial withdrawal from any Multiemployer Plan for which there is any unsatisfied withdrawal liability, and (g) neither the Parent nor any member of the Controlled Group during the last six years has been a participating employer in a Multiemployer Plan during the last six years. Based upon GAAP existing as of the date of this Agreement and current factual circumstances, the Parent has no reason to believe that the annual accrual expense during any fiscal year to the Parent or any Subsidiary for post-retirement benefits to be provided, except as required by law, to the current and former employees of the Parent or any Subsidiary under Plans that are welfare benefit plans (as defined in Section 3(1) of ERISA) could reasonably be expected to result in a Material Adverse Change.

4.10       Environmental Condition. Except to the extent that any inaccuracy could not reasonably be expected to result in a Material Adverse Change:

(a)          Permits, Etc. Except as disclosed in the Financial Statements provided in Section 4.4(a), the Parent and the Subsidiaries (i) have obtained all material Environmental Permits necessary for the ownership and operation of their respective Properties and the conduct of their respective businesses; (ii)  have at all times been and are in material compliance with all terms and conditions of such Environmental Permits and with all other material requirements of applicable Environmental Laws; (iii) have not received written notice of any material violation or alleged material violation of any Environmental Law or Environmental Permit; and (iv) are not subject to any actual or contingent Environmental Claim.

(b)          Certain Liabilities. None of the present or previously owned or operated Property of the Parent or any Subsidiary, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Credit Party or any Subsidiary, wherever located; or (iii) has been the site of any Release of Hazardous Substances or Hazardous Wastes from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response.

(c)          Certain Actions. Without limiting the foregoing, (i) all notices have been properly filed, and no further action is required under current applicable Environmental Law as to each Response or other restoration or remedial project undertaken by the Parent, any Subsidiary, or any Person’s former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to the Parent’s best knowledge, future liability, if any, of the Parent or of any Subsidiary which could reasonably be expected to arise in connection with requirements under Environmental Laws.

4.11       [Reserved.]

4.12       Investment Company Act. Neither the Parent nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither the Parent nor any Subsidiary is subject to regulation under any Federal or state statute, regulation or other Legal Requirement which limits its ability to incur Debt.

4.13       Taxes. All proper and accurate federal, state, local and foreign tax returns, reports and statements required to be filed (after giving effect to any extension granted in the time for filing) by the Parent, any Subsidiary, or any member of an affiliated group as determined under Section 1504 of the Code (hereafter collectively called the “Tax Group”) have been filed with the appropriate Governmental Authorities, and all Taxes due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except (a) where contested in good faith and by appropriate proceedings and for which full or adequate provisions therefor is included on the books of the appropriate member of the Tax Group or (b) where the failure to do so could not reasonably be expected to result in a Material Adverse Change. Proper and accurate amounts have been withheld (including withholdings from employee wages and salaries relating to income tax and employment insurance) by the Parent and all other members of the Tax Group from their employees for all periods to comply with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law except where the failure to do so could not reasonably be expected to result in a Material Adverse Change. Timely payment of all material sales and use taxes required by applicable law have been made by the Parent and all other members of the Tax Group except where the failure to do so could not reasonably be expected to result in a Material Adverse Change.

4.14       Permits, Licenses, etc. The Parent and each Subsidiary possesses all permits, licenses, patents, patent rights or licenses, trademarks, trademark rights, trade names rights, and copyrights which are material to the conduct of its respective business except where the failure to maintain the same could not reasonably be expected to result in a Material Adverse Change. The Parent and each Subsidiary manages and operates its business in accordance with all applicable Legal Requirements except where the failure to so manage or operate could not reasonably be expected to result in a Material Adverse Change.

4.15       Use of Proceeds. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U). No part of the proceeds of any Letter or Credit or Advance will be used to purchase or carry any margin stock or for any other purpose in violation of Regulation  T, U or X. Following the application of the proceeds of each Advance, not more than 25% of the value of the assets of the Parent and its Subsidiaries will be “margin stock”.

4.16       Condition of Property; Casualties. The material Properties used or to be used in the continuing operations of the Parent or any Subsidiary, are in good working order and condition, normal wear and tear excepted, except for certain deficiencies that could not reasonably be expected to result in a Material Adverse Change. Except as disclosed in the Financial Statements provided in Section 4.4(a), neither the business nor the material Properties of the Parent or any Subsidiary has been affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property or cancellation of contracts, permits or concessions by a Governmental Authority, riot, activities of armed forces or acts of God or of any public enemy, which effect could reasonably be expected to cause a Material Adverse Change.

4.17       Insurance. The Parent and each Subsidiary carry insurance (which may be carried by the Parent on a consolidated basis) or maintain appropriate risk management programs in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are reasonable or customary given the nature of its business, its ability to self-insure, the circumstances and geographic area in which such business is being conducted and the availability of insurance coverage at commercially reasonable rates.

4.18       Sanctions, Anti-Corruption Laws, Etc.

(a)          Neither any Letter of Credit nor any part of the proceeds of the Advances will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person, or in any other manner that would result in any violation by any Person (including any Lender, any Arranger, the Administrative Agent, any Issuing Lender or any other Person participating in the Advances, whether as an underwriter, advisor, investor or otherwise) of the Trading with the Enemy Act of 1917 (50 U.S.C. §§ 1-44), as amended, any other Sanctions, anti-corruption laws or any other similar applicable Legal Requirement.

(b)          Neither the Parent nor any Subsidiary, nor to the knowledge of the Parent or any Subsidiary, any of their Related Parties (i) is, or will become, or is owned or controlled by, a Sanctioned Person, (ii) is located, organized or resident in a country or territory that is, or whose government is, the subject or target of any Sanctions, or (iii) engages or will engage in any dealings or transactions, or is or will be otherwise associated, with any such Sanctioned Person that would result in any violation of any Sanctions or any other similar applicable Legal Requirement.

(c)          Each of the Parent and its Subsidiaries is in compliance with, and has instituted and maintains policies and procedures designed to comply and ensure compliance with, any Legal Requirement relating to money laundering or terrorist financing, including, without limitation, the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq.; the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56 (a/k/a the USA Patriot Act); Laundering of Monetary Instruments, 18 U.S.C. section 1956; Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957; the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations, 31 C.F.R. Part 103; and any similar Legal Requirements currently in force or hereafter enacted.

(d)          Each of the Parent and each of its Subsidiaries has conducted its business in compliance with, and has instituted and maintains policies and procedures designed to comply and ensure compliance with, all applicable anti-corruption laws, including without limitation the UK Bribery Act and the FCPA. Neither any Letter of Credit nor any part of the proceeds of the Advances has been or will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA, the UK Bribery Act, or any similar Legal Requirement to which the Parent, its Subsidiaries, any Lender, any Arranger, the Administrative Agent, or any Issuing Lender is subject, in all cases to the extent that such laws apply to any such Persons.

(e)          To the knowledge of the Parent or any of its Subsidiaries, neither the Parent nor any of its Subsidiaries is the subject of any investigation, inquiry or enforcement proceedings by an governmental, administrative or regulatory body regarding any offense or alleged offense under any anti-corruption, anti-terrorism, or anti-money laundering laws or Sanctions, and no such investigation, inquiry or proceeding is pending or, to the knowledge of the Parent or any of its Subsidiaries, has been threatened.

4.19       Obligations Pari Passu. The Obligations of the Credit Parties under Credit Documents to which they are a party rank and will rank at least pari passu in priority of payment and in all other respects with all other unsecured Debt of such Credit Parties.

4.20       EEA Financial Institutions. Neither the Parent nor any Subsidiary is an EEA Financial institution.

4.21       Centre of Main Interests. Each Credit Party that is a Luxembourg entity has its central administration (administration centrale) and, for the purposes of the Regulation (EU) No. 2015/848 of 20 May 2015 on insolvency proceedings (recast), the center of its main interests (centre des intérêts principaux) at the place of its registered office (siège statutaire) in Luxembourg and has no establishment (as defined in the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast)) outside Luxembourg.

4.22       Domiciliation Law. Each Credit Party that is a Luxembourg entity complies with, and adheres to, the Luxembourg law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations).

4.23       Beneficial Ownership Certification. As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Article V

AFFIRMATIVE COVENANTS

So long as any Obligation shall remain unpaid (except for Obligations which by their terms survive termination), any Lender shall have any Revolving Commitment hereunder, or there shall exist any Letter of Credit Exposure, each of the Parent and the Borrower agrees to comply with the following covenants.

5.1         Organization. The Parent shall, and shall cause each Subsidiary to, preserve and maintain its partnership, limited liability company or corporate existence, rights, franchises and privileges in the jurisdiction of its organization or incorporation, as applicable, and qualify and remain qualified as a foreign business entity in each jurisdiction in which qualification is necessary or desirable in view of its business and operations or the ownership of its Properties and where failure to qualify could reasonably be expected to cause a Material Adverse Change; provided, however, that nothing herein contained shall prevent any transaction permitted by Section 6.7 or Section 6.8.

5.2         Reporting.

(a)          Annual Financial Reports.

(i)          The Parent shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available after the end of each fiscal year of the Parent, but in any event no more than five Business Days after the date required under Securities Laws for the filing of its Form 10-K, the unqualified audited annual Financial Statements, all prepared in conformity with GAAP consistently applied and all as audited by the Parent’s certified public accountants of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent, together with a duly completed Compliance Certificate.

(ii)         Commencing with the fiscal year ending December 31, 2018, the Parent shall provide, or shall cause to be provided, to the Administrative Agent, as soon as available after the end of each fiscal year of ARO JV, but in any event no more than (A) five Business Days after the date required under Securities Laws for the filing of the annual ARO JV Financial Statements if such filing is required under Securities Laws and (B) if no such filing is required under Securities Laws, five Business Days after the date such filing would have been required (if it were required under Securities Laws), the annual ARO JV Financial Statements (which, if required under Securities Laws, shall be audited by ARO JV’s certified public accountants of nationally recognized standing or otherwise reasonably acceptable to the Administrative Agent), all prepared in conformity with GAAP consistently applied; provided that ARO JV shall be treated as a non-accelerated filer under Securities Laws for determining the appropriate filing deadline under this clause (B).

(b)          Quarterly Financial Reports.

(i)          The Parent shall provide to the Administrative Agent, as soon as available after the end of the first three fiscal quarters of each fiscal year of the Parent, but in any event no more than five Business Days after the date required under Securities Laws for the filing of its Form 10-Q, Financial Statements as of the close of such fiscal quarter which shall be certified as accurate by a senior financial officer of the Parent, and a duly completed Compliance Certificate.

(ii)         The Parent shall provide to the Administrative Agent, as soon as available after the end of the first three fiscal quarters of each fiscal year of ARO JV, but in any event no more than (A) five Business Days after the date required under Securities Laws for the filing of quarterly ARO JV Financial Statements if such filing is required under Securities Laws and (B) if no such filing is required under Securities Laws, five Business Days after the date such filing would have been required (if it were required under Securities Laws), ARO JV Financial Statements as of the close of such fiscal quarter; provided that ARO JV shall be treated as a non-accelerated filer under Securities Laws for determining the appropriate filing deadline under this clause (B).

(c)          Annual Budget. As soon as available and in any event within 60 days after the end of each fiscal year of the Parent, the Parent shall provide to the Administrative Agent an annual operating and capital budget for the current fiscal year.

(d)          Rig Value; Fleet Status. Quarterly, on or before the date of the delivery of the Financial Statements that are required to be delivered for such quarter pursuant to Section 5.2(a) or (b), (i) the Parent shall provide to the Administrative Agent a certificate from a Responsible Officer certifying a listing of the Rig Value, direct owner and operator for each Rig held by the Parent, its Subsidiaries, and the Local Content Entities, in each case as of the date of such financial statements, and (ii) the Parent shall provide, or shall cause to be provided, to the Administrative Agent (A) a Fleet Status Certificate or (B) an updated fleet status report by posting such report to the Parent’s website (which shall include all information that would otherwise be required on a Fleet Status Certificate), in each case as of the date of such financial statements.

(e)          Defaults. The Parent shall provide to the Administrative Agent promptly, but in any event within three Business Days after knowledge of the occurrence thereof, a notice of each Default or Event of Default known to the Parent or to any other Subsidiary, together with a statement of a Responsible Officer of the Parent setting forth the details of such Default or Event of Default and the actions which the Parent or such other Subsidiary has taken and proposes to take with respect thereto.

(f)           Other Creditors. The Parent shall provide to the Administrative Agent promptly after the giving or receipt thereof, copies of any default notices given or received by the Parent or by any other Subsidiary pursuant to the terms of any indenture, loan agreement, credit agreement, or similar agreement evidencing or relating to Debt in a principal amount equal to or greater than $75,000,000.

(g)          Litigation. The Parent shall provide to the Administrative Agent promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority, affecting the Parent or any Subsidiary, in each case, that could reasonably be expected to result in a Material Adverse Change.

(h)          Environmental Notices. Promptly upon, and in any event no later than 15 days after, the receipt thereof, or the acquisition of knowledge thereof, by the Parent or any Subsidiary, the Parent shall provide the Administrative Agent with a copy of any form of request, claim, complaint, order, notice, summons or citation received from any Governmental Authority or any other Person, (i) concerning violations or alleged violations of Environmental Laws, which seeks to impose liability that could reasonably be expected to result in a Material Adverse Change, or (ii) concerning any action or omission on the part of the Parent or any of its Subsidiaries in connection with Hazardous Waste or Hazardous Substances which could reasonably be expected to result in a Material Adverse Change or requiring that action be taken to respond to or clean up a Release of Hazardous Substances or Hazardous Waste into the environment and such action or clean-up could reasonably be expected to result in a Material Adverse Change, including without limitation any information request related to, or notice of, potential responsibility under CERCLA.

(i)           Material Changes. The Parent shall provide to the Administrative Agent prompt written notice of any condition or event of which the Parent or any Subsidiary has knowledge, which condition or event has resulted or may reasonably be expected to result in (i) a Material Adverse Change or (ii) a breach of or noncompliance with any material term, condition, or covenant of any material contract to which the Parent or any Subsidiary is a party or by which their Properties may be bound which breach or noncompliance could reasonably be expected to result in a Material Adverse Change.

(j)           Termination Events. As soon as possible and in any event (i) within 30 days after the Parent or any member of the Controlled Group knows or has reason to know that any Termination Event described in clause (a) of the definition of Termination Event with respect to any Plan has occurred, and (ii) within 10 days after the Parent or any member of the Controlled Group knows or has reason to know that any other Termination Event with respect to any Plan has occurred, the Parent shall provide to the Administrative Agent a statement of a Responsible Officer of the Parent describing such Termination Event and the action, if any, which the Parent or any Affiliate of the Parent proposes to take with respect thereto.

(k)          Termination of Plans. Promptly and in any event within five Business Days after receipt thereof by the Parent or any other member of the Controlled Group from the PBGC, the Parent shall provide to the Administrative Agent copies of each notice received by the Parent or any such other member of the Controlled Group of the PBGC’s intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(l)           Other ERISA Notices. (i) Promptly and in any event within five Business Days after receipt thereof by the Parent or any other member of the Controlled Group from a Multiemployer Plan sponsor, the Parent shall provide to the Administrative Agent a copy of each notice received by the Parent or any other member of the Controlled Group concerning the imposition or amount of withdrawal liability imposed on the Parent or any other member of the Controlled Group pursuant to Section 4202 of ERISA; (ii) as soon as possible and in any event no later than 30 days prior to the occurrence of such event, the Parent shall provide to the Administrative Agent written notice of an assumption by the Parent, any Subsidiary, or any member of the Controlled Group of an obligation to contribute to any Multiemployer Plan; and (iii) as soon as possible and in any event no later than 30 days prior to the occurrence of such event, the Parent shall provide to the Administrative Agent written notice of an acquisition by the Parent, any Subsidiary, or any member of the Controlled Group of an interest in any Person that causes such Person to become a member of the Controlled Group if such Person sponsors, maintains or contributes to, or at any time in the six-year period preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities.

(m)         Other Governmental Notices. Promptly and in any event within five Business Days after receipt thereof by the Parent or any Subsidiary, the Parent shall provide to the Administrative Agent a copy of any notice, summons, citation, or proceeding seeking to modify in any material respect, revoke, or suspend any material contract, license, permit, or agreement with any Governmental Authority if such modification, revocation or suspension could reasonably be expected to result in a Material Adverse Change.

(n)          Disputes; etc. Promptly and in any event within five Business Days after knowledge thereof by the Parent or any Subsidiary, the Parent shall provide to the Administrative Agent written notice of (i) any claims, legal or arbitration proceedings, proceedings before any Governmental Authority, or disputes, or to the knowledge of the Parent or any Subsidiary, any such actions threatened, or affecting the Parent or any Subsidiary, which, if adversely determined, could reasonably be expected to cause a Material Adverse Change, or any material labor controversy of which the Parent or any Subsidiary has knowledge resulting in or reasonably considered to be likely to result in a strike against the Parent or any Subsidiary if such strike could reasonably be expected to result in a Material Adverse Change, and (ii) any claim, judgment, Lien or other encumbrance (other than a Lien permitted under Section 6.2) affecting any Property of the Parent or any Subsidiary, if the value of the claim, judgment, Lien, or other encumbrance affecting such Property shall exceed $75,000,000.

(o)          SEC. Promptly after the same become publicly available, the Parent shall provide to the Administrative Agent copies of all periodic and other reports, proxy statements and other materials (other than filings under Section 16 of the Securities Exchange Act of 1934) filed by the Parent or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Parent or any Subsidiary to its shareholders generally, as the case may be.

(p)          Additional Notes. The Borrower shall provide to the Administrative Agent prompt written notice of the issuance of any Additional Notes, prior written notice of such intended offering therefor, the amount thereof and the anticipated date of closing, each if applicable, together with calculations in form and substance satisfactory to the Administrative Agent certified by a Responsible Officer of the Parent demonstrating that the Parent is in compliance, on a pro forma basis after giving effect to such issuance, with the covenants contained in Section 6.15 recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been delivered or are required to have been delivered pursuant to Section 5.2(a) or (b) as if such issuance had occurred on the first day of each relevant period for testing such compliance.

(q)          Other Information. Subject to the confidentiality provisions of Section 9.8, the Parent shall provide to the Administrative Agent such other information respecting the business, operations, or Property of the Parent or any Subsidiary, financial or otherwise, as any Lender through the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 5.2(a), (b), or (o) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule V; or (ii) on which such documents are posted on the Parent’s behalf on IntraLinks/IntraAgency or another relevant website (including, without limitation, the SEC’s website), if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: the Parent shall notify (which may be by facsimile or electronic mail) the Administrative Agent (and the Administrative Agent shall promptly notify the Lenders thereof) of the posting of any such documents. The Administrative Agent shall not have an obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

5.3         Insurance. The Parent shall, and shall cause each Subsidiary to, carry insurance (which may be carried by the Parent on a consolidated basis) or maintain appropriate risk management programs in such amounts, covering such risks and liabilities and with such deductibles or self-insurance retentions as are reasonable or customary given the nature of its business, its ability to self-insure, the circumstances and geographic area in which such business is being conducted, and the availability of insurance coverage at commercially reasonable rates and as are consistent with past practices.

5.4         Compliance with Laws. The Parent shall, and shall cause each Subsidiary to, comply with all federal, state, provincial, territorial and local laws and regulations (including Environmental Laws) which are applicable to the operations and Property of the Parent or such Subsidiary and maintain all related permits necessary for the ownership and operation of the Parent’s and such Subsidiary’s Property and business, except in any case where the failure to so comply or maintain could not reasonably be expected to result in a Material Adverse Change, provided that this Section 5.4 shall not prevent the Parent or any of its Subsidiaries from, in good faith and with reasonable diligence, contesting the validity or application of any such laws or regulations by appropriate legal proceedings for which adequate reserves have been established.

5.5         Taxes. The Parent shall, and shall cause each Subsidiary to pay and discharge all Taxes imposed on the Parent or any of its Subsidiaries, respectively, prior to the date on which penalties attach, except in any case where the failure to so comply could not reasonably be expected to result in a Material Adverse Change; provided that nothing in this Section 5.5 shall require the Parent or any of its Subsidiaries to pay any Tax which is being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

5.6         Additional Guarantors.

(a)          Within 20 days (or such longer period of time permitted by the Administrative Agent in its sole discretion) after the deadline for delivering a Compliance Certificate with respect to any fiscal quarter that shows or, if not delivered by such deadline, could reasonably be expected to show, non-compliance with any Guarantee Ratio as of the end of the fiscal quarter to which such Compliance Certificate relates (the “Guarantee Ratio Cure Period”), the Parent shall (i)  cause one or more of its Subsidiaries that is not then a Guarantor to execute and deliver to the Administrative Agent a Guaranty, together with all other New Guarantor Documentation and/or (ii) take such other action (including, without limitation, the reactivation of any preservation stacked or cold stacked Rig directly wholly-owned by a Credit Party, as shall be sufficient (collectively for actions taken under clauses (i) and (ii) herein) to cause the Parent and its Subsidiaries to be in compliance with each Guarantee Ratio as of the last date any of such actions have been taken (as demonstrated by a duly executed Compliance Certificate dated as of such date with respect to the Guarantee Ratios which the Parent shall deliver to the Administrative Agent within such Guarantee Ratio Cure Period). For the avoidance of doubt, failure to comply with any Guarantee Ratio shall not constitute a Default or Event of Default so long as the Parent and its Subsidiaries shall have taken the actions specified in either clause (i) or (ii) above (or any combination of the two) prior to the expiration of the Guarantee Ratio Cure Period.

(b)          Prior to or concurrently with any Subsidiary of the Parent that is not a Guarantor hereunder becoming an obligor under the Non-Extended Facility, the Parent shall cause such Subsidiary to execute and deliver to the Administrative Agent a Guaranty together with all other New Guarantor Documentation.

(c)          If the Parent is in compliance with each Guarantee Ratio as of the last day of the most recent fiscal quarter for which Financial Statements and a Compliance Certificate have been delivered pursuant to Section 5.2(a) or (b), and it would have been in compliance with each Guarantee Ratio as of the last day of such fiscal quarter without one or more of the Guarantors (other than the Parent, the Borrower, Rowan Delaware, Rowan Rex, and any obligor under the Non-Extended Facility unless such obligor is concurrently released under Section 5.6(d)) (the “Surplus Guarantors”), then each such Surplus Guarantors shall be released as Guarantors under the Credit Documents, so long as (i) the Borrower requests such release (A) within 20 days (or such longer period of time permitted by the Administrative Agent in its sole discretion) after the deadline for delivering such Compliance Certificate or (B) in connection with such Surplus Guarantor ceasing to be a Subsidiary as a result of a transaction permitted under the Credit Agreement, (ii) the Parent shall be in compliance, on a pro forma basis after giving effect to such release, with each Guarantee Ratio recomputed as of the last day of such fiscal quarter for which Financial Statements have been delivered or are required to have been delivered pursuant to Section 5.2(a) or (b) as if such release had occurred on the first day of the relevant period for testing such compliance (as demonstrated in a duly executed Compliance Certificate with respect to the Guarantee Ratios dated as of the date of such release), and (iii) no Default or Event of Default then exists or would be caused thereby.

(d)          If any obligor under the Non-Extended Facility (other than the Parent, the Borrower, Rowan Delaware, and Rowan Rex) is released in full and in all capacities as an obligor under the Non-Extended Facility in accordance with the terms thereof, such Person shall (subject to the other requirements with respect to Guarantors set forth in this Agreement) also be released as a Guarantor under the Credit Documents so long as (i) the Parent shall be in compliance, on a pro forma basis after giving effect to such release, with each Guarantee Ratio recomputed as of the last day of the most recently ended fiscal quarter for which Financial Statements and a Compliance Certificate have been delivered pursuant to Section 5.2(a) or (b), as if such release had occurred on the first day of the relevant period for testing such compliance (as demonstrated in a duly executed Compliance Certificate with respect to the Guarantee Ratios dated as of the date of such release), and (ii) no Default or Event of Default then exists or would be caused thereby.

(e)          If Rowan Delaware is released in full and in all capacities as an obligor under the Non-Extended Facility in accordance with the terms thereof, Rowan Delaware shall (subject to the other requirements with respect to Guarantors set forth in this Agreement) also be released as a Guarantor under the Credit Documents so long as (i) Rowan Delaware does not directly own or operate any Rig, (ii) the Parent shall be in compliance, on a pro forma basis after giving effect to such release, with each Guarantee Ratio recomputed as of the last day of the most recently ended fiscal quarter for which Financial Statements and a Compliance Certificate have been delivered pursuant to Section 5.2(a) or (b), as if such release had occurred on the first day of the relevant period for testing such compliance (as demonstrated in a duly executed Compliance Certificate with respect to the Guarantee Ratios dated as of the date of such release), and (iii) no Default or Event of Default then exists or would be caused thereby.

5.7         Records; Inspection. The Parent shall, and shall cause each Subsidiary to maintain proper, complete and consistent books of record with respect to such Person’s operations, affairs, and financial condition. From time to time upon reasonable prior notice, the Parent shall permit any Lender and shall cause each Subsidiary to permit any Lender to (a) visit and inspect the Property of the Parent or such Subsidiary, (b) discuss the business operations and Property of the Parent or such Subsidiary with the officers and directors thereof and (c) after the occurrence and during the continuance of an Event of Default, subject to any applicable confidentiality considerations, examine the books and records of the Parent or such Subsidiary, in each case at such reasonable times and intervals and to a reasonable extent and under the reasonable guidance of officers of or employees delegated by officers of the Parent or such Subsidiary.

5.8         Maintenance of Property. The Parent shall, and shall cause each Subsidiary to, maintain their owned, leased, or operated Property in good condition and repair, normal wear and tear excepted, except to the extent any failure to so maintain could not reasonably be expected to result in a Material Adverse Change; and shall abstain from, and cause each Subsidiary to abstain from, knowingly or willfully permitting the commission of waste or other injury, destruction, or loss of natural resources, or the occurrence of pollution, contamination, or any other condition in, on or about the owned or operated Property involving the Environment that could reasonably be expected to result in Response activities and that could reasonably be expected to cause a Material Adverse Change.

5.9         [Reserved.]

5.10       Centre of Main Interests. Each Credit Party that is a Luxembourg entity shall maintain its central administration (administration centrale) and, for the purposes of the Regulation (EU) No. 2015/848 of 20 May 2015 on insolvency proceedings (recast), the center of its main interests (centre des intérêts principaux) at the place of its registered office (siège statutaire) in Luxembourg and shall have no establishment (as defined in the Regulation (EU) 2015/848 of 20 May 2015 on insolvency proceedings (recast) outside Luxembourg.

5.11       Domiciliation law. Each Credit Party that is a Luxembourg entity shall comply with, and adhere to, the Luxembourg law dated 31 May 1999 on the domiciliation of companies (and the relevant regulations).

5.12       Post-Closing Guaranties. Within 30 days following the Closing Date (or such later date as the Administrative Agent may agree in its sole discretion), the Parent shall deliver, or shall cause to be delivered, the New Guarantor Documentation with respect to (a) Rowan Rex and (b) each other Subsidiary of the Parent, to the extent necessary to ensure that the Borrower is in compliance with each Guarantee Ratio.

5.13       KYC and Beneficial Ownership Regulation Documentation. Promptly following any request therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

Article VI

NEGATIVE COVENANTS

So long as any Obligation shall remain unpaid (except for Obligations which by their terms survive termination), any Lender shall have any Revolving Commitment hereunder, or there shall exist any Letter of Credit Exposure, each of the Parent and the Borrower agrees to comply with the following covenants.

6.1         Debt. The Parent shall not, nor shall it permit any Subsidiary to, create, assume, incur, suffer to exist, or in any manner become liable, directly, indirectly, or contingently in respect of, any Debt, other than the following:

(a)          the Obligations;

(b)          Debt existing on the Closing Date and described in Schedule 6.1(b), and Permitted Refinancing Debt in respect of such Debt;

(c)          unsecured Debt of the Parent, Rowan Delaware and the “Guarantors” under the Non-Extended Facility and Permitted Refinancing Debt in respect thereof; provided that (i) no such Person directly owns or operates any Rig (other than (A) any Rig such Person directly owned or operated on the Closing Date, as disclosed on the certificates delivered pursuant to Section 3.1(m), or (B) so long as the Administrative Agent in its sole discretion provides its prior consent, any Rig temporarily, directly owned or operated by Rowan Delaware) and (ii) no additional obligors may be added under the Non-Extended Facility or such Permitted Refinancing Debt except as required by the terms of the Non-Extended Credit Agreement in effect on the Closing Date;

(d)          (i) unsecured Debt of the Parent, Rowan Delaware, or any Approved Affiliate (other than Convertible Debt), (ii) unsecured Contingent Debt of a Subsidiary of the Parent that is not required to be a Guarantor or unsecured Contingent Debt of the Parent, in each case supporting Debt described in clause (i) above (but without limiting any Subsidiary’s ability to be obligated in respect of such Debt pursuant to clause (j) below) and (iii) unsecured Disqualified Capital Stock issued by an Approved Affiliate in connection with a Permitted Cash-Box Structure; provided in each case that (A) no obligor in respect of such Debt or Contingent Debt directly owns or operates any Rig (except, with respect to Rowan Delaware, so long as the Administrative Agent provides its prior consent in its sole discretion, a Rig temporarily, directly owned or operated by Rowan Delaware); (B) the Parent shall be in compliance, on a pro forma basis after giving effect to any incurrence of such Debt, with each Guarantee Ratio and the other financial covenants contained in this Agreement recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) as if the incurrence of the unsecured Debt in question had occurred on the first day of the relevant period for testing such compliance (as demonstrated, with respect to any such Debt incurrence in excess of $25,000,000 and as otherwise requested by the Administrative Agent, in a duly executed Compliance Certificate dated as of the date that such Debt is incurred) and (C) no principal amount in respect of such Debt is mandatorily payable prior to the date that is 120 days after the Maturity Date (other than customary offers to purchase upon a change of control and/or fundamental change and customary acceleration rights after an event of default), provided that the foregoing requirement of this clause (C) shall not apply to the extent such Debt constitutes a customary unsecured bridge facility (1) that automatically converts, upon its maturity, into long-term Debt that meets the requirement of this clause (C), subject only to conversion or exchange conditions that are customary for such automatically converting bridge facilities, and (2) the terms and conditions of which (x) are usual and customary for bridge facilities of such type and (y) are not materially more restrictive or burdensome taken as a whole than the terms and provisions of this Agreement;

(e)          unsecured or secured Debt not otherwise permitted under this Section 6.1 of a Person that is acquired or merged with or into or consolidated with the Parent or a Subsidiary existing at the time of such acquisition, merger, or consolidation (and not created in anticipation or contemplation thereof); provided that (i) the Liens securing such Debt are permitted under Section 6.2(l), (ii) the Parent shall be in compliance, on a pro forma basis after giving effect to any incurrence of such Debt, with each Guarantee Ratio and the other financial covenants contained in this Agreement recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) as if the incurrence of such Debt in question had occurred on the first day of each relevant period for testing such compliance (as demonstrated, with respect to any such Debt incurrence in excess of $25,000,000 and as otherwise requested by the Administrative Agent, in a duly executed Compliance Certificate dated as of the date that such Debt is incurred), (iii) no Default or Event of Default exists, both immediately before and after giving effect to each incurrence of such Debt, and (iv) no additional obligors become obligated with respect to such Debt other than those that are obligated with respect to such Debt at the time such Person is acquired;

(f)           unsecured Intercompany Debt;

(g)          secured Intercompany Debt; provided that (i) any holder of such secured Intercompany Debt shall (x) be a Credit Party, (y) not grant or permit to exist any other Lien on such Intercompany Debt owing to it, and (z) not transfer such secured Intercompany Debt or Liens securing such secured Intercompany Debt to any Person who is not a Credit Party; (ii) any Person incurring or guaranteeing such secured Intercompany Debt and any Person granting Liens to secure such secured Intercompany Debt shall be a Credit Party; (iii) the Parent and its Subsidiaries shall be and shall be deemed to have represented that they are in compliance, on a pro forma basis after giving effect to such transactions, with the covenants contained in this Agreement recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been delivered or are required to have been delivered pursuant to Section 5.2(a) or (b) as if the incurrence of the secured Intercompany Debt in question had occurred on the first day of each relevant period for testing such compliance, and (iv) all such secured Intercompany Debt shall not exceed $10,000,000 in the aggregate outstanding at any time;

(h)          Debt incurred under any Hedging Arrangement entered into in the ordinary course of business and in compliance with Section 6.14;

(i)           Debt in respect of bids, trade contracts, leases, statutory obligations, performance bonds, bid bonds, appeal bonds, surety bonds, custom bonds and similar obligations, in each case incurred in the ordinary course of business;

(j)           unsecured Convertible Debt of the Parent, Rowan Delaware, or any Approved Affiliate, unsecured Contingent Debt of the Parent supporting such Convertible Debt and Disqualified Capital Stock issued by an Approved Affiliate in connection with a Permitted Cash-Box Structure; provided in each case that (i) no obligor in respect of such Debt directly owns or operates any Rig (except, with respect to Rowan Delaware, so long as the Administrative Agent provides its prior consent in its sole discretion, a Rig temporarily, directly owned or operated by Rowan Delaware); (ii) the Parent shall be in compliance, on a pro forma basis after giving effect to any incurrence of such Debt, with each Guarantee Ratio and the other financial covenants contained in this Agreement recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) as if the incurrence of such Debt in question had occurred on the first day of the relevant period for testing such compliance (as demonstrated, with respect to any such Debt incurrence in excess of $25,000,000 and as otherwise requested by the Administrative Agent, in a duly executed Compliance Certificate dated as of the date that such Debt is incurred); and (iii) no principal amount in respect of such Debt is mandatorily payable or convertible or exchangeable prior to the date that is 120 days after the Maturity Date (other than (x) customary offers to purchase upon a change of control and/or fundamental change or pursuant to settlements upon conversion, (y) customary rights of the holders of such Debt to convert or exchange such Debt as described in the definition of “Convertible Debt”, and (z) customary acceleration rights after an event of default); and

(k)          without duplicating any Debt permitted above, unsecured Debt of any Subsidiary of the Parent, and secured Debt of the Parent or any Subsidiary that is secured by liens permitted under Section 6.2(k); provided that, in each case, (i) the Parent shall be in compliance, on a pro forma basis after giving effect to any incurrence of such Debt, with each Guarantee Ratio and the other financial covenants contained in this Agreement recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) as if the incurrence of the unsecured Debt in question had occurred on the first day of each relevant period for testing such compliance (as demonstrated, with respect to any such Debt in excess of $25,000,000 and as otherwise requested by the Administrative Agent, in a duly executed Compliance Certificate dated as of the date such Debt is incurred), (ii) no Default or Event of Default exists, both immediately before and after giving effect to each incurrence of such Debt, and (iii) the aggregate principal amount of such Debt, when combined with all other Debt incurred after the Closing Date that is secured by Liens under Section 6.2(k) or that is guaranteed by (or has as an obligor) a Subsidiary that directly owns or operates any Rig (other than Debt incurred under Section 6.1(e)) (or the Parent, if the Parent directly owns or operates any Rig), shall not at any time exceed the greater of (A) $500,000,000 and (B) 10% of the Net Worth of the Parent and its consolidated Subsidiaries (determined on a pro forma basis as of the end of each of the most recently completed fiscal quarter for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b)).

6.2         Liens. The Parent shall not, nor shall it permit any of its Subsidiaries to, create, assume, incur, or suffer to exist any Lien on the Property of the Parent or any Subsidiary of the Parent, whether now owned or hereafter acquired, or assign any right to receive any income, other than the following:

(a)          Liens securing the Obligations;

(b)          Liens existing on the Closing Date and described in Schedule 6.2;

(c)          Liens imposed by law, such as materialmen’s, mechanic’s, builder’s, carrier’s, workmen’s and repairmen’s liens, and other similar liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than 60 days or are being contested in good faith by appropriate procedures or proceedings and for which adequate reserves have been established;

(d)          Liens arising in the ordinary course of business out of pledges or deposits under workers compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation to secure public or statutory obligations;

(e)          Liens for Taxes, assessments, or other governmental charges or levies which are not yet due and payable or which are being actively contested in good faith by appropriate proceedings and for which adequate reserves for such items have been made in accordance with GAAP;

(f)           Liens arising from precautionary UCC financing statements regarding operating leases to the extent such leases are permitted hereby;

(g)          encumbrances consisting of minor defects, irregularities and deficiencies in title to, and easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Parent or such other Subsidiary to use such assets in its business, and none of which is violated in any material respect by existing or proposed structures or land use in a manner that could reasonably be expected to result in a Material Adverse Change;

(h)          Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a depository institution;

(i)           Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case, incurred in the ordinary course of business;

(j)           judgment and attachment Liens not giving rise to an Event of Default, provided that (i) any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and (ii) no action to enforce such Lien has been commenced;

(k)          Liens securing Debt and not otherwise permitted under this Section 6.2; provided that (i) the aggregate principal amount of all Debt secured by such Liens, does not at any time exceed the greater of (A) $250,000,000 and (B) 5% of the Net Worth of the Parent and its consolidated Subsidiaries (determined as of the end of the most recently ended fiscal quarter for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b)), (ii) no Default or Event of Default exists, both immediately before and after giving effect to each incurrence of such Debt, and (iii) the Parent is in compliance with each Guarantee Ratio and the other financial covenants set forth in this Agreement recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) as if the incurrence of the Debt secured by such Lien were incurred on the first day of the relevant period for testing such compliance (as demonstrated, with respect to any such Lien securing Debt in excess of $25,000,000 and as otherwise requested by the Administrative Agent, in a duly executed Compliance Certificate dated as of the date that such Lien is created); provided further that, notwithstanding the foregoing, no Lien permitted under this clause (k) shall secure Debt owing under the Note Documents unless and until the Debt under the Credit Documents is equally and ratably secured by all property subject to such Lien, in each case pursuant to documentation reasonably satisfactory to the Majority Lenders;

(l)           Liens on property of a person existing at the time such property or person is acquired or merged with or into or consolidated with the Parent or a Subsidiary (and not created in anticipation or contemplation thereof); provided that such Liens (i) do not extend to property not subject to such Liens at the time of acquisition (other than accessions and improvements thereof), (ii) secure Debt permitted by Section 6.1(e), and (iii) no additional obligors become obligated with respect to such Debt other than those that are obligated with respect to such Debt at the time such Person is acquired;

(m)         Liens granted to a Credit Party to secure Debt permitted under Section 6.1(g);

(n)          Liens on insurance policies and proceeds thereof securing the financing of the premiums with respect thereto in the ordinary course of business; and

(o)          Liens in favor of a seller solely on any segregated cash earnest money deposits made by the Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement for a purchase of assets or equity permitted hereby.

6.3         Restricted Payments; Debt Redemptions.

(a)          The Parent shall not, nor shall it permit any Subsidiary to, declare or make any Restricted Payment (or incur any obligation to make a Restricted Payment), directly or indirectly to any entity other than the Parent or a wholly-owned Subsidiary, other than:

(i)          the making of any Restricted Payment payable solely (A) in Equity Interests of the Parent or warrants for Equity Interests of the Parent (in each case, other than Disqualified Capital Stock) or (B) out of the Net Cash Proceeds of the sale of Equity Interests of the Parent (other than Disqualified Capital Stock) or from the contribution of equity capital to the Parent, so long as such Net Cash Proceeds are not required to be prepaid or reinvested, in each case, within 90 days of such sale or contribution;

(ii)         the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Parent held by any current or former officer, director or employee of the Parent or any of its Subsidiaries pursuant to any equity subscription agreement, severance agreement, stock option agreement, shareholders’ agreement or similar agreement, in an aggregate amount in any fiscal year not to exceed $5,000,000; provided that such fiscal year limitation shall not include or apply to any repurchase, redemption or other acquisition or retirement of Equity Interests by the Parent or its Subsidiaries made to satisfy withholding taxes owed by such officer, director or employee arising from transactions under such agreements;

(iii)        the making of any Restricted Payment by any Subsidiary to the Parent and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holding of the type of Equity Interests in such Subsidiary in respect of which such Restricted Payment is being made;

(iv)        the making of other Restricted Payments not otherwise permitted under this Section 6.3(a) in an aggregate amount not to exceed $50,000,000 over the life of the Revolving Credit Facility;

(v)         (A) any payments in connection with a Permitted Bond Hedge Transaction and (B) the settlement of any related Permitted Warrant Transaction (1) by delivery of ordinary shares of the Parent’s common Equity Interests upon settlement thereof or (2) by (x) set-off against the related Permitted Bond Hedge Transaction or (y) payment of an early termination amount in respect thereof in the Parent’s ordinary shares (or other securities or property into which such ordinary shares are converted, reconstructed or reclassified following a merger event, reclassification or other change of the ordinary shares of the Parent) upon any early termination thereof; and

(vi)        Restricted Payments with respect to Equity Interests of an Approved Affiliate in connection with a Permitted Cash-Box Structure;

provided that, for Restricted Payments under clause (i)(B), clause (iv), and clause (v)(A) above, (w) the Parent and its Subsidiaries shall be in pro forma compliance, on a pro forma basis after giving effect to such Restricted Payment, with each Guarantee Ratio and the other financial covenants set forth in this Agreement recomputed as of the last day of the most recently ended fiscal quarter for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) as if the Restricted Payment in question had occurred on the first day of the relevant period for testing such compliance (as demonstrated in a duly executed Compliance Certificate dated as of the date of such proposed Restricted Payment), (x) no Default or Event of Default exists or would result therefrom, (y) except with respect to Restricted Payments made pursuant to clause (v)(A) above, there are no Advances or unreimbursed Letter of Credit drawings outstanding both before and after giving effect to such Restricted Payment and (z) no Letters of Credit are requested or issued in connection with such Restricted Payment.

(b)          The Parent shall not, nor shall it permit any Subsidiary to, Redeem (i) any Debt constituting (x) obligations for borrowed money or obligations evidenced by bonds, debentures, notes or other similar instruments upon which interest payments are customarily paid, (y) Disqualified Capital Stock, or (z) obligations under the Non-Extended Facility of the Parent or any Subsidiary, or (ii) any Equity Interests that would constitute Disqualified Capital Stock but for the last sentence of such definition, except that the Parent or any of its Subsidiaries may:

(i)          Redeem Debt or such Equity Interests with the Net Cash Proceeds of an issuance of, or capital contribution in respect of, Equity Interests of the Parent (other than Disqualified Capital Stock); provided that (A) such issuance or capital contribution occurs substantially concurrently with such Redemption (with a Redemption being deemed substantially concurrent if such Redemption occurs not more than 90 days after such issuance) and (B) such Net Cash Proceeds are not required to be prepaid or reinvested;

(ii)         Redeem Debt or such Equity Interests by converting or exchanging such Debt into Equity Interests of the Parent (other than Disqualified Capital Stock) or any other Equity Interest or securities which are converted into, exchanged for or redeemed with, Equity Interests of the Parent substantially simultaneously therewith;

(iii)        Redeem Debt or such Equity Interests in exchange for, or as an extension, refinancing, renewal or replacement of such Debt or such Equity Interests that is, Permitted Refinancing Debt;

(iv)        Redeem Debt or such Equity Interests with cash held on the balance sheet of, or controlled by, or held for the benefit of, such Person;

(v)         Redeem Convertible Debt (or any Contingent Debt of the Parent in respect of any such Convertible Debt or convertible redeemable preferred shares of an Approved Affiliate issued in connection with such Convertible Debt) by converting or exchanging such Convertible Debt (or such Contingent Debt or convertible redeemable preferred shares) into or for, as the case may be, common Equity Interests of the Parent, cash, or a combination thereof (such amount of cash determined by reference to the price of the Parent’s common Equity Interests), and cash in lieu of fractional ordinary shares of the Parent; and

(vi)        Redeem Disqualified Capital Stock of an Approved Affiliate in connection with a Permitted Cash-Box Structure;

provided that, in each case of clauses (i) through (vi) above, (v) no proceeds from Advances shall be used to Redeem any portion of any form of Debt or such Equity Interests (including, for the avoidance of doubt, under the Non-Extended Credit Agreement), (w) the Parent and its Subsidiaries shall be in pro forma compliance with each Guarantee Ratio and the other financial covenants set forth in this Agreement recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) (as demonstrated, with respect to any such Redemption in excess of $25,000,000 and as otherwise requested by the Administrative Agent, in a duly executed Compliance Certificate dated as of the date of such Redemption), (x) no Default or Event of Default shall then exist or would result therefrom, (y) except with respect to Redemptions of Debt with an originally scheduled maturity date on or prior to the Maturity Date and Redemptions of Debt pursuant to clause (v) or (vi) above, there shall be no Advances or unreimbursed drawings in respect of any Letter of Credit both before and after giving effect to such Debt Redemption, and (z) no Letters of Credit shall be requested or issued in connection with such Redemption.

Notwithstanding the foregoing, (1) Redemptions of Intercompany Debt permitted under Section 6.1(f) or (g) and (2) Debt permitted under Section 6.1 that is incurred in the ordinary course of business in an aggregate amount not to exceed $15,000,000 per fiscal year for Redemptions of Debt under this clause (2), shall in each case not be prohibited by this Section 6.3(b).

6.4         [Reserved.]

6.5         Burdensome Agreements. The Parent shall not, nor shall it permit any Subsidiary to, create, incur, assume or permit to exist any contract, agreement or understanding (other than this Agreement) which in any way prohibits or restricts (or requires the consent of or notice to other Persons in connection with) (a) the Parent or any Subsidiary from paying or prepaying the Obligations, (b) the granting, conveying, creation or imposition of any Lien on any of its Property, whether now owned or hereafter acquired, to secure the Obligations (other than (w) agreements governing secured Debt permitted by Sections 6.1 and 6.2 to the extent such restrictions govern only the asset financed pursuant to or securing such Debt, (x) any Acceptable Indenture, (y) the Non-Extended Credit Agreement and (z) any agreement governing permitted Convertible Debt or a Permitted Bridge Facility), or (c) any Subsidiary from making Restricted Payments (other than the Non-Extended Credit Agreement and any agreement governing Debt of a Credit Party permitted under Section 6.1(f) or Section 6.1(g) in its capacity as a primary obligor or guarantor of such Debt) to the Borrower or any other Credit Party or making or paying intercompany loans and advances to the Borrower, in each case other than restrictions that (i) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.9 and applicable solely to such joint venture, (ii) are customary restrictions in leases, subleases, licenses, asset sale agreements otherwise permitted hereby and transactions permitted by Section 6.8 so long as such restrictions relate solely to the assets subject thereto, and (iii) are restrictions in agreements governing Debt permitted under Section 6.1(e).

6.6         Use of Proceeds; Use of Letters of Credit. The Parent shall not, nor shall it permit any Subsidiary or Local Content Entity to use the proceeds of the Revolving Advances and Letters of Credit for any purposes other than (a) for working capital and other general corporate purposes, (b) to fund capital expenditures and (c) for the payment of fees and expenses related to the entering into of this Agreement and the other Credit Documents. The Parent shall not, nor shall it permit any of its Subsidiaries to, directly or indirectly use any part of the proceeds of Advances or Letters of Credit for any purpose which violates, or is inconsistent with, Regulations T, U, or X. The Borrower shall not, directly or indirectly, use the proceeds of the Advances or Letters of Credit, or lend, contribute or otherwise make available such proceeds to Parent, any Subsidiary or any other Person for any purpose which would violate any Sanctions or anti-corruption laws, by any Person including any Person participating in the Advances whether as an underwriter, advisor, investor or otherwise.

6.7         Corporate Actions; Fundamental Changes.

(a)          The Parent shall not, nor shall it permit any Credit Party to, merge, amalgamate or consolidate with or into any other Person, except that (i) the Parent may merge or amalgamate with any Person provided that (A) no Change in Control occurs and (B) immediately after giving effect to any such proposed transaction no Default would exist and the Parent is the surviving entity, (ii) the Parent may merge or amalgamate with any of its wholly-owned Subsidiaries, provided that immediately after giving effect to any such proposed transaction no Default would exist and the Parent is the surviving entity, (iii) the Borrower may merge or amalgamate with any of its wholly-owned Subsidiaries, provided that immediately after giving effect to any such proposed transaction no Default would exist and the Borrower is the surviving entity, (iv) any Credit Party (other than the Parent and the Borrower) may merge or amalgamate with any other wholly-owned Subsidiary of the Parent, provided that immediately after giving effect to such proposed transaction no Default would exist and a Credit Party is the surviving entity, and (v) any Subsidiary of the Parent (other than a Credit Party) may merge, amalgamate or be consolidated with or into any other Person, provided that immediately after giving effect to any such proposed transaction no Default would exist;

provided that, with respect to any merger, amalgamation or consolidation under this Section 6.7(a) of any Credit Party, the Parent and its Subsidiaries shall be in pro forma compliance with each Guarantee Ratio immediately after giving effect to such transaction recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) (as demonstrated in a duly executed Compliance Certificate dated as of the date of such merger, amalgamation or consolidation).

(b)          The Parent shall not, nor shall it permit any Credit Party to, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the Equity Interests of any Credit Party (whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary of the Parent (other than the Borrower and, prior to the termination of all commitments and payment in full of all obligations under the Non-Extended Facility, the primary obligor under the Non-Extended Facility) may liquidate or dissolve if the Parent determines in good faith that such liquidation or dissolution is in the best interests of the Parent and is not materially disadvantageous to the Lenders, (ii) any Subsidiary of the Parent may transfer all or substantially all of its assets and all or substantially all of the Equity Interests of any Credit Party to the Parent or any Subsidiary; provided, with respect to any sale, transfer, lease or other disposition (in one transaction or in a series of transactions) under this Section 6.7(b) of all or substantially all of any Credit Party’s assets, or all or substantially all of the Equity Interests of any Credit Party, or the liquidation or dissolution of any Credit Party, the Parent and its Subsidiaries shall be in pro forma compliance with each Guarantee Ratio immediately after giving effect to such transaction recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) (as demonstrated in a duly executed Compliance Certificate dated as of the date of such sale, transfer, lease disposition, liquidation or dissolution), (iii) the Parent or any Subsidiary of the Parent may sell, transfer, lease, dispose of its Equity Interests in an Approved Affiliate in connection with a Permitted Cash-Box Structure and (iv) an Approved Affiliate may liquidate or dissolve in connection with a Permitted Cash-Box Structure.

6.8         Sale of Assets. The Parent shall not, nor shall it permit any Subsidiary to, sell, convey, dispose of or otherwise transfer any of its Property other than:

(a)          dispositions of surplus, obsolete or worn out Property and Property no longer used or useful in the conduct of the business of the Parent or any of its Subsidiaries in the ordinary course of business;

(b)          transfers of Property (including, without limitation, transfers and issuances of equity interests) between and among the Parent, its wholly-owned Subsidiaries, and Local Content Entities, so long as, with respect to the transfer of Rigs or Subsidiaries that directly own Rigs, the Parent is in pro forma compliance with each Guarantee Ratio both before and immediately after giving effect to such transfer recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) (as demonstrated in a duly executed Compliance Certificate dated as of the date of such proposed transfer of Property);

(c)          casualty events, so long as, with respect to any casualty event that constitutes a Material Disposition, the Net Cash Proceeds of such casualty event are applied as and to the extent required in Section 2.6(b)(iii);

(d)          dispositions of inventory in the ordinary course of business;

(e)          dispositions of cash or Cash Equivalents in the ordinary course of business;

(f)          the sale, conveyance, disposition or transfer by the Parent or any of its Subsidiaries of any of its Property (other than the Drillships) to any Person, so long as (i) the Parent and its Subsidiaries are in pro forma compliance with each Guarantee Ratio and the other financial covenants contained in this Agreement, and the Guarantee Ratio set forth in Section 6.15(c)(ii) shall not be less than 3.50 to 1.00, in each case immediately after giving effect to such sale, conveyance, disposition or transfer and recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) as if such transaction had occurred on the first day of the relevant period for testing such compliance (as demonstrated in a duly executed Compliance Certificate dated as of the date of such proposed sale, conveyance, disposition or transfer for any single transaction or series of related transactions that results in Net Cash Proceeds of greater than $25,000,000), (ii) no Default or Event of Default exists or would result therefrom, (iii) with respect to any Material Disposition, the Net Cash Proceeds from such Material Disposition are applied as and to the extent required in Section 2.6(b)(iii), and (iv) the aggregate fair market value of all assets sold, conveyed, disposed of or otherwise transferred in any fiscal year does not exceed the greater of (A) $250,000,000 and (B) 5% of the aggregate Rig Value of the Marketed Rigs;

(g)          the sale or contribution by the Parent or any of its Subsidiaries of the Scooter Yeargain and Hank Boswell Rigs and related spares, equipment and any additions or improvements related thereto to ARO JV for fair market value consideration, which shall be comprised of (i) cash consideration, (ii) an investment permitted under Section 6.9(h), or (iii) a combination of the consideration described in clauses (i) and (ii) above; and

(h)          the sale, conveyance, disposition or transfer of an Approved Affiliate’s Equity Interests in a Permitted Cash-Box Structure.

6.9         Investments. The Parent shall not, nor shall it permit any Subsidiary to, make or permit to exist any Investments or commit to make any Investments, except:

(a)          Investments in Cash Equivalents;

(b)          Investments in the Parent and its Subsidiaries;

(c)          Investments by the Parent or any of its Subsidiaries if, as a result of such Investment, such Person becomes a Subsidiary or is merged into, or transfers substantially all of its assets to, a Subsidiary;

(d)          any acquisition of assets or Equity Interests solely in exchange for the issuance of Equity Interests of the Parent;

(e)          Guarantees by the Parent of obligations of any Subsidiary that do not constitute Debt and that are entered into in the ordinary course of business;

(f)           Investments by the Parent or any of its Subsidiaries in Local Content Entities the extent required or necessary under local law as a condition for the operation of Rigs in such jurisdiction, so long as such Local Content Entity is “controlled” by the Parent;

(g)          Debt Redemptions permitted by Section 6.3(b) above to the extent constituting an Investment;

(h)          (i) the contribution of the Scooter Yeargain and Hank Boswell Rigs to ARO JV in exchange for notes payable, (ii) cash contributions to ARO JV that are that are evidenced by a note payable by ARO JV that are substantially concurrent with the sale of each of the Scooter Yeargain and Hank Boswell Rigs, in each case together with all related spares, equipment and any additions or improvements, in an amount not to exceed the purchase price of such Rigs a portion of which may be repaid with a portion of the cash consideration from the sale of such Rigs and cash distributions from ARO JV made concurrently with such asset sale, and (iii) Investments in the form of notes payable by ARO JV in an aggregate amount not to exceed the purchase price of the Scooter Yeargain and Hank Boswell Rigs and related spares, equipment and any additions or improvements related thereto to ARO JV for fair market value and cash consideration, in each case, so long as (x) the Parent and its Subsidiaries are in pro forma compliance with each Guarantee Ratio and the other financial covenants contained in this Agreement immediately after giving effect to such Investment recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) as if such Investment had occurred on the first day of the relevant period for testing such compliance (as demonstrated in a duly executed Compliance Certificate dated as of the date of such proposed Investment), and (y) no Event of Default exists or would result therefrom;

(i)           Investments arising from fulfilling any existing capital commitment required under the Shareholders’ Agreement, dated November 21, 2016, between Saudi Aramco Development Company and Rowan Rex as in effect on the Closing Date;

(j)           cash contributions to ARO JV made solely with any dividends, interest, returns of principal, repayments and other similar amounts, in each case actually received after the Closing Date in cash by the Parent and its Subsidiaries in respect of investments in ARO JV;

(k)          equity Investments by the Parent or any of its Subsidiaries in ARO JV and debt obligations owed from ARO JV, in each case existing on the Closing Date and listed on Schedule 6.9(k);

(l)           other Investments not otherwise permitted above and having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (l) that are at the time outstanding not to exceed the greater of (i) $500,000,000 and (ii) 10% of the Net Worth of the Parent and its consolidated Subsidiaries;

(m)         any payment in connection with a Permitted Bond Hedge Transaction;

(n)          Investments by the Parent in an Approved Affiliate in connection with a Permitted Cash-Box Structure; and

(o)          Investments constituting Contingent Debt of the Parent or a Subsidiary permitted under Section 6.1;

provided that, in the case of any such Investment that constitutes a disposition or other transfer of a Rig from a Credit Party to a non-Credit Party, (x) the Parent and its Subsidiaries shall be in pro forma compliance with each Guarantee Ratio and the other financial covenants contained in this Agreement immediately after giving effect to such Investment, recomputed as of the last day of the most recently ended fiscal quarter of the Parent for which Financial Statements have been provided (or required to be provided) pursuant to Section 5.2(a) or (b) as if such Investment had occurred on the first day of the relevant period for testing such compliance (as demonstrated in a duly executed Compliance Certificate as of the date of such proposed Investment) and (y) no Event of Default exists or would result therefrom.

6.10       Affiliate Transactions. The Parent shall not, nor shall it permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction or series of transactions (including, but not limited to, the purchase, sale, lease or exchange of Property, the making of any investment, the giving of any guaranty, the assumption of any obligation or the rendering of any service) with any of their Affiliates unless such transaction or series of transactions is on terms no less favorable to the Parent or any Subsidiary, as applicable, than those that could be obtained in a comparable arm’s length transaction with a Person that is not such an affiliate, provided that the foregoing restriction shall not apply to transactions between or among the Parent and any of its wholly-owned Subsidiaries or between and among any wholly-owned Subsidiaries or in connection with a Permitted Cash-Box Structure.

6.11       Line of Business. The Parent shall not, nor shall it permit any Subsidiary to, change the character of its business such that the principal business of the Parent and its Subsidiaries or the Borrower and its Subsidiaries is not contract drilling or manufacturing substantially as conducted on the date of this Agreement.

6.12       Compliance with ERISA. Except for matters that individually or in the aggregate could not reasonably be expected to result in a Material Adverse Change, the Parent shall not, nor shall it permit any Subsidiary to, directly or indirectly: (a) engage in any transaction in connection with which the Parent or any Subsidiary could be subjected to either a civil penalty assessed pursuant to section 502(c), (i) or (l) of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code; (b) fail to make, or permit any member of the Controlled Group to fail to make, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Parent, a Subsidiary or member of the Controlled Group is required to pay as contributions thereto; (c) fail to cause, or allow any Subsidiary or any member of the Controlled Group to fail to cause, any Plan to comply with the minimum funding standard under Section 302 of ERISA or Section 412 of the Code; (d) permit, or allow any member of the Controlled Group to permit, the actuarial present value of the benefit liabilities (as “actuarial present value of the benefit liabilities” shall have the meaning specified in section 4041 of ERISA) under any Plan that is regulated under Title IV of ERISA to exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities; (e) incur, or permit any member of the Controlled Group to incur, a liability to or on account of a Plan under sections 515, 4062, 4063, 4064, 4201 or 4204 of ERISA; or (f) fail to cause, or permit any member of the Controlled Group to fail to cause, any Plan to comply with the requirements of Section 436 of the Code.

6.13       Limitation on Accounting Changes or Changes in Fiscal Periods. The Parent shall not, nor shall it permit any of its Subsidiaries to permit (a) any change in any of its accounting policies affecting the presentation of financial statements or reporting practices, except as required or permitted by GAAP or (b) the fiscal year of the Parent or any of its Subsidiaries to end on a day other than December 31 or change the Parent’s method of determining fiscal quarters.

6.14       Hedging Arrangements. The Parent shall not, nor shall it permit any Subsidiary to, (a) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Arrangement for speculative purposes; or (b) be party to or otherwise enter into any Hedging Arrangement which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Parent’s or its Subsidiaries’ operations.

6.15       Financial Covenants.

(a)          Debt to Capitalization Ratio. The Parent shall not permit the Debt to Capitalization Ratio, at the end of each fiscal quarter of the Parent, to be greater than 55%.

(b)          Minimum Liquidity Amount. The Parent shall not permit Liquidity at any time to be less than $300,000,000.

(c)          Guarantee Ratios.

(i)          At each fiscal quarter end, the ratio of (A) the Rig Value of the Rigs (other than Specified Acquired Rigs) directly wholly-owned by the Credit Parties to (B) the aggregate Rig Value of all Rigs (other than Specified Acquired Rigs) of the Parent, its Subsidiaries, and Local Content Entities, shall not be less than 80%.

(ii)         At each fiscal quarter end, the ratio of (a) the Rig Value of the Marketed Rigs directly wholly-owned by the Credit Parties to (b) the sum of, without duplication, (i) the aggregate Revolving Commitments or, if the Revolving Commitments have been terminated, the Revolving Outstanding Amount, (ii) the aggregate amount of all undrawn commitments under the Non-Extended Facility plus the Non-Extended Facility Outstanding Amount, and (iii) any other Debt, and commitments in respect thereof, of any Credit Party (other than unsecured Intercompany Debt that is contractually subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent) that is secured by a Lien or that is guaranteed by, or has as an obligor, a Subsidiary that directly owns or operates a Rig (or the Parent, if the Parent directly owns or operates any Rig) (other than, so long as the Administrative Agent provides its prior consent in its sole discretion, a Rig temporarily, directly owned or operated by Rowan Delaware), shall not be less than 3.00 to 1.00.

Article VII

DEFAULT AND REMEDIES

7.1         Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and any other Credit Document:

(a)          Payment Failure. Any Credit Party (i) fails to pay any principal when due under this Agreement or (ii) fails to pay, within three Business Days of when due, any other amount due under this Agreement or any other Credit Document, including payments of interest, fees, reimbursements, and indemnifications;

(b)          False Representation or Warranties. Any representation or warranty made or deemed to be made by any Credit Party or any Responsible Officer thereof in this Agreement, in any other Credit Document or in any certificate delivered in connection with this Agreement or any other Credit Document is incorrect, false or otherwise misleading in any material respect at the time it was made or deemed made;

(c)          Breach of Covenant. (i) Any breach by any Credit Party of any of the covenants in Section 5.2(a), Section 5.2(b), Section 5.2(d), Section 5.2(e), Section 5.6, Section 5.12, or Article VI of this Agreement or (ii) any breach by any Credit Party of any other covenant contained in this Agreement or any other Credit Document and such breach is not cured within 30 days after the earlier of the date notice thereof is given to the Parent by any Lender Party or the date any Responsible Officer of the Parent or any Subsidiary obtained actual knowledge thereof;

(d)          Guaranties. Any Guaranty shall at any time (before its expiration according to its terms) and for any reason cease to be in full force and effect and valid and binding on the Guarantors party thereto or shall be contested by any party thereto; any Guarantor shall deny it has any liability or obligation under any Guaranty; or any Guarantor shall cease to exist other than as expressly permitted by the terms of this Agreement;

(e)          Cross Default to Non-Extended Facility. An “Event of Default” (however therein denominated) under the Non-Extended Credit Agreement or any “Credit Document” (as defined therein or however denominated thereunder) shall have occurred;

(f)           Cross-Default. (i) The Parent or any Subsidiary shall fail to pay any principal of or premium or interest on its Debt which is outstanding in a principal amount of at least $100,000,000.00 individually or when aggregated with all such Debt of such Persons so in default (but excluding Debt constituting Obligations) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Debt which is outstanding in a principal amount of at least $100,000,000.00 individually or when aggregated with all such Debt of such Persons so in default (other than Debt constituting Obligations), and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or in the case of any such Debt other than Intercompany Debt to permit the acceleration of, the maturity of such Debt prior to the stated maturity thereof; or (iii) any Debt which is outstanding in a principal amount of at least $100,000,000.00 individually or when aggregated with all such Debt of such Persons so in default shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment); provided that (x) for purposes of this clause (f), the “principal amount” of the obligations in respect of any Hedging Arrangements at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that would be required to be paid if such Hedging Arrangements were terminated at such time and (y) neither (1) any event (other than, for the avoidance of doubt, an “event of default” (however denominated under the documentation for such Convertible Debt)) that permits holders of any Convertible Debt (or any Parent guarantee in respect thereof) to convert or exchange, as the case may be, such Convertible Debt (or any Contingent Debt of the Parent in respect thereof) nor (2) the conversion or exchange of any Convertible Debt (or any Contingent Debt of the Parent in respect thereof) (other than, for the avoidance of doubt, as a result of an “event of default” (however denominated under the documentation for such Convertible Debt)), in either case, into ordinary shares of the Parent (or other securities or property into which such ordinary shares are converted, reconstituted or reclassified following a merger event, reclassification or other change of the ordinary shares of the Parent), cash or a combination thereof, shall give rise to an Event of Default under this clause (f).

(g)          Bankruptcy and Insolvency. (i) The Parent or the Borrower shall terminate its existence or dissolve or (ii) any Credit Party or any Specified Holding Company (A) admits in writing its inability to pay its debts generally as they become due; makes an assignment for the benefit of its creditors; consents to or acquiesces in the appointment of a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; files a petition under any Debtor Relief Law; or consents to any reorganization, arrangement, workout, liquidation, dissolution, or similar relief under any Debtor Relief Law, (B) shall have had, without its consent, any court enter an order appointing a receiver, liquidator, fiscal agent, or trustee of itself or any of its Property; any petition filed against it seeking reorganization, arrangement, workout, liquidation, dissolution or similar relief under any Debtor Relief Law and such petition shall not be dismissed, stayed, or set aside for an aggregate of 60 days, whether or not consecutive or (C) shall have had any order for relief entered by a court under any Debtor Relief Law;

(h)          Adverse Judgment. The Parent or any Subsidiary suffers final judgments against any of them since the date of this Agreement in an aggregate amount, less any insurance proceeds covering such judgments which are received or as to which the insurance carriers admit liability, greater than $100,000,000.00 and either (i) execution and/or seizure proceedings shall have been commenced by any creditor upon such judgments or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgments, by reason of a pending appeal or otherwise, shall not be in effect;

(i)           Termination Events. Any Termination Event with respect to a Plan shall have occurred, and, 30 days after notice thereof shall have been given to the Parent by the Administrative Agent, such Termination Event shall not have been corrected and shall have created and caused to be continuing a material risk of Plan termination or liability for withdrawal from the Plan as a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), which termination could reasonably be expect to result in a liability of, or liability for withdrawal could reasonably be expected to be, greater than $100,000,000.00;

(j)           Plan Withdrawals. The Parent or any member of the Controlled Group as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and such withdrawing employer shall have incurred a withdrawal liability in an annual amount exceeding $100,000,000.00;

(k)          ERISA Liabilities. Any event occurs creating any ERISA Liabilities which could reasonably be expected to result in a Material Adverse Change and such event is not cured within 60 days from the occurrence of such event; or

(l)           Change in Control. The occurrence of a Change in Control.

7.2         Optional Acceleration of Maturity. If any Event of Default (other than an Event of Default pursuant to Section 7.1(g)) shall have occurred and be continuing, then, and in any such event,

(a)          the Administrative Agent (i) shall at the request, and may with the consent, of the Majority Lenders, by notice to the Borrower, declare that the obligation of each Revolving Lender, the Swingline Lender and each Issuing Lender to make Credit Extensions shall be terminated, whereupon the same shall forthwith terminate and (ii) shall at the request, or may with the consent, of the Majority Lenders, by notice to the Borrower, declare all outstanding Advances, all interest thereon, and all other amounts payable under this Agreement to be forthwith due and payable, whereupon such Advances, all such interest, and all such amounts shall become and be forthwith due and payable in full, without presentment, demand, protest or further notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b)          the Borrower shall, on demand of the Administrative Agent at the request, or with the consent of the Majority Lenders, deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized in an amount equal to 103% of the outstanding Letter of Credit Exposure at such time, and

(c)          the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under any Guaranty or any other Credit Document by appropriate proceedings.

7.3         Automatic Acceleration of Maturity. If any Event of Default pursuant to Section 7.1(g) shall occur,

(a)          the obligation of each Lender, the Swingline Lender and each Issuing Lender to make Credit Extensions shall immediately and automatically be terminated and all Advances, all interest on the Advances, and all other amounts payable under this Agreement shall immediately and automatically become and be due and payable in full, without presentment, demand, protest or any notice of any kind (including, without limitation, any notice of intent to accelerate or notice of acceleration), all of which are hereby expressly waived by the Borrower,

(b)          the Borrower shall deposit with the Administrative Agent into the Cash Collateral Account an amount of cash equal to 103% of the outstanding Letter of Credit Exposure as security for the Obligations to the extent the Letter of Credit Obligations are not otherwise paid or Cash Collateralized in an amount equal to 103% of the outstanding Letter of Credit Exposure at such time, and

(c)          the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under any Guaranty or any other Credit Document by appropriate proceedings.

7.4         Set-off. If an Event of Default shall have occurred and be continuing, each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender Party or any such Affiliate to or for the credit or the account of any Credit Party against any and all of the obligations of such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement or any other Credit Document and although such obligations of any Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender Party different from the branch or office holding such deposit or obligated on such indebtedness. In the event that any Defaulting Lender shall exercise any right of setoff, (a) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.17 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of the Lender Parties and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that the Lender Parties and their respective Affiliates may have. Each Lender Party agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

7.5         Remedies Cumulative, No Waiver. No right, power, or remedy conferred to any Lender Party in this Agreement or the Credit Documents, or now or hereafter existing at law, in equity, by statute, or otherwise shall be exclusive, and each such right, power, or remedy shall to the full extent permitted by law be cumulative and in addition to every other such right, power or remedy. No course of dealing and no delay in exercising any right, power, or remedy conferred to any Lender Party in this Agreement and the Credit Documents or now or hereafter existing at law, in equity, by statute, or otherwise shall operate as a waiver of or otherwise prejudice any such right, power, or remedy. Any Lender Party may cure any Event of Default without waiving the Event of Default. No notice to or demand upon the Borrower shall entitle the Borrower to similar notices or demands in the future.

7.6         Application of Payments.

(a)          Prior to Event of Default. Prior to an Event of Default, all payments made hereunder shall be applied as directed by the Borrower, but such payments are subject to the terms of this Agreement.

(b)          After Event of Default. If an Event of Default has occurred and is continuing, any amounts received or collected from, or on account of assets held by, any Credit Party shall be applied to the Obligations by the Administrative Agent in the following order and manner:

(i)          First, to payment of that portion of such Obligations constituting fees, indemnities, expenses, and other amounts (other than principal and interest but including fees, charges, and disbursements of counsel to the Administrative Agent and amounts payable under Sections 2.11, 2.12, and 2.14) payable by any Credit Party to the Administrative Agent in its capacity as such;

(ii)         Second, to payment of that portion of such Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable by any Credit Party to the Lender Parties (including fees, charges and disbursements of counsel to the respective Lender Parties and amounts payable under Article II), ratably among Lender Parties;

(iii)        Third, to payment of that portion of such Obligations constituting accrued and unpaid interest, allocated ratably among the Lender Parties;

(iv)        Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Obligations (including unreimbursed drawings in respect of any Letter of Credit) payable by any Credit Party allocated ratably among the Lender Parties;

(v)         Fifth, to the Administrative Agent for the account of the Issuing Lenders, ratably among the Issuing Lenders, to Cash Collateralize 103% of that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit;

(vi)        Sixth, to the remaining Obligations owed by any Credit Party, allocated among such remaining Obligations as determined by the Administrative Agent and the Majority Lenders and applied to such Obligations in the order specified in this clause (b); and

(vii)       Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, the Letters of Credit have been terminated or Cash Collateralized and all Revolving Commitments have been terminated, to the Borrower or as otherwise required by any Legal Requirement.

Subject to Section 2.3(i), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause (v) above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Article VIII

THE ADMINISTRATIVE AGENT AND ISSUING LENDERS

8.1         Appointment and Authority. Each Lender and each Issuing Lender hereby irrevocably (a) appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents, and (b) authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Lender Parties, and neither the Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions.

8.2         Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

8.3         Exculpatory Provisions. None of the Administrative Agent or the Issuing Lenders shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents. Without limiting the generality of the foregoing, none of the Administrative Agent or the Issuing Lenders:

(a)          shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)          shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that Administrative Agent or an Issuing Lender shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or such Issuing Lender to liability or that is contrary to any Credit Document or Legal Requirement; and

(c)          shall, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower, any other Credit Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, an Issuing Lender or any of its Affiliates in any capacity.

None of the Administrative Agent or the Issuing Lenders shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent or such Issuing Lender shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.2 and 7.1) or (ii) in the absence of its own gross negligence or willful misconduct. None of the Administrative Agent, the Swingline Lender and the Issuing Lenders shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent, the Swingline Lender or such Issuing Lender by the Borrower or a Lender Party.

None of the Administrative Agent or the Issuing Lenders shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent or such Issuing Lender.

8.4         Reliance by Administrative Agent and the Issuing Lenders. Each of the Administrative Agent and the Issuing Lenders shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agents and the Issuing Lenders also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Credit Extension that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Credit Extension. The Administrative Agent or an Issuing Lender may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

8.5         Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

8.6         Resignation of Administrative Agent.

(a)          The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower. Upon receipt of any such notice of resignation, the Majority Lenders shall have the right, in consultation with the Borrower and subject to the consent of the Borrower (provided no Event of Default has occurred and is continuing at the time of such resignation), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)          If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Majority Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrower and such Person, remove such Person as Administrative Agent and, in consultation with the Borrower and subject to the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Majority Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c)          With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Lenders under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 9.1 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

(d)          Any resignation by, or removal of, Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, in each case if it elects to, in its sole discretion, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Issuing Lender, if in its sole discretion it elects to, shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

8.7         Non-Reliance on Administrative Agent and Other Lenders. Each Lender Party acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender Party or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder. In this regard, each party hereto acknowledges that Bracewell LLP is acting in this transaction as special counsel to the Administrative Agent only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Credit Documents and the matters contemplated therein.

Each Lender shall be deemed (a) by delivering its signature page to this Agreement and making any Advance on the Closing Date to have consented to, approved or accepted each Credit Document and each other document or other matter referred to in Section 3.1 required to be consented to or approved by or acceptable or satisfactory to the Administrative Agent, the Arrangers or the Lenders and to have been satisfied with the satisfaction of all other conditions precedent required to be satisfied under Section 3.1 and (b) by making any Advance after the Closing Date to have been satisfied with the satisfaction of the conditions precedent required to be satisfied in connection therewith under Section 3.2.

8.8         No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Arrangers, Syndication Agent and Documentation Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

8.9         Indemnification.

(a)          THE LENDERS SEVERALLY AGREE TO INDEMNIFY THE ADMINISTRATIVE AGENT AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER), RATABLY ACCORDING TO THEIR RESPECTIVE APPLICABLE PERCENTAGES, FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS FOUND IN A FINAL, NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, EACH LENDER AGREES TO REIMBURSE THE ADMINISTRATIVE AGENT PROMPTLY UPON DEMAND FOR ITS RATABLE SHARE (DETERMINED AS SET FORTH ABOVE IN THIS PARAGRAPH) OF (i) ANY OUT OF POCKET EXPENSES (INCLUDING REASONABLE FEES OF COUNSEL) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, OR AMENDMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, AND (ii) ANY OUT OF POCKET EXPENSES (INCLUDING FEES OF COUNSEL) INCURRED BY THE ADMINISTRATIVE AGENT IN CONNECTION WITH ENFORCEMENT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, IN ANY EVENT, INCLUDING LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND TO THE EXTENT THAT THE ADMINISTRATIVE AGENT IS NOT REIMBURSED FOR SUCH BY THE BORROWER.

(b)          THE REVOLVING LENDERS SEVERALLY AGREE TO INDEMNIFY EACH ISSUING LENDER AND ITS RELATED PARTIES (TO THE EXTENT NOT REIMBURSED BY THE BORROWER) RATABLY ACCORDING TO THEIR RESPECTIVE APPLICABLE PERCENTAGES FROM AND AGAINST ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST SUCH ISSUING LENDER OR ANY OF ITS RELATED PARTIES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT, ANY CREDIT DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY SUCH ISSUING LENDER UNDER THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (INCLUDING SUCH INDEMNITEE’S OWN NEGLIGENCE REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL), AND INCLUDING ENVIRONMENTAL LIABILITIES, PROVIDED THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES, OR DISBURSEMENTS found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence or willful misconduct.

8.10       Administrative Agent May File Proofs of Claim. In the case of the pendency of any proceeding under any Debtor Relief Law, the Administrative Agent (irrespective of whether the principal of any Advance or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)          to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Advances, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Lenders and the Administrative Agent under Sections 2.8 and 9.1) allowed in such judicial proceeding; and

(b)          to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.8 and 9.1.

8.11       Guaranty Matters. The Lender Parties irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Guarantor under its Guaranty if such release is permitted pursuant to Section 5.6. Subject to Section 5.6, upon request by the Administrative Agent at any time, the Majority Lenders will confirm in writing the Administrative Agent’s authority to release any Guarantor from its obligations under its Guaranty pursuant to this Section 8.11.

8.12       Certain ERISA Matters.

(a)          Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that at least one of the following is and will be true:

(i)          such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Plans in connection with the Advances, the Letters of Credit or the Revolving Commitments,

(ii)         the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement,

(iii)        (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Letters of Credit, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement, or

(iv)        such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)          In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Credit Party, that:

(i)          none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related to hereto or thereto),

(ii)         the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations),

(iv)        the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Advances, the Letters of Credit, the Revolving Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Advances, the Letters of Credit, the Revolving Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)         no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Advances, the Letters of Credit, the Revolving Commitments or this Agreement.

(c)          The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Advances, the Letters of Credit, the Revolving Commitments and this Agreement, (ii) may recognize a gain if it extended the Advances, the Letters of Credit, or the Revolving Commitments for an amount less than the amount being paid for an interest in the Advances, the Letters of Credit, or the Revolving Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Article IX

MISCELLANEOUS

9.1         Expenses; Indemnity; Damage Waiver.

(a)          Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Lender in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by any Lender Party (including the fees, charges and disbursements of any counsel for any Lender Party), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Advances made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Advances or Letters of Credit.

(b)          Indemnification by the Borrower. The Borrower shall, and does hereby indemnify, the Administrative Agent (and any sub-agent thereof), each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all actions, suits, losses, claims, damages, penalties, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the Transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Credit Documents, (ii) any Advance or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Waste or Hazardous Substances on or from any property owned or operated by the Borrower or any Subsidiary, or any Environmental Liability related in any way to the Borrower or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Credit Party, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (i) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of or material breach of the Credit Documents by, such Indemnitee, if the Borrower or such other Credit Party has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (ii) arise solely as the result of a dispute among or between Indemnitees and do not to any extent result from any act or omission on the part of any Credit Party or its Related Parties (as determined by a court of competent jurisdiction in a final, non-appealable judgment) other than claims against any of the Administrative Agent, any Lender, any Arranger or any Affiliate of any of the foregoing in fulfilling its role as the Administrative Agent, an Issuing Lender, Swingline Lender, arranger or any similar role under this Agreement or any other Credit Document (including the Fee Letter). This Section 9.1(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c)          Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender or any Related Party of any of the foregoing (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Lenders or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or an Issuing Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or an Issuing Lender in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.5(e).

(d)          Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no Credit Party shall assert, and each such party hereto hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the Transactions contemplated hereby or thereby, any Advance or Letter of Credit or the use of the proceeds thereof.

(e)          Electronic Communications. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby unless such damages result from a breach of the confidentiality provisions of Section 9.8 or except where the same are a result of such party’s gross negligence or willful misconduct.

(f)           Payments. All amounts due under this Section shall be payable not later than ten Business Days after written demand therefor.

(g)          Survival. The agreements in this Section shall survive the resignation of the Administrative Agent and any Issuing Lender, the replacement of any Lender, the termination of the Revolving Commitments, termination or expiration of all Letters of Credit, and the repayment, satisfaction or discharge of all the other Obligations.

9.2         Waivers and Amendments.

(a)          No amendment or waiver of any provision of this Agreement, the Notes, or any other Credit Document (other than the Fee Letter and any other fee letter executed by a Credit Party with or in favor of any Lender Party), nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders and the Borrower, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, no such agreement shall:

(i)          increase the Revolving Commitment of any Lender without the written consent of such Lender;

(ii)         increase the aggregate Revolving Commitments other than pursuant to Section 2.1(c) as in effect on the date hereof without the written consent of each Lender;

(iii)        reduce the principal amount of any Advance (other than prepayments or repayments in accordance with the terms of this Agreement) or reduce the amount of or rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby); provided, however, that (A) only the consent of the Majority Lenders shall be required to waive any obligation of the Borrower to pay default interest pursuant to Section 2.9(c) with respect to the Revolving Credit Facility, including with respect to any amount payable thereunder or in connection therewith and (B) the Administrative Agent and the Borrower may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Credit Documents or enter into additional Credit Documents as the Administrative Agent reasonably deems appropriate in order to implement any Replacement Rate or otherwise effectuate the terms of Section 2.5(c)(x) in accordance with the terms of such Section;

(iv)        postpone the scheduled date of payment of the principal amount of any Advance, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby;

(v)         change Section 2.5(e), Section 7.6, this Section 9.2 or any other provision in any Credit Document which expressly requires the consent of, or action or waiver by, all of the Lenders, without the written consent of each Lender;

(vi)        amend, modify or waive any provision in a manner that would alter the pro rata treatment of the Lenders (including without limitation in connection with (A) the reduction of Revolving Commitments and (B) the sharing of payments to, or disbursements by, Lenders required thereby), in any case without the written consent of each Lender;

(vii)       release any Guarantor from its obligation under any Guaranty except any Guarantor released as permitted by Section 5.6(c), (d) or (e), without the written consent of each Lender;

(viii)      amend the definition of “Alternative Currency” without the written consent of each Lender and each Issuing Lender; or

(ix)         change any of the provisions of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Lenders or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Lenders or the Swingline Lender, as the case may be.

(b)          Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or under any other Credit Document (and any amendment, waiver or consent which by its terms requires the consent of all Lenders, a majority in interest of Lenders under the Revolving Credit Facility or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lender); provided that any such amendment, waiver or consent referred to in clause (a)(i), (a)(ii), (a)(iii), (a)(iv) or (a)(v) above that, but for this sentence, would require the prior written consent of such Defaulting Lender, will continue to require the consent of such Defaulting Lender; provided further that any such amendment, waiver or consent requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than any other Lender whose consent is so required shall require the consent of such Defaulting Lender.

(c)          Notwithstanding anything to the contrary contained in this Section 9.2, (i) Credit Documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment or waiver is delivered in order (A) to comply with local Law or advice of local counsel, or (B) to cause such Credit Documents to be consistent with this Agreement and the other Credit Documents, and (ii) the Administrative Agent and the Borrower may amend any Credit Document to correct any obvious errors, mistakes, omissions, defects or inconsistencies of a technical or immaterial nature, and such amendment shall become effective without any further consent of any other party to such Credit Document other than the Administrative Agent and the Borrower.

9.3         Severability. In case one or more provisions of this Agreement or the other Credit Documents shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality, and enforceability of the remaining provisions contained herein or therein shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.4         Survival of Representations and Obligations. All representations and warranties contained in this Agreement or made in writing by or on behalf of the Borrower in connection herewith shall survive the execution and delivery of this Agreement and the other Credit Documents, the making of Credit Extensions and any investigation made by or on behalf of the Lenders, none of which investigations shall diminish any Lender’s right to rely on such representations and warranties. All obligations of the Borrower provided for in Sections 2.11, 2.12, 2.14(b), and 9.1(a), (b) and (d) and all of the obligations of the Lenders in Section 9.1(c) and Section 9.8 shall survive (in the case of Section 9.8, until the fifth anniversary of the date of) any termination of this Agreement, repayment in full of the Obligations, and termination or expiration of all Letters of Credit.

9.5         Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender Party and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (a) to an Eligible Assignee in accordance with the provisions of Section 9.6(a), (b) by way of participation in accordance with the provisions of Sections 9.6(c) or (c) by way of pledge or assignment of a security interest subject to the restrictions of Section 9.6(d) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 9.6(c) and, to the extent expressly contemplated hereby, the Related Parties of the Administrative Agent and each Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

9.6         Lender Assignments and Participations.

(a)          Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Advances at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)          Minimum Amounts.

(A)	in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment under the Revolving Credit Facility or the Advances at the time owing to it under the Revolving Credit Facility or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)	in any case not described in paragraph (a)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Advances outstanding thereunder) or, if the applicable Revolving Commitment is not then in effect, the principal outstanding balance of the Advances of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date) shall not be less than $10,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)         Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Advance or the Revolving Commitment assigned.

(iii)        Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (a)(i)(B) of this Section and, in addition:

(A)	the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not Lender under the Revolving Credit Facility, an Affiliate of such Lender or any Approved Fund with respect to such Lender, provided that no such consent shall be required if an Event of Default shall have occurred and is continuing; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof;

(B)	the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender under the Revolving Credit Facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C)	the consent of each Issuing Lender and the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv)        Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; provided further that only one such fee shall be payable in the event of contemporaneous assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group). The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v)         No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vi)        No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vii)       Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Advances previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Lender, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Advances and participations in Letters of Credit and Swingline Advances in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (b) of this Section, from and after the effective date specified in each Assignment and Acceptance, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.14(b), 9.1(a), 9.1(b), 9.1(c), and 9.1(d) with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(b)          Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina or Houston, Texas a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Advances owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower and the Lender Parties may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. At any reasonable time and from time to time upon reasonable prior notice, the Register shall be available (i) for inspection by the Borrower and (ii) for inspection by each Lender as to its Revolving Commitment and principal amount of Advances owing to it.

(c)          Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitment and/or the Advances owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrower, the Administrative Agent, the Issuing Lenders and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 8.9(a) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (a), (b), (c) or (d) of this Section 9.6 that adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(g) (it being understood that the documentation required under Section 2.14(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (a) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.16(b) as if it were an assignee under paragraph (a) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.12 or 2.14, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.16(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 7.4 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13(f) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Advances or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d)          Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

9.7         Notices, Etc.

(a)          Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows: (i) if to the Borrower or any other Credit Party, at the applicable address (or facsimile numbers) set forth on Schedule V; (ii) if to the Administrative Agent or an Issuing Lender, at the applicable address (or facsimile numbers) set forth on Schedule V; and (iii) if to a Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire. Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)          Electronic Communications.

(i)          The Parent, the Borrower and the Lenders agree that the Administrative Agent may make any material delivered by the Parent, the Borrower or any other Credit Party to the Administrative Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to the Parent, the Borrower or any other Subsidiary, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by the Administrative Agent, an Affiliate of the Administrative Agent, or any Person that is not an Affiliate of the Administrative Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”); provided that the foregoing shall not apply to notices to any Lender or Issuing Lender pursuant to Article II if such Lender or Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Parent and the Borrower acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) none of the Administrative Agent nor any of their respective Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. The Administrative Agent and their respective Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform. Nothing in this Section 9.7(b) shall relieve the Administrative Agent or any Lender from their obligations under Section 9.8.

(ii)         Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that the Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

(c)          Change of Address, Etc. Any party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other parties hereto.

9.8         Confidentiality. The Administrative Agent, each Lender and each Issuing Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (the “Representatives”) (it being understood that the Representative to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Parent or any Subsidiary and their respective obligations, (g) with the consent of the Parent or the Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender Party or any of their respective Affiliates on a nonconfidential basis from a source other than a Credit Party. For purposes of this Section, “Information” means all information received from the Parent or any Subsidiary relating to the Parent or any Subsidiary or any of their respective businesses, other than any such information that is available to Lender Party on a nonconfidential basis prior to disclosure by the Parent or any Subsidiary. In the case of any disclosure under clause (c) above, the Administrative Agent, each Lender and each Issuing Lender shall, to the extent permitted under applicable laws and regulations, endeavor to provide three days’ prior written notice of such disclosure to the applicable Credit Party. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. The Administrative Agent, each Lender and each Issuing Lender agrees to be responsible for any breaches of this Section 9.8 by its Representatives.

9.9         Usury Not Intended. It is the intent of the Borrower and each Lender in the execution and performance of this Agreement and the other Credit Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Advances of each Lender including such applicable laws of the State of New York, the United States from time to time in effect, and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement. In furtherance thereof, the Lenders and the Borrower stipulate and agree that none of the terms and provisions contained in this Agreement or the other Credit Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Maximum Rate and that for purposes of this Agreement and all other Credit Documents, “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement or any other Credit Document; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Obligations, include amounts which by applicable law are deemed interest which would exceed the Maximum Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of the Obligations owing to such Lender (or if all such Obligations shall have been paid in full, refund said excess to the Borrower). In the event that the maturity of the Obligations are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Maximum Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Obligations (or, if the applicable Obligations shall have been paid in full, refunded to the Borrower of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Maximum Rate, the Borrower and the Lenders shall to the maximum extent permitted under applicable law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Advances all amounts considered to be interest under applicable law at any time contracted for, charged, received or reserved in connection with the Obligations. The provisions of this Section shall control over all other provisions of this Agreement or the other Credit Documents which may be in apparent conflict herewith.

9.10       Usury Recapture. In the event the rate of interest chargeable under this Agreement or any other Credit Document at any time is greater than the Maximum Rate, the unpaid principal amount of the Obligations shall bear interest at the Maximum Rate until the total amount of interest paid or accrued on the Obligations equals the amount of interest which would have been paid or accrued on the Advances if the stated rates of interest set forth in this Agreement or applicable Credit Document had at all times been in effect. In the event, upon payment in full of the Obligations, the total amount of interest paid or accrued under the terms of this Agreement and the Obligations is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement or such Credit Document had, at all times, been in effect, then the Borrower shall, to the extent permitted by applicable law, pay the Administrative Agent for the account of the applicable Lender Party an amount equal to the difference between (i) the lesser of (A) the amount of interest which would have been charged on Obligations owed to it if the Maximum Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on such Obligations if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement or any Credit Document on Obligations owed to it. In the event that any Lender Party ever receives, collects or applies as interest any sum in excess of the Maximum Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Obligations, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrower.

9.11       Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Credit Party is made to any Lender Party, or any Lender Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

9.12       Governing Law; Submission to Jurisdiction.

(a)          Governing Law. This Agreement, the Notes and the other Credit Documents (unless otherwise expressly provided therein) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

(b)          Submission to Jurisdiction. Each Credit Party irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any Federal or New York state court sitting in the Borough of Manhattan in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c)          Waiver of Venue. Each Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)          Service of Process. Each Credit Party hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Credit Party at its address set forth in this Agreement and in the manner provided for notices in Section 9.7 or in accordance with Section 9.18. Nothing in this Section shall affect the rights of any Lender Party to serve legal process in any other manner permitted by any applicable Legal Requirement or affect the right of any Lender to bring any action or proceeding against the Borrower or its Property in the courts of any other jurisdiction.

9.13       Execution.

(a)          Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b)          Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, or any state laws based on the Uniform Electronic Transactions Act.

9.14       Waiver of Jury. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.15       USA PATRIOT ACT Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Credit Party in accordance with the Act. Promptly following a request from the Administrative Agent, a Lender, or Issuing Lender, each Credit Party hereby agrees to deliver all documentation and other information that the Administrative Agent, a Lender, or an Issuing Lender, as applicable, may reasonably request in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

9.16       No Fiduciary Duty. Each Lender Party may have economic interests that conflict with those of the Borrower. The Borrower agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender Party and the Borrower, its stockholders or its affiliates. The Borrower acknowledges and agrees that (a) the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lender Parties, on the one hand, and the Borrower, on the other, (b) in connection therewith and with the process leading to such transaction each of the Lender Parties is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other person, (c) no Lender Party has assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender Party or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents and (d) the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate. The Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender Party has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

9.17       Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of any Credit Party in respect of any such sum due from it to the Administrative Agent, any Lender, or any Issuing Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, such Lender, or such Issuing Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, such Lender, or such Issuing Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, any Lender, or any Issuing Lender from any Credit Party in the Agreement Currency, such Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, such Lender, or such Issuing Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, any Lender, or any Issuing Lender in such currency, the Administrative Agent, such Lender, or such Issuing Lender, as the case may be, agrees to return the amount of any excess to the applicable Credit Party (or to any other Person who may be entitled thereto under applicable law).

9.18       Appointment of Process Agent. The Parent and each other Guarantor not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia (each, a “Foreign Credit Party”) hereby appoints, and shall maintain the appointment of, CT Corporation System (the “Process Agent”), with an office at 111 Eighth Avenue, New York, NY 10011, as its agent to receive on behalf of it and its properties service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing by certified mail a copy of such process to any Foreign Credit Party, in care of the Process Agent at the Process Agent’s above address, with a copy to such Foreign Credit Party at its address set forth on Schedule V, and each Foreign Credit Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Foreign Credit Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address set forth on Schedule V. Each Foreign Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Section shall affect the right of any Lender Party to serve legal process in any other manner permitted by any applicable Legal Requirement or affect the right of any Lender to bring any suit, action or proceeding against any Foreign Credit Party or its property in the courts of other jurisdictions.

9.19       Keepwell. Each of the Parent and the Borrower hereby absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under its Guaranty and the other Credit Documents in respect of obligations under Hedging Arrangements with a Hedge Counterparty constituting Obligations hereunder (provided, however, that each of the Parent and the Borrower shall only be liable under this Section 9.19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 9.19, or otherwise under the Credit Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each of the Parent and the Borrower under this Section 9.19 shall remain in full force and effect until all of Obligations and any amounts payable under this Agreement have been indefeasibly paid and performed in full and the Revolving Commitments have terminated. Each of the Parent and the Borrower intends that this Section 9.19 constitute, and this Section 9.19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

9.20       Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)          the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)          the effects of any Bail-in Action on any such liability, including, if applicable:

(i)          a reduction in full or in part or cancellation of any such liability;

(ii)         a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii)        the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

[Remainder of this page intentionally left blank. Signature pages follow.]

EXECUTED as of the day first above written.

BORROWER:

RDC Holdings Luxembourg S.à r.l.

By:	/s/ Rui Miguel Silva Gomes

Name:	Rui Miguel Silva Gomes
Title:	Category A Manager

PARENT:

ROWAN COMPANIES PLC

By:	/s/ Stephen M. Butz

Name:	Stephen M. Butz
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

LENDER PARTIES:

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent, Swingline Lender, and
Issuing Lender and a Lender

By:	/s/ Timothy Gebauer

Name:	Timothy P. Gebauer

Title:	Director

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

DNB CAPITAL LLC,
as a Lender

By:	/s/ Andrew Shohet

Name:	Andrew J. Shohet

Title:	First Vice President

By:	/s/ Phillipe Wulfers

Name:	Phillipe Wulfers

Title:	First Vice President

DNB BANK ASA, NEW YORK BRANCH,
as an Issuing Lender

By:	/s/ Mita Zalavadia

Name:	Mita Zalavadia

Title:	Assistant Vice President

By:	/s/ Magdalena Brzostowska

Name:	Magdalena Brzostowska

Title:	First Vice President

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

BANK OF AMERICA, N.A.,
as an Issuing Lender and a Lender

By:	/s/ Michael Clayborne

Name:	Michael Clayborne

Title:	Director

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

MUFG BANK, Ltd.,
as an Issuing Lender and a Lender

By:	/s/ Kevin Sparks

Name:	Kevin Sparks

Title:	Director

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

BARCLAYS BANK PLC,
as an Issuing Lender and a Lender

By:	/s/ Sydney Dennis

Name:	Sydney G. Dennis

Title:	Director

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

CITIBANK, N.A.,
as an Issuing Lender and a Lender

By:	/s/ Robert Malleck

Name:	Robert Malleck

Title:	Vice President

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

GOLDMAN SACHS BANK USA
as a Lender

By:	/s/ Annie Carr

Name:	Annie Carr

Title:	Authorized Signatory

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

ZB, N.A. AMEGY BANK,
as a Lender

By:	/s/ Steven Taylor

Name:	Steven Taylor

Title:	Vice President

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

HSBC BANK USA, N.A.,
as a Lender

By:	/s/ Michael Bustios

Name:	Michael Bustios

Title:	Senior Vice President

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

THE BANK OF NOVA SCOTIA,
HOUSTON BRANCH,
as a Lender

By:	/s/ Thane Rattew

Name:	Thane Rattew

Title:	Managing Director

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

M&T Bank,
as a Lender

By:	/s/ Edward Tierney

Name:	Edward Tierney

Title:	Senior Vice President

Signature Page to Credit Agreement

RDC Holdings Luxembourg S.à r.l.

EXHIBIT A

FORM OF ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (the “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee and the Assignee hereby irrevocably purchases and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

[for Assignor, indicate [is][is not] a Defaulting Lender]

2.	Assignee:

[for Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	RDC HOLDINGS LUXEMBOURG S.à R.L.
(société à responsabilité limitée)
Registered office: 48, Boulevard Grande-Duchesse
Charlotte
L-1330 Luxembourg
R.C.S. Luxembourg: B 167.417

4.	Administrative Agent:	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent under the Credit Agreement

5.	Credit Agreement:	Credit Agreement dated as of May 22, 2018 among the Borrower, Rowan Companies plc, an English public limited company, the Lenders party thereto from time to time, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, an Issuing Lender and a Lender.

Exhibit A – Form of Assignment and Acceptance

6.	Assigned Interest[s]:

Assignor[s]	Assignee[s]	Aggregate Amount of Commitment / Advance for all Lenders	Amount of Commitment / Advances Assigned[1]	Percentage Assigned of Commitment / Advances[2]		CUSIP Number
		$	$		%
		$	$		%
		$	$		%

7.	Trade Date:	[3]

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE
[NAME OF ASSIGNEE]

By:
Name:
Title:

1 Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment / Advances of all Lenders thereunder.

3 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Exhibit A – Form of Assignment and Acceptance

[Consented to and][4] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Administrative Agent [as an Issuing Lender and as Swingline Lender]

By:
Name:
Title:

[Consented to:] [5]

RDC HOLDINGS LUXEMBOURG S.À R.L.

By:
Name:
Title:

4 To be added only if the consent of the Administrative Agent, Issuing Lenders or Swingline Lender is required by the terms of the Credit Agreement.

5 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

Exhibit A – Form of Assignment and Acceptance

Annex 1

To Exhibit A – Assignment and Acceptance

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee[s]. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 9.6 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.2 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

3. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

FOR THE PERIOD FROM __, 20__ TO , 20__

This certificate dated as of ______________, _______ is prepared pursuant to the Credit Agreement dated as of May 22, 2018 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among RDC Holdings Luxembourg S.à r.l., a Luxembourg private limited liability company (“société à responsabilité limitée”), having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 167.417 (“Borrower”), the lenders party thereto from time to time, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, an Issuing Lender and a Lender (as each such term is defined therein). Unless otherwise defined in this certificate, capitalized terms that are defined in the Credit Agreement shall have the meanings assigned to them by the Credit Agreement.

The undersigned hereby certifies to the Lender Parties that (a) no Default or Event of Default has occurred or is continuing, (b) all of the representations and warranties made by the Borrower in the Credit Agreement and the other Credit Documents are true and correct in all material respects as if made on this date (provided that to the extent any representation or warranty is qualified as to “Material Adverse Change” or otherwise as to materiality, such representation or warranty is true in all respects) except for those representations and warranties which were expressly made as of an earlier date or period which were true and correct as of such earlier date or period, and (c) as of the date hereof for the periods set forth below, the following amounts and calculations were true and correct:

For the fiscal quarter/year ended [ ___, 20       ] (the “Statement Date”)

As of the Statement
Date

1.	Section 6.15(a) Debt to Capitalization Ratio.

(a) Funded Debt of the Parent and its Subsidiaries	=	$

(b) the sum of (i) the Funded Debt specified in
(a) and (ii) consolidated Net Worth of the
Parent	=	$

Debt to Capitalization Ratio = (a) divided by (b),
expressed as a percentage	=

Maximum Debt to Capitalization Ratio		55%

Compliance		Yes No

As of the Statement
Date

2.	Section 6.15(b) Minimum Liquidity Amount

(a)	the aggregate amount of Revolving
	Commitments	=	$

(b)	the Revolving Outstanding Amount	=	$

Exhibit B – Form of Compliance Certificate

(c)	the aggregate amount of all revolving commitments under the Non-Extended Facility	=	$

(d)	the Non-Extended Facility Outstanding Amount	=	$

(e)	the amount of readily and immediately available unrestricted cash and Cash Equivalents (excluding, for the avoidance of doubt, cash collateral) of the Parent and its Subsidiaries	=	$

Liquidity = [(a) minus (b)] plus [(c) minus (d)] plus (e)		=	$

Minimum Liquidity Amount			$300,000,000

Compliance			Yes No

As of the Statement
Date

3.	Section 6.15(c)(i) Guarantee Ratio – 80% Coverage Ratio[1]

(a) Rig Value of the Rigs (other than Specified Acquired Rigs) directly wholly owned by the Credit Parties	=	$

(b) aggregate Rig Value of all Rigs (other than Specified Acquired Rigs) of the Parent, its Subsidiaries, and Local Content Entities	=	$

Guarantee Ratio = (a) divided by (b), expressed as
a percentage	=

Minimum Guarantee Ratio		80%

Compliance		Yes No

As of the Statement
Date

1 If the Parent cannot demonstrate compliance with the Guarantee Ratios described in paragraphs 3 and 4 as of the end of the fiscal quarter to which this Compliance Certificate relates, then within 20 days after the deadline for delivering this Compliance Certificate (or such longer period of time permitted by the Administrative Agent in its sole discretion), the Parent shall (i) cause one or more of its Subsidiaries that is not then a Guarantor to execute and deliver to the Administrative Agent a Guaranty, together with all other New Guarantor Documentation and/or (ii) take such other action (including, without limitation, the reactivation of any preservation stacked or cold stacked Rig directly wholly-owned by a Credit Party, as shall be sufficient (collectively for actions taken under clauses (i) and (ii) herein) to cause the Parent and its Subsidiaries to be in compliance with each Guarantee Ratio as of the last date any of such actions have been taken (as demonstrated by a duly executed Compliance Certificate dated as of such date with respect to the Guarantee Ratios, which the Parent shall deliver to the Administrative Agent within such Guarantee Ratio Cure Period).

Exhibit B – Form of Compliance Certificate

4.	Section 6.15(c)(ii) Guarantee Ratio – 3x Coverage Ratio

(a)	Rig Value of the Marketed Rigs directly wholly owned by the Credit Parties	=	$

(b)	the aggregate Revolving Commitments, or, if the Revolving Commitments have been terminated, the Revolving Outstanding Amount	=	$

(c)	aggregate amount of all undrawn commitments under the Non-Extended Facility plus the Non-Extended Facility Outstanding Amount	=	$

(d)	any other Debt, and commitments in respect thereof, of any Credit Party (other than unsecured Intercompany Debt that is contractually subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent) that is secured by a Lien or that is guaranteed by, or has as an obligor, a Subsidiary that directly owns or operates a Rig (or the Parent, if the Parent directly owns or operates any Rig) (other than, so long as the Administrative Agent provides its prior consent in its sole discretion, a Rig temporarily, directly owned or operated by Rowan Delaware)	=	$

(e)	sum of (b) plus (c) plus (d), without duplication	=	$

Guarantee Ratio = (a) divided by (e)		=

Minimum Guarantee Ratio			3.00 to 1.00

Compliance			Yes No

The Parent hereby notifies the Administrative Agent and the Lenders that the Parent’s [10-K][10-Q] has been posted to its website on the Internet.

Exhibit B – Form of Compliance Certificate

IN WITNESS THEREOF, I have hereto signed my name to this Compliance Certificate as of ______________, _______.2

ROWAN COMPANIES PLC[3]

By:
Name:
Title:

2 Insert the last day of the fiscal quarter or fiscal year to which this Compliance Certificate relates.

3 Signatory must be a senior financial officer of the Parent.

Exhibit B – Form of Compliance Certificate

EXHIBIT C

FORM OF SUBSIDIARY GUARANTY

This Subsidiary Guaranty dated as of May 22, 2018 (the “Guaranty”) is among each of the undersigned and any other Subsidiary of the Parent (as defined below) that becomes party to this Guaranty from time to time (individually a “Guarantor” and collectively, the “Guarantors”) in favor of Wells Fargo Bank, National Association, as Administrative Agent for the ratable benefit of the holders of the Guaranteed Obligations (as defined below) (the “Guaranteed Parties”).

INTRODUCTION

A.       RDC Holdings Luxembourg S.à r.l., a Luxembourg private limited liability company (the “Borrower”), Rowan Companies plc, an English public limited company (the “Parent”), the Lender Parties party thereto from time to time, and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, and Issuing Lender, are parties to that certain Credit Agreement dated as of May 22, 2018 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”; the defined terms of which are used herein unless otherwise defined herein).

C.       It is a requirement under the Credit Agreement that each Guarantor guarantee the due payment and performance of all Obligations.

D.       Each Guarantor is a Subsidiary of the Parent and will derive substantial direct and indirect benefit from (i) the transactions contemplated by the Credit Agreement and the other Credit Documents, (ii) the Hedging Arrangements with any Hedge Counterparty and (iii) the Cash Management Agreements with any Cash Management Bank.

E.       Each Guarantor is executing and delivering this Guaranty (a) to induce the Lenders to provide Advances under the Credit Agreement, (b) to induce the Issuing Lenders to provide Letters of Credit under the Credit Agreement, and (c) intending it to be a legal, valid, binding, enforceable and continuing obligation of such Guarantor.

NOW, THEREFORE, in consideration of the premises, the Guarantors, for the benefit of the Guaranteed Parties, do hereby further agree as follows:

AGREEMENT

1.       Guaranty. Each Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Obligations, whether direct or indirect, absolute or contingent, liquidated or unliquidated, voluntary or involuntary and whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, under the Credit Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and, subject to Section 9.1 of the Credit Agreement, all costs, attorneys’ fees and expenses incurred by the Guaranteed Parties in connection with the collection or enforcement thereof), and whether recovery upon Obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against any Credit Party under Debtor Relief Laws, and including interest that accrues after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). Any Guaranteed Party’s books and records showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each Guarantor and conclusive absent manifest error for the purpose of establishing the amount of the Guaranteed Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor (if any), or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to any or all of the foregoing (other than defense of payment or performance in full). Anything contained herein to the contrary notwithstanding, the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar United States federal or state law, or applicable foreign law. Notwithstanding the foregoing, the Guaranteed Obligations shall not include any Excluded Swap Obligations.

2.       No Setoff or Deductions; Taxes; Payments. [Each Guarantor represents and warrants that it is organized and resident in a state of the United States of America.]1Any and all payments by or on account of any obligation of any Guarantor under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable Legal Requirement. If any applicable Legal Requirement (as determined in the good faith discretion of the applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by such applicable withholding agent, then such applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Legal Requirement and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made. As soon as practicable after any payment of Taxes by any Guarantor to a Governmental Authority pursuant to this Section 2, such Guarantor shall deliver to the Administrative Agent the original or a certified copy of any available receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

3.       Rights of Lender. Each Guarantor consents and agrees that the Lender Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate in accordance with the Credit Agreement or otherwise change the time for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security (if any is given) for the payment of this Guaranty or any Guaranteed Obligations; (c) to the extent permitted by law, apply such security (if any is given) and direct the order or manner of sale thereof as the Lender in its sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of such Guarantor under this Guaranty or which, but for this provision, might operate as a discharge of such Guarantor. No Guaranteed Party shall have any right individually to enforce the Guaranty, it being understood and agreed that all powers, rights, and remedies under the Credit Documents may be exercised solely by the Administrative Agent on behalf of the Guaranteed Parties in accordance with the terms of the Credit Documents. This Guaranty may not be enforced against any director, officer, or employee of the Guarantors.

1 Revise if Guarantor is a foreign entity.

4.       Certain Waivers. Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of a Lender, except for such Lender’s behavior which amounts to gross negligence, willful misconduct or material breach of a Credit Document, as determined by a court of competent jurisdiction in a final non-appealable judgment, in each case, as set forth in the Credit Agreement) of the liability of the Borrower (other than defense of payment or performance in full); (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require the Guaranteed Parties to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in any Guaranteed Party’s power whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Guaranteed Party (if any); and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties (except, for the avoidance of doubt, the defense of payment or performance in full). Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

5.       Obligations Independent. The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor, and a separate action may be brought against each Guarantor to enforce this Guaranty whether or not the Borrower or any other person or entity is joined as a party.

6.       Subrogation. Each Guarantor shall not exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty have been paid and performed in full and any commitments of the Guaranteed Parties or facilities provided by the Guaranteed Parties with respect to the Guaranteed Obligations are terminated. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Guaranteed Parties and shall forthwith be paid to the Administrative Agent for the benefit of the Guaranteed Parties to reduce the amount of the Guaranteed Obligations, whether matured or unmatured.

7.       Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all Guaranteed Obligations and any other amounts payable under this Guaranty are paid in full in immediately available funds, all Letters of Credit have expired, terminated or been Cash Collateralized and the Revolving Commitments of the Lender Parties with respect to the Guaranteed Obligations are terminated. Upon the fulfillment of the preceding sentence, this Guaranty shall immediately, automatically terminate without any further action whatsoever. The Administrative Agent shall execute and deliver any instrument or document, make any filing, or take any action reasonably requested by the Borrower or such Subsidiary to effect or evidence any such release at the Borrower’s sole cost and expense. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower or any Guarantor is made, or any Guaranteed Party exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by a Guaranteed Party in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not any Guaranteed Party is in possession of or has released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of each Guarantor under this paragraph shall survive termination of this Guaranty.

8.       Subordination. Each Guarantor hereby subordinates the payment of any obligation of any Credit Party to such Guarantor as subrogee of the Guaranteed Parties or resulting from the Guarantor’s performance under this Guaranty, to the payment in full in immediately available funds of all Guaranteed Obligations. If the Administrative Agent so requests, any such obligation or indebtedness of each Credit Party to any Guarantor shall be enforced and performance received by such Guarantor as trustee for the Administrative Agent for the benefit of the Guaranteed Parties and the proceeds thereof shall be paid over to the Administrative Agent for the benefit of the Guaranteed Parties on account of the Guaranteed Obligations, but without reducing or affecting in any manner the liability of each Guarantor under this Guaranty.

9.       Stay of Acceleration. In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against any Guarantor or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by each Guarantor immediately upon written demand by the Administrative Agent.

10.       Expenses. Subject to Section 9.1 of the Credit Agreement, each Guarantor shall pay not later than ten Business Days after written demand therefor, all out-of-pocket expenses of any Lender Party (including the reasonable fees, charges and disbursements of counsel of any Lender Party) in any way relating to the enforcement or protection of the Administrative Agent or any Guaranteed Party’s rights under this Guaranty or in respect of the Guaranteed Obligations, including any all such out-of-pocket expenses incurred during any “workout” or restructuring in respect of the Guaranteed Obligations and any incurred in the preservation, protection or enforcement of any rights of the Administrative Agent or any Guaranteed Party in any proceeding under any Debtor Relief Laws. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

11.       Miscellaneous. No provision of this Guaranty may be waived, amended, supplemented or modified, except by a written instrument executed by the Administrative Agent, the Majority Lenders and the Guarantors; provided that the Administrative Agent and the Guarantors may amend this Guaranty to correct any obvious errors, mistakes, omissions, defects or inconsistencies of a technical or immaterial nature, and such amendment shall become effective without any further consent of any other party other than the Administrative Agent and the Guarantors. No failure by the Administrative Agent or any Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein. Unless otherwise agreed by the Administrative Agent, the Majority Lenders and the Guarantors in writing, this Guaranty is not intended to supersede or otherwise affect any other guaranty now or hereafter given by the Guarantor for the benefit of the Guaranteed Parties or any term or provision thereof.

12.       Condition of Borrower. Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as the Guarantor requires, and that the Guaranteed Parties have no duty, and such Guarantor is not relying on the Administrative Agent or any other Guaranteed Party at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of the Borrower or any other guarantor (the guarantor waiving any duty on the part of the Administrative Agent or any Guaranteed Party to disclose such information and any defense relating to the failure to provide the same).

13.       Setoff. If and to the extent any payment is not made when due hereunder, the Administrative Agent or any other Guaranteed Party may setoff and charge from time to time any amount so due against any or all of any Guarantor’s accounts or deposits with such Guaranteed Party.

14.       Representations and Warranties. Each Guarantor represents and warrants that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization; (b) the making and performance of this Guaranty are within such Guarantor’s powers; (c) the making and performance of this Guaranty has been duly authorized by all necessary corporate, limited liability company or partnership action [or other applicable company action]2; (d) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as limited by applicable Debtor Relief Laws or similar laws at the time in effect affecting the rights of creditors generally and to the effect of general principles of equity whether applied by a court of law or equity; (e) the making and performance of this Guaranty does not and will not contravene any law or any contractual restriction binding on or affecting such Guarantor except where such contravention could not reasonably be expected to result in a Material Adverse Change; and (f) the making and performance of this Guaranty do not require any authorization or approval or other action by, or any notice or filing with, any Governmental Authority, except notices to or filings with the SEC that may be required from time to time and where the failure to obtain such authorizations or approvals could not reasonably be expected to result in a Material Adverse Change.

15.       Indemnification and Survival. Without limitation on any other obligations of each Guarantor or remedies of the Administrative Agent or any other Guaranteed Party under this Guaranty, and subject to Section 9.1 of the Credit Agreement, each Guarantor shall, to the fullest extent permitted by law, indemnify, defend and save and hold harmless the Administrative Agent and the other Guaranteed Parties from and against, and shall be payable not later than ten Business Days after written demand therefor, all damages, losses, liabilities and expenses (including the fees, charges and disbursements of any counsel for any Guaranteed Party) that may be suffered or incurred by the Administrative Agent or such Guaranteed Party in connection with or as a result of any failure of any Guaranteed Obligations to be the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms. The obligations of each Guarantor under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty. This Section 15 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

2 Include if Guarantor is a foreign entity.

16.       Governing Law; Assignment; Jurisdiction; Notices; Appointment of Process Agent. This Guaranty shall be governed by, and construed in accordance with, the internal laws of the State of NEW YORK. This Guaranty shall (a) bind each Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty without the prior written consent of the Administrative Agent and the Majority Lenders or the Lenders, as required by the Credit Agreement (and any attempted assignment without such consent shall be void), and (b) inure to the benefit of the Administrative Agent, and the other Guaranteed Parties and their respective successors and permitted assigns and each Guaranteed Party may, without notice to any Guarantor, except as required by the Credit Documents, and without affecting each Guarantor’s obligations hereunder, assign, sell or grant participations in the Guaranteed Obligations and this Guaranty, in whole or in part, to the extent permitted by the Credit Agreement. Each Guarantor hereby irrevocably (i) submits to the non-exclusive jurisdiction of any United States Federal or New York state court sitting in the Borough of Manhattan in New York City in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each Guarantor hereby agrees that service of copies of the summons and complaint and any other process which may be served in any such action or proceeding may be made by mailing or delivering a copy of such process to such Guarantor at the address for such Guarantor specified in the Credit Agreement and in the manner provided for notices in Section 9.7 [and Section 9.18]3 of the Credit Agreement. [Each Guarantor not incorporated or organized under the laws of the United States, any State thereof or the District of Columbia (each, a “Foreign Credit Party”) hereby appoints, and shall maintain the appointment of, CT Corporation System (the “Process Agent”), with an office at 111 Eighth Avenue, New York, NY 10011, as its agent to receive on behalf of it and its properties service of copies of the summons and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing by certified mail a copy of such process to any Foreign Credit Party, in care of the Process Agent at the Process Agent’s above address, with a copy to such Foreign Credit Party at its address set forth on Schedule V of the Credit Agreement, and each Foreign Credit Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf. As an alternative method of service, each Foreign Credit Party also irrevocably consents to the service of any and all process in any such action or proceeding by the mailing by certified mail of copies of such process to it at its address set forth on Schedule V of the Credit Agreement. Each Foreign Credit Party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.]4 Nothing in this Section 16 shall affect the right of any Guaranteed Party to serve legal process in any other manner permitted by any applicable Legal Requirement or affect the right of any Guaranteed Party to bring any action or proceeding against any Guarantor or its property in the courts of other jurisdictions.

17.       WAIVER OF JURY TRIAL; FINAL AGREEMENT. TO THE EXTENT ALLOWED BY APPLICABLE LAW, EACH GUARANTOR AND EACH GUARANTEED PARTY EACH IRREVOCABLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS. THIS GUARANTY AND THE OTHER CREDIT DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

3 Revise if Guarantor is a foreign entity.

4 Revise if Guarantor is a foreign entity.

18.       Release of Guarantees. This Guaranty shall be immediately, automatically released with respect to any particular Guarantor that is released from this Guaranty pursuant to Section 5.6(c), (d) or (e) or 9.2(a)(vii) of the Credit Agreement, upon request by the Borrower, and all obligations of such Guarantor will terminate and be automatically released without any further action of any Person. The Administrative Agent shall execute and deliver any instrument or document, make any filing or take any action reasonably requested by the Borrower or such Subsidiary to effect or evidence any such release at the Borrower’s sole cost and expense.

19.       Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Credit Party to honor all of its obligations under its Guaranty in respect of obligations under a Hedging Arrangement with a Hedge Counterparty constituting Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 19 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 19, or otherwise under the Credit Documents, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 19 shall remain in full force and effect until all of the Obligations and any amounts payable under the Credit Agreement have been indefeasibly paid and performed in full and the Revolving Commitments have terminated. Each Qualified ECP Guarantor intends that this Section 19 constitutes, and this Section 19 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For the purposes of this Section 19, “Qualified ECP Guarantor” means, in respect of any Hedging Arrangement with a Hedge Counterparty, each Credit Party that has total assets exceeding $10,000,000 at the time the relevant guarantee becomes effective with respect to such Hedging Arrangement or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

[Signature Page Follows]

Executed as of the day, month and year first written above.

[__________________]

By:
Name:
Title:

EXHIBIT D

FORM OF NOTICE OF BORROWING

[Date]

Wells Fargo Bank, National Association

1525 West W.T. Harris Blvd.

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Telephone No.: (704) 590-2706

Telecopy No.: (704) 590-2790

E-mail: agencyservices.requests@wellsfargo.com

Ladies and Gentlemen:

The undersigned, RDC Holdings Luxembourg S.à r.l., a Luxembourg private limited liability company (“société à responsabilité limitée”), having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 167.417 (“Borrower”), refers to the Credit Agreement dated as of May 22, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Borrowing as defined therein unless otherwise defined in this Notice of Borrowing) among the Borrower, Rowan Companies plc, an English public limited company, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, an Issuing Lender and a Lender. The Borrower hereby gives you irrevocable notice pursuant to [Section 2.4(a)][Section 2.5(a)] of the Credit Agreement that the Borrower hereby requests a borrowing consisting of [Swingline Advances] [Revolving Advances], and in connection with that request sets forth below the information relating to such borrowing (the “Proposed Borrowing”) as required by [Section 2.4(h)][Section 2.5(a)] of the Credit Agreement:

(a)	The Business Day of the Proposed Borrowing is _____________, _____.

(b)	The Proposed Borrowing will be composed of [Swingline Advances][Revolving Advances].

(c)	The Proposed Borrowing will be a [Eurodollar Advance][Base Rate Advance].

(d)	The aggregate amount of the Proposed Borrowing is $____________.

(e)	[The Interest Period for each Eurodollar Advance made as part of the Proposed Borrowing is _____ month(s).]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

Exhibit D – Form of Notice of Borrowing

(i)	The representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects, on and as of the date of the Proposed Borrowing, before and after giving effect to such Proposed Borrowing, as though made on the date of the Proposed Borrowing (provided that to the extent any representation and warranty is qualified as to “Material Adverse Change” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) except for those representations and warranties that are expressly made as of an earlier date or period which were true and correct as of such earlier date or period.

(ii)	No Default has occurred and is continuing, or would result from such Proposed Borrowing.

(iii)	After giving pro forma effect to the Proposed Borrowing and any transactions anticipated to occur in the period of five Business Days following the date thereof, the aggregate amount of Available Cash shall not exceed $200,000,000.

(iv)	After giving pro forma effect to the Proposed Borrowing, the aggregate amount of Available Cash [will][will not] exceed $200,000,000.

(v)	[The Administrative Agent has received a Use of Proceeds Certificate from the undersigned with respect to the Proposed Borrowing.][1]

(vi)	(1) As of the date of the Proposed Borrowing, the aggregate amount any Net Cash Proceeds of issuances of, or capital contributions on account of, Equity Interests of the Parent excluded from the calculation of “Available Cash” pursuant to clause (d) of the definition thereof is $______________, (2) such net cash proceeds were received on __________, ___, and (3) the intended purpose of such net cash proceeds is ______________.

(vii)	[The amount of unused commitments to advance loans under the Non-Extended Facility is $____________.][2]

1 To be included if the aggregate amount of Available Cash would exceed $200,000,000 after giving effect to the Proposed Borrowing, excluding the effect of any other transactions that have not occurred prior to or simultaneously with the Proposed Borrowing.

2 To be included prior to the termination of the Non-Extended Facility.

Exhibit D – Form of Notice of Borrowing

Very truly yours,

RDC HOLDINGS LUXEMBOURG S.À R.L.

By:
Name:
Title:

Exhibit D – Form of Notice of Borrowing

EXHIBIT E

NOTICE OF CONVERSION OR CONTINUATION

_________________, _______

Wells Fargo Bank, National Association

1525 West W.T. Harris Blvd.

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Telephone No.: (704) 590-2706

Telecopy No.: (704) 590-2790

E-mail: agencyservices.requests@wellsfargo.com

Ladies and Gentlemen:

The undersigned, RDC Holdings Luxembourg S.à r.l., a Luxembourg private limited liability company (“société à responsabilité limitée”), having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 167.417 (“Borrower”), refers to the Credit Agreement dated as of May 22, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Notice of Conversion or Continuation as defined therein unless otherwise defined in this Notice of Conversion or Continuation) among the Borrower, Rowan Companies plc, an English public limited company, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, Issuing Lender and a Lender. The Borrower hereby gives you irrevocable notice pursuant to Section 2.5(b) of the Credit Agreement that the Borrower hereby requests a [Conversion][Continuation] of outstanding Revolving Advances and in connection with that request sets forth below the information relating to such Borrowing (the "Proposed Borrowing") as required by Section 2.5(b) of the Credit Agreement:

1.       The Business Day of the Proposed Borrowing is _______________, ____.

2.       The aggregate amount of the existing Revolving Advances to be [Converted] [Continued] is $ _______ and is comprised of [Base Rate Advances][Eurodollar Advances] (“Existing Advances”).

3.       The Proposed Borrowing consists of [a Conversion of the Existing Advances to [Base Rate Advances] [Eurodollar Advances]] [a Continuation of the Existing Advances].

[4.       The Interest Period for each Eurodollar Advance of this Proposed Borrowing is ___ month[s]].

Exhibit E – Notice of Conversion or Continuation

Very truly yours,

RDC HOLDINGS LUXEMBOURG S.À R.L.

By:
Printed Name:
Title:

Exhibit E – Notice of Conversion or Continuation

EXHIBIT F-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RDC Holdings Luxembourg S.à r.l., a Luxembourg private limited liability company (“société à responsabilité limitée”), having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 167.417, as borrower (“Borrower”), Rowan Companies plc, an English public limited company, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender (as each term is defined therein).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the indebtedness resulting from Advances (as well as any Note(s) evidencing such indebtedness) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

Exhibit F-1 – Form U.S. Tax Compliance Certificate

EXHIBIT F-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RDC Holdings Luxembourg S.à r.l., a Luxembourg private limited liability company (“société à responsabilité limitée”), having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 167.417, as borrower (“Borrower”), Rowan Companies plc, an English public limited company, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender (as each term is defined therein).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, and (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

Exhibit F-2 – Form U.S. Tax Compliance Certificate

EXHIBIT F-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 22, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RDC Holdings Luxembourg S.à r.l., a Luxembourg private limited liability company (“société à responsabilité limitée”), having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 167.417, as borrower (“Borrower”), Rowan Companies plc, an English public limited company, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender (as each term is defined therein).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20__

Exhibit F-3 – Form U.S. Tax Compliance Certificate

EXHIBIT F-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 22, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among RDC Holdings Luxembourg S.à r.l., a Luxembourg private limited liability company (“société à responsabilité limitée”), having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 167.417, as borrower (“Borrower”), Rowan Companies plc, an English public limited company, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender and an Issuing Lender (as each term is defined therein).

Pursuant to the provisions of Section 2.14 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the indebtedness resulting from Advances (as well as any Note(s) evidencing such indebtedness) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such indebtedness resulting from Advances (as well as any Note(s) evidencing such indebtedness), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20__

Exhibit F-4 – Form U.S. Tax Compliance Certificate

EXHIBIT G

FORM OF LETTER OF CREDIT REQUEST

[Date]

Wells Fargo Bank, National Association

1525 West W.T. Harris Blvd.

Mail Code: D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Telephone No.: (704) 590-2706

Telecopy No.: (704) 590-2790

E-mail: agencyservices.requests@wellsfargo.com

Ladies and Gentlemen:

The undersigned, RDC Holdings Luxembourg S.à r.l., a Luxembourg private limited liability company (“société à responsabilité limitée”), having its registered office at 48, Boulevard Grande-Duchesse Charlotte, L-1330 Luxembourg, registered with the Luxembourg Trade and Companies Register under number B 167.417 (“Borrower”), refers to the Credit Agreement dated as of May 22, 2018 (as the same may be amended, restated, supplemented or otherwise modified from time-to-time, the “Credit Agreement,” the defined terms of which are used in this Letter of Credit Request as defined therein unless otherwise defined in this Letter of Credit Request) among the Borrower, Rowan Companies plc, an English public limited company, the lenders party thereto (the “Lenders”), and Wells Fargo Bank, National Association, as Administrative Agent, Swingline Lender, an Issuing Lender and a Lender. The Borrower hereby gives you irrevocable notice pursuant to Section 2.3(c) of the Credit Agreement that the Borrower hereby requests [the [amendment][increase][extension] of an existing][a] letter of credit, and in connection with that request sets forth below the information relating to such letter of credit (the “Proposed Letter of Credit”) as required by Section 2.3(c) of the Credit Agreement:

(a)	The Business Day of the [issuance][amendment][increase][extension] of the Proposed Letter of Credit is _____________, _____.

(b)	The expiration date of the Proposed Letter of Credit is ________, 20__.

(c)	The amount of the Proposed Letter of Credit is $____________.

(d)	The Proposed Letter of Credit will be denominated in _________. [1]

(e)	[The Proposed Letter of Credit to be amended, increased or extended is _______________.]

The Borrower hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Letter of Credit:

1 Letters of Credit may be issued in Dollars or in an Alternative Currency.

Exhibit G – Form of Letter of Credit Request

(i)	The representations and warranties contained in the Credit Agreement and each of the other Credit Documents are true and correct in all material respects, on and as of the date of the Proposed Letter of Credit, before and after giving effect to such Proposed Letter of Credit, as though made on the date of the Proposed Letter of Credit (provided that to the extent any representation and warranty is qualified as to “Material Adverse Change” or otherwise as to “materiality”, such representation and warranty is true and correct in all respects) except for those representations and warranties that are expressly made as of an earlier date or period which were true and correct as of such earlier date or period.

(ii)	No Default has occurred and is continuing, or would result from such Proposed Letter of Credit.

(iii)	[The amount of availability to issue letters of credit under the Non-Extended Facility is $____________.][2]

2 To be included prior to the termination of the Non-Extended Facility for any issuance of a Letter of Credit.

Exhibit G – Form of Letter of Credit Request

Very truly yours,

RDC HOLDINGS LUXEMBOURG S.À R.L.

By:
Name:
Title:

Exhibit G – Form of Letter of Credit Request

SCHEDULE I

Pricing Schedule

The Applicable Margin with respect to each Type and Class of Advance, the Letters of Credit and the Commitment Fees shall be determined in accordance with the following table based on the Borrower’s Debt Rating (as hereinafter defined). Adjustments, if any, to such Applicable Margin shall be effective on the date of a publicly announced change in a Debt Rating and ending on the date immediately preceding the effective date of the next such change.

		Revolving Credit Facility
Pricing Level	Debt Rating	Eurodollar Margin	Base Rate Margin	Commitment Fee
Level I	BB+/Ba1 or higher	2.750%	1.750%	0.375%
Level II	BB/Ba2	3.000%	2.000%	0.500%
Level III	BB-/Ba3	3.250%	2.250%	0.500%
Level IV	B+/B1	3.500%	2.500%	0.625%
Level V	B/B2	4.000%	3.000%	0.700%
Level VI	Lower than B/B2	4.250%	3.250%	0.700%

“Debt Rating” means, as of any date of determination, the rating as determined by S&P and Moody’s (collectively, the “Debt Ratings”) of the Parent’s (or Rowan Delaware’s if the Parent is not rated) unenhanced senior unsecured debt; provided that (a) if a Debt Rating is issued by each of the foregoing rating agencies, then the higher of such Debt Ratings shall apply (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level VI being the lowest), unless there is a split in Debt Ratings of more than one Pricing Level, in which case the Applicable Margin shall be determined by reference to the Debt Rating immediately below that of the higher of the Debt Ratings; (b) if either Moody’s or S&P (but not both) shall have in effect a Debt Rating, then the Pricing Level shall be determined by the Debt Rating issued by either Moody’s or S&P, as the case may be; (c) if neither Moody’s nor S&P shall have in effect a Debt Rating (other than by reason of the circumstances referred to in clause (d) of this definition), then the Pricing Level shall be deemed to be Pricing Level VI; and (d) if the rating system of Moody’s or S&P shall change, or if both such rating agencies shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agencies and, pending the effectiveness of any such amendment, the Applicable Margin shall be determined by reference to the rating most recently in effect prior to such change or cessation. For purposes of this definition, “Pricing Level” refers to the corresponding row of the table set forth in the definition of “Applicable Margin”.

Schedule I to Credit Agreement

SCHEDULE II

Revolving Commitments

LENDER	REVOLVING COMMITMENT
Wells Fargo Bank, National Association	$113,392,857.17

Bank of America, N.A.	$113,035,714.28

Citibank, N.A.	$113,035,714.28

Barclays Bank PLC	$113,035,714.28

MUFG Bank, Ltd.	$113,035,714.28

DNB Capital LLC	$100,714,285.71

Goldman Sachs Bank USA	$78,750,000.00

HSBC Bank USA, N.A.	$75,000,000.00

M&T Bank	$75,000,000.00

The Bank of Nova Scotia, Houston Branch	$33,750,000.00

ZB, N.A. dba Amegy Bank	$26,250,000.00

Total	$955,000,000.00

Schedule II to Credit Agreement

SCHEDULE III

Existing Letters of Credit

LC Issuing Bank	Applicant Name	Beneficiary Name	LC #	Issue Date	Maturity Date	Amount	Currency
Wells Fargo Bank, N.A.	Rowan Drilling (U.K.) Limited	HSBC Bank plc	IS000005419U	6/29/2017	11/15/2019	$5,000,000	USD

Schedule III to Credit Agreement

SCHEDULE IV

Letter of Credit Sublimits

ISSUING LENDER	LETTER OF CREDIT SUBLIMIT

Wells Fargo Bank, National Association	$21,428,571

Citibank, N.A.	$21,428,571

DNB Bank ASA, New York Branch	$21,428,571

Bank of America, N.A.	$21,428,571

Barclays Bank PLC	$21,428,571

MUFG Bank, Ltd.	$21,428,571

Schedule IV to Credit Agreement

SCHEDULE V

Notice Information

ADMINISTRATIVE AGENT
Wells Fargo Bank, National Association	Address:	1525 W WT Harris Boulevard
Charlotte, NC 28262
Mail Code: D1109-019
	Attn:	Syndication Agency Services
	Telephone:	(704) 590-2706
	Facsimile:	(704) 590-2790

with a copy to:
	Address:	1000 Louisiana, 9th Floor
MAC T5002-090
Houston, Texas 77002
	Attn:	Michael G. Janak, Managing Director
	Telephone:	(713) 319-1924
ISSUING LENDERS
Wells Fargo Bank, National Association	Address:	1525 W WT Harris Boulevard
Charlotte, NC 28262
Mail Code: D1109-019
	Attn:	Syndication Agency Services
	Telephone:	(704) 590-2706
	Facsimile:	(704) 590-2790

with a copy to:
	Address:	1000 Louisiana, 9th Floor
MAC T5002-090
Houston, Texas 77002
	Attn:	Michael G. Janak, Managing Director
	Telephone:	(713) 319-1924
Citibank, N.A.	Address:	1615 Brett Road, Building III
New Castle, DE 19720
	Attn:	Shalinia Leelama
	Telephone:	201-472-4404
	Facsimile:	201-472-4404

with a copy to:
	Address:	1615 Brett Road, Building III
New Castle, DE 19720
	Attn:	Joy Deel Sarkar
	Telephone:	201-472-4404
	Facsimile:	201-472-4404
DNB Bank ASA, New York Branch	Address:	200 Park Avenue, 31st Floor
New York, NY 10166
	Attn:	Andrew Shohet and Evan Uhlick
	Telephone:	212-681-3860 and 212-681-3890

Schedule V to Credit Agreement

Bank of America, N.A.	Address:	700 Louisiana, 13th Floor
Houston, TX 77002
	Attn:	Michael Clayborne
	Telephone:	713-247-6800
	Facsimile:	713-247-7286
Barclays Bank PLC, New York Branch	Address:	745 7th Avenue, 25th Floor
New York, NY 10019
	Attn:	Patrick Shields
	Telephone:	(212) 526-9531
	Facsimile:	(212) 526-5115
MUFG Bank, Ltd.	Address:	1251 Avenue of the Americas
New York, NY 10020-1104
	Attn:	Trade Service Operations/Standby LC Section
	Telephone:	201-413-8823/8160
	Facsimile:	201-521-2312/2336
CREDIT PARTIES
Borrower and Guarantors	Address:	2800 Post Oak Blvd.
Suite 5450
Houston, Texas 77056-6189
	Attn:	Stephen M. Butz, Executive Vice President,
Chief Financial Officer
	Telephone:	(713) 968-6663
	Facsimile:	(713) 960-7509

with a copy to:
	Attn:	Mark F. Mai, Executive Vice
President, General Counsel & Secretary
	Telephone:	(713) 968-6848
	Facsimile:	(713) 960-7509
	Attn:	Darin J. Gibbins, Vice
President, FP&A and Treasurer
	Telephone:	(713) 968-6861
	Facsimile:	(713) 960-7509

Schedule V to Credit Agreement

SCHEDULE 6.1(B)

Existing Debt

1.	Debt of Rowan Delaware, the Parent or an Approved Affiliate under the 7.875% Senior Notes, due August 2019

2.	Debt of Rowan Delaware, the Parent or an Approved Affiliate under the 4.875% Senior Notes, due June 2022

3.	Debt of Rowan Delaware, the Parent or an Approved Affiliate under the 4.75% Senior Notes, due January 2024

4.	Debt of Rowan Delaware, the Parent or an Approved Affiliate under the 7.375% Senior Notes, due June 2025

5.	Debt of Rowan Delaware, the Parent or an Approved Affiliate under the 5.400% Senior Notes, due December 2042

6.	Debt of Rowan Delaware, the Parent or an Approved Affiliate under the 5.85% Senior Notes, due January 2044

7.	Guarantee obligations under that certain Guaranty dated May 26, 2017, executed by the Parent in favor of Citigroup Inc. and each subsidiary or affiliate thereof, including Citibank, N.A., that in the aggregate on the Closing Date do not exceed $6,000,000.

8.	The below listed letters of credit, issued by Wells Fargo Bank, National Association under that certain Standby Letter of Credit Agreement dated May 2, 2012, executed by Rowan Companies, Inc.:

Entity	LC Number	Beneficiary of LC	Foreign	US$		Expires
Wells Fargo Issued:
Rowan Companies, Inc.	NZS605294	ACE USA		$130,266.00		9/18/2018
Rowan Offshore Luxembourg S.à r.l.	IS0385085U	Ministry of Economy	50,000.00AED	$13,611.00	*	2/17/2019

			Wells Fargo	$143,877.00

*Conversion from Arab Emirates Dirham to United States Dollars calculated as of March 31, 2018.

Schedule 6.1(b) to Credit Agreement

9.          The below listed letters of credit, issued by Citibank, N.A.:

Entity	LC Number	Beneficiary of LC	Foreign	US$		Expires
Citibank Issued:
Rowan Drilling (Trinidad) Ltd	EXL	Trinidad Government	1,500,000.00TTD	$223,490.32	*	1/15/2019**

			Citibank	$223,490.32

* Conversion from Trinidad & Tobago Dollars to United States Dollars calculated as of March 31, 2018.

** Subject to automatic renewal.

10.         The below listed letters of credit, issued by DNB:

Entity	LC Number	Beneficiary of LC	Foreign	US$		Expires
DNB Issued:
Rowan (Gibraltar) Ltd - Norway	636020125625	Tollregion Vest-Norge	5,000,000.00NOK	$637,500.00	*	6/27/2018**
Rowan (Gibraltar) Ltd - Norway	636020133126	Jab Eiendom AS	4,159,312.00NOK	$530,312.28	*	11/30/2018
Rowan (Gibraltar) Ltd - Norway	636020136418	Tollregion Vest-Norge	6,450,000.00NOK	$822,375.00	*	2/9/2019
			DNB	$1,990,187.28

* Conversion from Norwegian Krone to United States Dollars calculated as of March 31, 2018.

** Subject to automatic renewal.

Schedule 6.1(b) to Credit Agreement

SCHEDULE 6.2

Existing Liens

None.

Schedule 6.2 to Credit Agreement

Schedule 6.9(k)

Existing ARO JV Investments

1.	Equity investments held by Rowan Rex Limited constituting 50% of the Equity Interests (as of the Closing Date) in Saudi Aramco Rowan Offshore Drilling Company under that certain Shareholders’ Agreement, dated 21 November 2016, between Rowan Rex Limited and Saudi Aramco Development Company.

2.	Outstanding debt obligations, in the principal amount of $270,156,945.11 on the Closing Date, owed by Saudi Aramco Rowan Offshore Drilling Company to Rowan Rex Limited under that certain Loan Agreement, dated 17 October 2017, and evidenced by that certain Promissory Note, dated 17 October 2017, as reduced pursuant to that certain Repayment Notice, dated 17 October 2017.

Schedule 6.9(k) to Credit Agreement